      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1998

                                                    REGISTRATION NO. 333-45581
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                     TO THE
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                                       ON
                                    FORM S-4
                            ------------------------

                          WINSTAR COMMUNICATIONS, INC.
          (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    4812                                   13-3585278
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER
                                                                                        OF WINSTAR COMMUNICATIONS, INC.)

                            ------------------------

                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 584-4000

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            WILLIAM J. ROUHANA, JR.
               CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                          WINSTAR COMMUNICATIONS, INC.
                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 584-4000

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:


                            DAVID ALAN MILLER, ESQ.
                            GRAUBARD MOLLEN & MILLER
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                           TELEPHONE: (212) 818-8800
                              FAX: (212) 818-8881
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED           PROPOSED
         TITLE OF EACH CLASS OF            AMOUNT TO BE   MAXIMUM OFFERING   MAXIMUM AGGREGATE      AMOUNT OF
      SECURITIES TO BE REGISTERED           REGISTERED     PRICE PER NOTE     OFFERING PRICE     REGISTRATION FEE
Series C 14 1/4% Senior Cumulative
Exchangeable Preferred Stock Due 2007
('New Preferred Stock')(1)..............      175,000          $1,000(2)       $ 175,000,000        $53,030.30
Total...................................                                       $ 175,000,000        $53,030.30(3)

(1) The New Preferred Stock being registered hereby are being offered by WinStar Communications, Inc. (the 'Company'), in exchange for certain outstanding shares of Old Preferred Stock.

(2) Represents the liquidation amount of each of the shares of Old Preferred Stock for which the New Preferred Stock will be exchanged.

(3) Filing fee previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 11, 1998

PROSPECTUS

                          WINSTAR COMMUNICATIONS, INC.
                            ------------------------

                        OFFER TO EXCHANGE SHARES OF ITS
    SERIES C 14 1/4% SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK DUE 2007
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                  FOR ANY AND ALL OF ITS OUTSTANDING SHARES OF
    SERIES C 14 1/4% SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK DUE 2007

     WinStar Communications, Inc. ('Company') hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal ('Letter of Transmittal') to exchange one share of its Series C 14 1/4% Senior Cumulative Exchangeable Preferred Stock Due 2007 ('New Preferred Stock') which has been registered under the Securities Act of 1933, as amended ('Securities Act'), for each outstanding share of its Series C 14 1/4% Senior Cumulative Exchangeable Preferred Stock Due 2007 ('Old Preferred Stock' and, together with the New Preferred Stock, the 'Exchangeable Preferred Stock'), of which 175,000 shares having an aggregate liquidation preference of $175,000,000 are outstanding as of the date hereof. The terms of the New Preferred Stock are substantially identical in all material respects (e.g., aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Stock, except that the New Preferred Stock has been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Stock. See 'The Exchange Offer' and 'Description of the Exchangeable Preferred Stock.'

     The Company will accept for exchange any and all shares of Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 15, 1998 (such time and date, as it may be extended, being referred to herein as the 'Expiration Date'). Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. The Company will not receive any proceeds from the Exchange Offer. See 'The Exchange Offer.'

     The Exchange Offer is being made to satisfy certain obligations of the Company under a registration rights agreement ('Registration Rights Agreement') dated as of December 17, 1997 between the Company and the initial purchasers of the Old Preferred Stock named therein (the 'Initial Purchasers'). Following the completion of the Exchange Offer, holders of shares of the Old Preferred Stock not tendered in the Exchange Offer will not have any further registration rights (except that the Company may be required to file a Shelf Registration Statement (as defined) in certain limited instances) and such shares will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's shares of Old Preferred Stock could be adversely affected if the holder does not participate in the Exchange Offer. See 'Risk Factors--Consequences For Non-Tendering Holders of the Old Preferred Stock.'


     The Old Preferred Stock was originally issued and sold on December 22, 1997 in a transaction exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and by Section 4(2) of the Securities Act (the 'December 1997 Preferred Stock Placement'). Accordingly, the Old Preferred Stock may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

                                                   (Continued on following page)

     THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS OF OLD PREFERRED STOCK ON MAY 13, 1998.

     SEE 'RISK FACTORS' ON PAGE 21 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY 11, 1998.

(Continuation of cover page)

     Each share of Exchangeable Preferred Stock has a liquidation preference of $1,000 ('Liquidation Preference'). Dividends on the Exchangeable Preferred Stock accrue from December 22, 1997 at the rate per share of 14 1/4% of the Accumulated Amount (as defined) per annum, compounded semiannually on each June 15 and December 15, but will not be payable in cash, except as set forth in the next sentence. Commencing on the first June 15 or December 15 (each a 'Dividend Payment Date') which is at least six months after the later of December 15, 2002, and the Specified Debt Satisfaction Date (as defined) (the 'Cash Payment Date'), dividends on the Exchangeable Preferred Stock will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Dividend Payment Date preceding such date. In the event that the Specified Debt Satisfaction Date shall not have occurred before December 15, 2002, the rate otherwise applicable to the Exchangeable Preferred Stock shall be increased by 150 basis points from December 15, 2002, until the Dividend Payment Date falling on or after the Specified Debt Satisfaction Date.

     The Exchangeable Preferred Stock is not redeemable prior to December 15, 2002. On or after December 15, 2002, the Exchangeable Preferred Stock is redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accumulated and unpaid dividends, if any, to the date of redemption. The Company is required to redeem the Exchangeable Preferred Stock at the Liquidation Preference thereof, plus accumulated and unpaid dividends, if any, on December 15, 2007, out of any funds legally available therefor.

     The Exchangeable Preferred Stock ranks (i) senior to all existing and future Junior Stock, including the Series A Preferred Stock (as defined); (ii) on a parity with all existing and future Parity Stock; and (iii) junior to all future Senior Stock. In addition, as equity, the Exchangeable Preferred Stock will rank junior in right of payment to all indebtedness of the Company and its subsidiaries. See 'Description of the Exchangeable Preferred Stock.' As of December 31, 1997, after giving effect to the Pro Forma Transactions (as defined), the Company would have had, on a consolidated basis, approximately $1,382.8 million of indebtedness (including approximately $373.2 million of outstanding indebtedness and other liabilities, including trade payables, of the Company's subsidiaries).

     On any scheduled Dividend Payment Date following the Specified Debt Satisfaction Date, the Company may, at its option, exchange all but not less than all of the shares of Exchangeable Preferred Stock then outstanding for 14 1/4% Senior Subordinated Deferred Interest Notes Due 2007 ('Exchange Debentures') in an aggregate Accumulated Amount equal to the aggregate Accumulated Amount of the shares of Exchangeable Preferred Stock outstanding at the time of such exchange, plus accumulated and unpaid dividends to the date of exchange. The issuance of the Exchange Debentures upon each exchange is registered under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part. Until the Cash Payment Date, interest on the outstanding Exchange Debentures, if any, will accrue at a rate of 14 1/4% of the Accumulated Amount per annum and will be compounded semiannually on each June 15 and December 15 (each an 'Interest Payment Date') but will not be payable in cash except as set forth in the next sentence. Commencing on the first Interest

Payment Date following the later of the Exchange Date (as defined) or the Cash Payment Date, interest will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Exchange Date. The Exchange Debentures, if issued, will be unsecured, senior subordinated obligations of the Company, subordinated in right of payment to all Senior Indebtedness of the Company and to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries, and will rank pari passu with the Company's existing 15% Senior Subordinated Deferred Interest Notes Due 2007 (the 'October 1997 Notes') and the Company's 14% Convertible Senior Subordinated Discount Notes Due 2005 (the 'Convertible Notes'). As of December 31, 1997, after giving effect to the Pro Forma Transactions, the Company would have had, approximately $570.0 million of Senior Indebtedness, on an unconsolidated basis and the Company's subsidiaries would have had, approximately $117.1 million of outstanding liabilities (other than liabilities guaranteed by the Company). The Exchange Debentures, if issued, will not be redeemable prior to December 15, 2002. On or after December 15, 2002, the Exchange Debentures will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. See 'Description of the Exchange Debentures.'

     Based on interpretations by the staff of the Securities and Exchange Commission (the 'Commission') with respect to similar transactions set forth in no-action letters issued to third parties unrelated to the Company, the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof who are not 'affiliates' of the Company (within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, however, that the New Preferred Stock is acquired in the ordinary course of the holders' business, such holders have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Preferred Stock and neither the holders nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     Prior to this Exchange Offer, there has been no public market for the Exchangeable Preferred Stock. The Old Preferred Stock has traded on the Private Offerings, Resale and Trading through Automated Linkages ('PORTAL') Market. If a market for the New Preferred Stock should develop, the New Preferred Stock could trade at prices higher or lower than their original offering price. The Company does not currently intend to list the New Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Preferred Stock will develop. See 'Risk Factors--Absence of Public Market for the Exchangeable Preferred Stock.'

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Available Information......................................................................................     4
Incorporation of Information by Reference..................................................................     5
Prospectus Summary.........................................................................................     6
Risk Factors...............................................................................................    21
The Exchange Offer.........................................................................................    31
Description of the Exchangeable Preferred Stock............................................................    38
Description of the Exchange Debentures.....................................................................    52
Description of Other Capital Stock.........................................................................    81
Description of Certain Other Indebtedness..................................................................    84
Certain U.S. Federal Income Tax Consequences...............................................................    86
Plan of Distribution.......................................................................................    91
Legal Matters..............................................................................................    92
Experts....................................................................................................    92

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Preferred Stock offered in the Exchange Offer (and the Exchange Debentures issuable upon the exchange of the Exchangeable Preferred Stock). For the purposes hereof, the term 'Registration Statement' means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Company and the New Preferred Stock offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 ('Washington Office'), or at its regional offices at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 ('Chicago Office'), and at Seven World Trade Center, 13th Floor, New York, New York 10048 ('New York Office'). Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its Washington Office.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ('Exchange Act'), and in accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Washington Office, Chicago Office and New York Office. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains certain reports, proxy and information statements and other information relating to the Company, which the Company has filed via the Commission's electronic data gathering and retrieval (EDGAR) system. The Web site can be reached at http://www.sec.gov.

     If the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, so long as any Exchangeable Preferred Stock or Exchange Debentures are outstanding, it will file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act. The Company will supply Continental Stock Transfer & Trust Company, as exchange agent ('Exchange Agent') and each holder of Exchangeable Preferred Stock, or will supply to the Transfer Agent for forwarding to each such holder, without cost to such holder, copies of such reports or other information.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The following documents or information have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

(1) Annual Report on Form 10-K (as amended) for the year ended December 31,
    1997;

(2) Current Report on Form 8-K/A filed January 30, 1998;

(3) Current Report on Form 8-K/A filed February 5, 1998;

(4) Current Report on Form 8-K filed March 12, 1998;

(5) Current Report on Form 8-K filed March 30, 1998; and

(6) Proxy Statement, filed May 6, 1998.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to WinStar Communications, Inc., 230 Park Avenue, Suite 2700, New York, New York 10169 (telephone 212-584-4000), Attention: Investor Relations, a copy of any and all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus. All such documents can also be retrieved from the Commission's electronic data gathering and retrieval (EDGAR) system at www.sec.gov.

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the detailed information and financial statements (and notes thereto) incorporated by reference into or appearing elsewhere in this Prospectus. Unless otherwise indicated, references herein to the 'Company' or 'WinStar' refer to WinStar Communications, Inc. and, where appropriate, its subsidiaries. Wireless Fiber(Service Mark) is a service mark and WinStar(Registered) is a trademark of WinStar Communications, Inc.

                                  THE COMPANY

GENERAL

     WinStar provides facilities-based voice and data telecommunications services to businesses and other customers in major metropolitan areas throughout the United States. WinStar holds licenses ('Wireless Licenses') which provide it with the largest amount of 38 GHz radio spectrum in the country, covering more than 110 Metropolitan Statistical Areas ('MSAs') with a total population of approximately 185 million, including the 50 largest MSAs. WinStar is building a unique nationwide network using its fiber-quality digital capacity in the 38 GHz band ('Wireless Fiber') in order to provide its customers with a broad range of attractively priced services and an alternative to the incumbent local exchange carriers ('ILECs'), other competitive local exchange carriers ('CLECs') and the interexchange carriers ('IXCs'). WinStar believes that its ability to provide information content and services further differentiates it from competitors. The annual business telecommunications market in the United States is estimated at $110 billion, with local telephony and data services, WinStar's target segment, accounting for approximately $47 billion.

     WinStar is rapidly building a modern telecommunications infrastructure. It currently provides telecommunications services on a switched basis in 24 major metropolitan markets, including Atlanta, Boston, Chicago, Dallas, Los Angeles, New York City, San Diego and Washington, D.C. WinStar expects to provide telecommunications services using its own switches in 30 major metropolitan markets by the end of 1998 and 40 major metropolitan markets by the end of 1999. WinStar's network buildout has been accelerated through several recent strategic acquisitions. In October 1997, WinStar purchased from US ONE Communications Corp. ('US ONE') twelve Lucent 5ESS switches, seven of which are located in markets that WinStar had targeted but had not yet entered. In January 1998, WinStar purchased GoodNet, a Tier I Internet service provider ('ISP'), from Telesoft Corp. ('Telesoft'). GoodNet maintains a national Asynchronous Transfer Mode ('ATM') backbone, points of presence ('POPs') in 27 cities throughout the United States and more than 130 peering arrangements with other ISPs. Also in January 1998, as part of its acquisition of the assets of Midcom Communications

Inc. ('Midcom'), WinStar acquired PacNet, a data transmission services provider. PacNet maintains a network of frame relay data switches, POPs in 20 cities throughout the western United States and, through its membership in the Unispan consortium, interconnection and cooperative service arrangements with other frame relay providers with networks across the United States and internationally.

NETWORK STRENGTHS

     WinStar believes that its Wireless Fiber and switch-based infrastructure provides it with significant competitive advantages, including:

     Ability to Provide a Full Range of Voice and Data Telecommunications Services. The large amount of bandwidth afforded by the Wireless Licenses, together with WinStar's voice and data switching facilities, allow WinStar to offer customers a full range of voice and data telecommunications services, including (i) local dial tone, private branch exchange ('PBX') trunks, individual business lines, Centrex and long distance, (ii) data services, such as Internet access, Wide Area Network ('WAN') services utilizing frame relay, Internet Protocol ('IP') and ATM data transport, and private network services and (iii) facilities-based broadband local access and digital network services ('Carrier Services'). WinStar holds Wireless Licenses in each of the 50 largest MSAs. Including certain additional licenses which WinStar has agreed to acquire, the Wireless Licenses cover an average of approximately seven 100 MHz channels in the 20 largest U.S. markets and four 100 MHz channels in the next 20 largest U.S. markets. Each 100 MHz Wireless Fiber channel can support transmission capacity of one DS-3 at 45 Mbps, which is over 750 times the rate of the fastest dial-up modem in general use (56 Kbps) and over 350 times the rate of the fastest integrated services digital network line in general use (128 Kbps). It is anticipated that the Company's commercial deployment of multipoint facilities, planned to begin in late 1998, will allow a single 100 MHz Wireless Fiber channel to support one OC-3 equivalent of capacity at 155 Mbps.

     Rapid and Cost-Effective Deployment of Infrastructure. Wireless Fiber services generally can be deployed considerably more rapidly than wireline services because of the construction time and permit procedures required for wireline buildout. Further, the equipment used for 38 GHz transmission (e.g., antennae, transceivers and digital interface units) is small, unobtrusive and relatively inexpensive.

     Ability to Penetrate Target Markets. In implementing its network plan, WinStar identifies strategically located sites to serve as hubs in each of its metropolitan areas. These hub sites are connected via Wireless Fiber links to customer buildings. Certain characteristics of the 38 GHz frequency, including the effective range of its radio signal and the small amount of dispersion (i.e., scattering) of the radio beam as compared to the more dispersed radio beams produced at lower frequencies, allow for multiple hub sites using the same channel in a licensed area. Further, WinStar's ability to use multiple 38 GHz channels in its target markets provides it with advantages over other providers of fixed wireless telecommunications services that possess fewer channels in their respective portions of the radio spectrum. WinStar believes that its multiple channels, together with the deployment of multipoint technology and its hub-based network architecture, will allow it to address the needs of a significant portion of the business customers in its target markets via its Wireless Fiber services.

     Scalable Capital Expenditures. Because of WinStar's Wireless Fiber capacity and hub-based network architecture, a substantial portion of its planned capital expenditures is variable and more directly tied to demand. WinStar expects to be able to minimize non-revenue generating deployment of infrastructure because (i) it does not need to fully build out its network in a market before offering services in that market, (ii) bandwidth can be more easily allocated as demanded and (iii) the small size and relatively low cost of radio transceivers and other equipment allow for cost-efficient redeployment as customer demands change.

     Deployment of Multipoint Technology. WinStar expects that its planned deployment of point-to-multipoint technology within its networks will allow it to further reduce per-building installation and equipment costs, better leverage existing and future investment in hub equipment, address a significantly greater number of buildings in each market and provide customers with variable amounts of bandwidth as their demands and needs change. WinStar believes that it will be able to efficiently integrate point-to-multipoint technology into its point-to-point network infrastructure, thereby enabling the Company to create point-to-multipoint infrastructure in its markets rapidly and cost effectively.

     Other Core Assets. WinStar has accumulated a group of core assets, in addition to those described above, which it believes are necessary for it to commercially deploy its telecommunications services. Among these assets are (i) authorizations to operate as a CLEC in 30 states and the District of Columbia,
(ii) agreements that allow it to interconnect its facilities with those of other carriers in 41 of the 50 most populated MSAs, (iii) roof rights to install its radios on more than 2,200 buildings and (iv) state-of-the-art information systems platforms to assure the accurate and flexible handling of the billing and customer satisfaction requirements of a diverse customer base purchasing a variety of telecommunications services. WinStar intends to acquire additional core assets as it further rolls out its services and expands its network coverage.

BUSINESS STRATEGY

     The telecommunications industry is being reshaped by a number of factors, including the deregulation of local telecommunications markets, growing demand for high-speed, high-capacity digital telecommunications services and the rapid advances in wireless technologies that enable service providers to address this demand, as well as the increasing importance to customers of information services. WinStar believes it is well-positioned to compete successfully in this new telecommunications environment. Key elements of WinStar's strategy to continue its growth as a national provider of telecommunications services are to:

     Continue to Expand Network Infrastructure. WinStar currently provides switch-based telecommunications services in 24 major metropolitan markets and expects to provide telecommunications services using its own switches in 30 major metropolitan markets by the end of 1998 and 40 major metropolitan markets by the end of 1999. WinStar is continuing to deploy network infrastructure on a city-by-city basis using its Wireless Fiber capabilities, its voice and data switches and, where appropriate, facilities leased from other carriers. The Company believes that a limited number of hub sites (generally less than 10) in each metropolitan area will allow it to address more than 70% of its targeted buildings and ultimately to carry the majority of its customers' traffic on its own network instead of the higher-cost facilities of other carriers. WinStar also intends over time to interconnect all of its local networks through intercity fiber optic facilities, creating a single network capable of providing facilities-based voice and data telecommunications services among the metropolitan areas in which the Company has local networks. By building and utilizing its own network, WinStar reduces its reliance on the facilities of other providers, such as the ILECs, enhances service to its customers and reduces its cost of providing services. Unlike most fiber-based CLECs, which typically use facilities leased from incumbent providers to carry the majority of their telecommunications traffic, WinStar anticipates enhancing its operating margins by routing a significant portion of its traffic over its own network as this network and WinStar's presence in its markets mature.

     Exploit First-to-Market Advantage. WinStar seeks to exploit its 'first-to-market' advantage as the leading provider of fixed wireless local switched and dedicated telecommunications services with an established operating infrastructure and broad geographic license coverage. WinStar believes that early entrance into its markets provides it with advantages over many potential competitors by allowing it to (i) expand its customer base prior to widespread competition from other CLECs, (ii) develop a proven, reliable and low-cost network infrastructure using its own switching and transmission capabilities ahead of many other CLECs, (iii) develop and implement the advanced information, data and other systems necessary to integrate its fixed wireless infrastructure into the existing global telecommunications network and (iv) acquire roof rights for antennae placement on a large number of buildings on favorable terms and in advance of other fixed wireless service providers.

     Provide Integrated Voice and Data Telecommunications and Information Services. WinStar has found that customers typically prefer to purchase their voice and data telecommunications services as a single package. WinStar offers its customers a broad range of telecommunications services, including basic local dial tone and long distance and, with the acquisitions of GoodNet and PacNet, high-speed switched and dedicated data and Internet access services. WinStar believes that the ability to package information, entertainment and other content and services with telecommunications services will become an increasingly important factor in the business customer's decision to select or retain a telecommunications provider. Accordingly, WinStar actively seeks opportunities to expand its information and content assets and services and to use them to enhance the marketability of its telecommunications services.

     Focus on Business Customers. WinStar believes that a substantial opportunity exists to attract a significant base of business customers by rapidly penetrating local markets with high-bandwidth telecommunications services. Initially, WinStar targeted small and medium-sized business customers in buildings that have more than 100,000 square feet of commercial space and which, in most instances, are not served by fiber facilities provided by CLECs. The Company estimates that there are more than 8,000 buildings that meet the criteria of this initial target group. WinStar believes that the growth of its infrastructure and the planned deployment of point-to-multipoint technology will make it cost-effective for the Company to target smaller buildings as well, increasing the number of target buildings to more than 30,000. Furthermore, WinStar's introduction of its data communications services and the expansion of its sales and marketing capabilities now allows it to target larger business customers.

     Market Wireless Fiber to Other Carriers. WinStar offers its broadband Carrier Services to other telecommunications providers, including providers of personal communications, cellular and specialized mobile radio services. WinStar believes that its Carrier Services present an attractive, economical method for telecommunications providers to add a high-capacity extension to their own networks, especially as they seek to rapidly penetrate new markets opening as a result of the Telecommunications Act of 1996 (the 'Telecommunications Act'). WinStar's Carrier Services also can provide cost-efficient route diversity where network reliability concerns require multiple telecommunications paths.

     Offer High Quality Networks and Superior Customer Service. WinStar believes that it offers cost and service quality advantages over ILECs and other CLECs as a result of its Wireless Fiber technology, integrated service offerings, customer support and network management and monitoring systems. WinStar consults with its customers to develop competitively priced telecommunications services that are tailored to meet their particular needs. WinStar's centrally-managed customer care and support operations are also designed to facilitate the processing of orders for changes and upgrades in services. WinStar believes that it provides greater attention and responsiveness to its customers than do the ILECs.

     Capitalize on Management Team Experience. WinStar has assembled a management team and hired operating personnel experienced in all areas of telecommunications and information services, including more than 250 former officers and employees of MCI Communications Corp. and Sprint Corporation, as well as numerous executives and other employees from Regional Bell Operating Companies ('RBOCs') and other established telecommunications companies. WinStar continues to hire additional experienced telecommunications and information services personnel as appropriate.

RECENT ACQUISITIONS OF KEY STRATEGIC ASSETS

     Three acquisitions consummated since October 1997 have provided WinStar with various strategic assets, including additional customers, additions to its sales force serving the medium to large-sized business segment, voice and data switches and a data network with which to launch its data services business.

  US ONE Asset Acquisition


     In October 1997, WinStar purchased from US ONE and its subsidiaries (the 'US ONE Asset Acquisition'), 12 Lucent switches, leased fiber-optic capacity in the New York metropolitan area and certain related assets for a purchase price of approximately $81.3 million in cash. In order to finance the cash portion of the purchase price of, and to pay certain expenses relating to, the US ONE Asset Acquisition, WinStar borrowed $62.3 million from certain institutions, which borrowings were repaid with proceeds obtained from the December 1997 Preferred Stock Placement (as defined). The US ONE Asset Acquisition will allow WinStar to accelerate the city-by-city buildout of its Wireless Fiber and switch-based infrastructure.

  GoodNet Acquisition

     In January 1998, WinStar acquired GoodNet, a Tier I ISP, from Telesoft for a purchase price of approximately $22.0 million, consisting of $3.5 million in cash and 732,784 shares of Common Stock (the 'GoodNet Acquisition'). GoodNet is a national provider of Internet access services, offering high-capacity data services to high-bandwidth users, including Internet service providers, universities and colleges, large landlords, RBOCs and cable television operators, and dial-up Internet access to consumers.

  Midcom Asset Acquisition

     In January 1998, WinStar acquired substantially all of the assets and business of Midcom (the 'Midcom Business') for a purchase price of approximately $92.0 million in cash (the 'Midcom Asset Acquisition'). WinStar anticipates, however, that its net costs for the Midcom Asset Acquisition will amount to less than $70.0 million after the expected collection of accounts receivable acquired in the transaction, the planned divestiture of two small business interests acquired in the transaction and certain post-closing price adjustments. Midcom is an entity in bankruptcy under Chapter 11.

     The Midcom Business is providing long distance voice and data telecommunications services. The Midcom Business includes basic '1 plus' and '800' long distance provided primarily to small and medium-sized businesses, most of which are in major metropolitan areas in California, Florida, Illinois, New York, Ohio and Washington, and Midcom's PacNet operations, which provide frame relay data transmission and dedicated private line services.

OTHER RECENT DEVELOPMENTS

  Acquisition of 28 GHz Licenses

     WinStar participated in the FCC's recently concluded auction of 28 GHz local multipoint distribution services licenses ('LMDS Licenses'). At the close of the auction, WinStar was the high bidder for the A-Block LMDS Licenses in nine markets and the B-Block LMDS Licenses in six markets. Each LMDS License covers a defined Basic Trading Area (BTA), with each A-Block LMDS License consisting of 1150 MHz of spectrum and each B-Block LMDS License consisting of 150 MHz of spectrum. WinStar made aggregate bids for such LMDS

Licenses of approximately $58 million. However, WinStar has claimed a 25%

bidding credit in the auction, making its total commitment to purchase LMDS Licenses approximately $43.4 million. Prior to the auction, WinStar made a $13 million payment which will be offset against this amount, with the balance being payable when the licenses are granted by the FCC, which WinStar anticipates will take place in the second quarter of 1998.

  Financings

     In December 1997, the Company raised net proceeds of $168.1 million through the sale and issuance of 175,000 shares of Old Preferred Stock in the December 1997 Preferred Stock Placement. The net proceeds of the December 1997 Preferred Stock Placement were used to repay approximately $62 million of indebtedness incurred in the US ONE Acquisition, as required pursuant to the terms of such indebtedness and fund the purchase price of the Midcom Acquisition and for working capital and general corporate purposes.

     In March 1998, the Company and a wholly owned subsidiary sold an aggregate of 4,000,000 shares ('Preferred Shares') of Series D Preferred Stock in an institutional private placement ('1998 Preferred Stock Placement'). The sale price per Preferred Share was $50.00. Also in March 1998, the Company sold $200 million principal amount of Old Cash-Pay Notes and $250 million principal amount of Old Deferred Interest Notes in an institutional private placement ('1998 Debt Placement'). The Company received net proceeds of approximately $629.6 million from the 1998 Preferred Stock Placement and 1998 Debt Placement, which it intends to use to fund the expansion of its telecommunications and other operations.

OTHER BUSINESSES

     The Company has historically generated a significant portion of its revenues from the resale of long distance services to residential customers. As part of its CLEC service offerings, the Company is focusing on the sale of long distance services to small and medium-sized businesses and is not currently marketing such services to residential customers on an active basis.

     Prior to the Company's entry into the telecommunications industry, it marketed and distributed consumer products, including personal care and bath and beauty products, through a nonstrategic subsidiary. That subsidiary continues to sell such products, primarily to large retailers, mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional retail chains. The Company expects to divest itself of this subsidiary in the near future.

CORPORATE INFORMATION

     The Company was incorporated under the laws of the State of Delaware in September 1990, its principal office is located at 230 Park Avenue, New York, New York 10169 and its telephone number is (212) 584-4000.

                         SUMMARY OF THE EXCHANGE OFFER


General...................................  The Company is offering to exchange one share of New Preferred Stock for each outstanding share of Old Preferred Stock that was issued in the December 1997 Preferred Stock Placement. The terms of the New
                                            Preferred Stock are substantially identical in all material respects
                                            (e.g., liquidation preference, dividend rate, redemption and ranking)
                                            to the terms of the Old Preferred Stock, except that the New
                                            Preferred Stock has been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Stock. The Exchange Offer satisfies the registration obligations of the Company under the Registration
                                            Rights Agreement. Holders that do not tender all of their Old
                                            Preferred Stock will no longer have any registration rights under the
                                            Registration Rights Agreement (except that the Company may be required to file a Shelf Registration Statement in certain limited instances). See 'The Exchange Offer' for a description of the procedures for tendering Old Preferred Stock.

                                            The Exchange Offer is not being made to, nor will be accepted from, holders of Old Preferred Stock in any jurisdiction in which this
                                            Exchange Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

Resale....................................  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-
                                            dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. Each broker-dealer that receives New
                                            Preferred Stock for its own account in exchange for Old Preferred
                                            Stock that was acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of New Preferred Stock. The Letter of
                                            Transmittal states that by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This
                                            Prospectus, as it may be amended or supplemented from time to time, may be used by such broker- dealer in connection with resales of New
                                            Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities.

Expiration Date...........................  5:00 p.m., New York City time, June 15, 1998, unless the Exchange
                                            Offer is extended, in which case the term 'Expiration Date' means the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by

                                            applicable law or regulations. The Company may extend the Expiration
                                            Date in its sole and absolute discretion.

Conditions to the
  Exchange Offer..........................  The Exchange Offer is subject to customary conditions, certain of which may be waived by the Company. It is not, however, conditioned upon any minimum number of shares of Old Preferred Stock being tendered. See 'The Exchange Offer--Conditions to the Exchange Offer.'

Procedures for Tendering
  Old Preferred Stock.....................  Each holder of Old Preferred Stock wishing to accept the Exchange
                                            Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of
                                            Transmittal, or a facsimile thereof, together with the shares of Old
                                            Preferred Stock to be exchanged and any other required documentation to Continental Stock Transfer & Trust Company, as Exchange Agent, at
                                            the address set forth herein and therein. By executing a Letter of
                                            Transmittal, each holder will represent to the Company that, among other things, the New Preferred Stock acquired pursuant to the
                                            Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is the holder, and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Preferred Stock.

Special Procedures for
  Beneficial Owners.......................  Any beneficial owner whose Old Preferred Stock is registered in the name of a broker, commercial bank, trust company or other nominee, and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Preferred Stock, either make appropriate arrangements to register ownership of the Old Preferred Stock in such owner's name or obtain a properly completed bond power from the registered holder.
                                            Beneficial owners should be aware that the transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
  Procedures..............................  Any beneficial owner whose shares of Old Preferred Stock are not immediately available or who cannot otherwise deliver his shares of
                                            Old Preferred Stock and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the
                                            Exchange Agent prior to the Expiration Date may tender his Old
                                            Preferred Stock according to the guaranteed delivery procedures set forth in 'The Exchange Offer--Procedures for Tendering.'


Acceptance of Old Preferred Stock
  and Delivery of New Preferred
  Stock...................................  Subject to certain conditions (as described more fully in 'The
                                            Exchange Offer--Conditions to the Exchange Offer'), the

                                            Company will accept for exchange any and all Old Preferred Stock which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The
                                            New Preferred Stock issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights.........................  Subject to the conditions set forth herein, tenders of Old Preferred
                                            Stock may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. See 'The Exchange Offer-- Withdrawal of
                                            Tenders.'

Certain Federal Income
  Tax Considerations......................  The exchange pursuant to the Exchange Offer does not constitute a taxable exchange for federal income tax purposes. Each share of New
                                            Preferred Stock will be treated as having been originally issued at the time the Old Preferred Stock exchanged therefor was originally issued. However, holders should consult their own tax advisors. See
                                            'Certain United States Federal Income Tax Considerations.'

Exchange Agent............................  Continental Stock Transfer & Trust Company, is serving as Exchange
                                            Agent in connection with the Exchange Offer. For information with respect to the Exchange Offer, the telephone number for the Exchange
                                            Agent is (212) 509-4000.

Proceeds..................................  The Company will not derive any proceeds from the Exchange Offer.

         See 'The Exchange Offer,' below, for more detailed information concerning the terms of the Exchange Offer.

                            THE NEW PREFERRED STOCK

     The Exchange Offer applies to all outstanding shares of Old Preferred Stock. The form and terms of the New Preferred Stock will be the same as the form and terms of the Old Preferred Stock, except that the New Preferred Stock will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Upon consummation of the Exchange Offer, the New Preferred Stock will be treated as a single class with any Old Preferred Stock that remain outstanding. Upon consummation of the Exchange Offer, the Old Preferred Stock will not be entitled to certain registration rights under the Registration Agreement. See 'Description of the Exchangeable Preferred Stock.'

General...................................  One share of Series C 14 1/4% Senior Cumulative Preferred Stock Due
                                            2007, registered for issuance under the Securities Act (i.e., the New
                                            Preferred Stock), in exchange for one share of outstanding Series C
                                            14 1/4% Senior Cumulative Preferred Stock (i.e., the Old Preferred
                                            Stock).

Dividends.................................  Dividends on the New Preferred Stock accrue from December 22, 1997 at the rate per share of 14 1/4% of the Accumulated Amount (as defined)
                                            per annum, compounded semiannually on each June 15 and December 15, but will not be payable in cash, except as set forth in the next sentence. Commencing on the first June 15 or December 15 (each a
                                            'Dividend Payment Date') which is at least six months after the later of December 15, 2002, and the Specified Debt Satisfaction Date (as
                                            defined) (the 'Cash Payment Date'), dividends on the New Preferred
                                            Stock will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Dividend Payment Date preceding such date. In the event that the Specified Debt Satisfaction Date shall not have occurred before December 15, 2002, the rate otherwise applicable to the New Preferred Stock shall be increased by 150 basis points from December 15, 2002, until the Dividend Payment Date falling on or after the Specified Debt Satisfaction Date.

Initial Liquidation Preference............  $1,000 per share.

Ranking...................................  The New Preferred Stock ranks (i) senior to all existing and future
                                            Junior Stock, including the Series A Preferred Stock (as defined);
                                            (ii) on a parity with all existing and future Parity Stock (including any untendered shares of the Old Preferred Stock); and (iii) junior to all future Senior Stock. In addition, as equity, the New Preferred
                                            Stock will rank junior in right of payment to all indebtedness of the
                                            Company and its subsidiaries. As of December 31, 1997, after giving effect to the Pro Forma Transactions, the Company would have had, on a consolidated basis, approximately $1,382.8 million of indebtedness
                                            (including approximately $373.2 million of outstanding indebtedness and other liabilities, including trade payables, of the Company's subsidiaries). See 'Description of the Exchangeable Preferred
                                            Stock--Ranking.'

Optional Redemption.......................  The New Preferred Stock will not be redeemable prior to December 15,
                                            2002. On or after December 15, 2002, the New Preferred Stock will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accumulated and unpaid dividends, if any, to the date of redemption. See 'Description of the
                                            Exchangeable Preferred Stock--Optional Redemption.'

Mandatory Redemption......................  On December 15, 2007, the Company will be required to redeem the New
                                            Preferred Stock at a price equal to the Accumulated Amount thereof plus accumulated and unpaid dividends, if any, out of funds legally available therefor.

Change of Control.........................  In the event of a Change of Control, the Company shall offer to purchase all of the New Preferred Stock at a purchase price equal to
                                            101% of the aggregate Accumulated Amount thereof, plus accumulated and unpaid dividends, if any, to the date of purchase.

Voting Rights.............................  Holders of the New Preferred Stock will have limited voting rights, including (i) those required by law and (ii) that holders of the outstanding shares of New Preferred Stock voting together as a class with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, upon the failure of the Company (1) to pay dividends for six or more Dividend Periods
                                            (as defined), whether or not consecutive, (2) to satisfy any mandatory redemption obligation with respect to the New Preferred
                                            Stock, (3) to comply with the covenants set forth in the Certificate of Designation (as defined) or (4) to comply with certain covenants or make certain payments on certain Indebtedness (as defined), will be entitled to elect to the Board of Directors of the Company, the lesser of (x) two additional members to the Board of Directors or (y)
                                            that number of directors constituting at least 25% of the members of the Board of Directors. See 'Description of the Exchangeable
                                            Preferred Stock--Voting Rights.'

Covenants.................................  The Certificate of Designation for the New Preferred Stock (the
                                            'Certificate of Designation') limits: (i) the incurrence of additional debt by the Company and certain of its subsidiaries, (ii)
                                            the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of such capital stock, (iii)
                                            certain investments, (iv) certain transactions with affiliates and
                                            (v) certain consolidations, mergers and transfers of assets. The
                                            Certificate of Designation also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See 'Description of the Exchangeable Preferred
                                            Stock--Certain Covenants.'

Debt Restrictions.........................  The Company's existing debt instruments contain provisions which restrict, and if a default under any thereof exists, prohibit, redemption or repurchase of the New Preferred Stock, including upon a
                                            Change of Control or through the issuance of Exchange Debentures, and the payment of cash dividends on the New Preferred Stock. See 'Risk
                                            Factors' and 'Description of Certain Indebtedness.'

Exchange Feature..........................  On any scheduled Dividend Payment Date following the Specified Debt
                                            Satisfaction Date, the Company may, at its option, exchange all but not less than all of the shares of Exchangeable Preferred Stock then outstanding for Exchange Debentures in an aggregate Accumulated
                                            Amount equal to the aggregate Accumulated Amount of the shares of New

                                            Preferred Stock outstanding at the time of such exchange, plus accumulated and unpaid dividends to the date of exchange.

                            THE EXCHANGE DEBENTURES

General...................................  14 1/4% Senior Subordinated Deferred Interest Notes Due 2007 issuable in exchange for the Exchangeable Preferred Stock in an aggregate
                                            Accumulated Amount equal to the Accumulated Amount of the
                                            Exchangeable Preferred Stock, plus accumulated and unpaid dividends to the date of exchange.

Maturity..................................  December 15, 2007.

Interest..................................  Until the Cash Payment Date, interest on the Exchange Debentures will accrue at a rate of 14 1/4% of the Accumulated Amount per annum and will be compounded semiannually on each June 15 and December 15 (each an 'Interest Payment Date') but will not be payable in cash except as set forth in the next sentence. Commencing on the first Interest
                                            Payment Date following the later of the Exchange Date (as defined) or the Cash Payment Date, interest will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Exchange
                                            Date.

Ranking...................................  The Exchange Debentures, if issued, will be unsecured, senior subordinated obligations of the Company, subordinated in right of payment to all Senior Indebtedness of the Company and to all indebtedness and other liabilities (including trade payables) of the
                                            Company's subsidiaries, and will rank pari passu with the October
                                            1997 Notes and the Convertible Notes. As of December 31, 1997, after giving effect to the Pro Forma Transactions, the Company would have had, on an unconsolidated basis, approximately $570.0 million of Senior
                                            Indebtedness, and the Company's subsidiaries would have had approximately $117.1 million of outstanding liabilities (other than liabilities guaranteed by the Company). See 'Description of the
                                            Exchange Debentures-- Ranking.'

Optional Redemption.......................  The Exchange Debentures, if issued, will not be redeemable prior to
                                            December 15, 2002. On or after December 15, 2002, the Exchange
                                            Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. See 'Description of the Exchange Debentures--Optional Redemption.'

Change of Control.........................  In the event of a Change of Control, the Company shall offer to purchase all outstanding Exchange Debentures at a price equal to 101%
                                            of the aggregate Accumulated Amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See 'Description of the
                                            Exchange Debentures--Change of Control.'


Restrictive Covenants.....................  The indenture under which the Exchange Debentures will be issued (the
                                            'Exchange Indenture') will limit (i) the incurrence of additional debt by the Company and certain of its subsidiaries, (ii) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or indebtedness which ranks junior to the Exchange Debentures, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries and (vi) certain consolidations, mergers and transfers of assets. The Exchange

                                            Indenture will also prohibit certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See
                                            'Description of the Exchange Debentures--Certain Covenants.'

Senior Debt Restrictions..................  The Company's debt instruments contain provisions which substantially restrict the redemption or repurchase of the Exchange Debentures.

                                  RISK FACTORS

     See 'Risk Factors' commencing on page 21 hereof for a discussion of certain risks that should be considered in connection with an investment in the New Preferred Stock.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial historical data presented below for the ten months ended December 31, 1995, and the years ended December 31, 1996 and 1997 have been derived from the Company's audited Consolidated Financial Statements incorporated by reference into this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, reclassified to reflect the operations of WinStar Global Products, Inc. ('Global Products'), the Company's merchandising subsidiary, as a discontinued operation. The summary pro forma data presented below have been derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere in this Prospectus (the 'Pro Forma Financial Statements'). The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Pro Forma Transactions (as defined) in fact occurred on such date or to project the Company's results of operations or financial condition for any future period or date.


                                                             TEN MONTHS                            YEAR ENDED
                                                               ENDED         YEAR ENDED         DECEMBER 31, 1997
                                                            DECEMBER 31,    DECEMBER 31,    -------------------------
                                                                1995            1996         ACTUAL      PRO FORMA(A)
                                                            ------------    ------------    ---------    ------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Telecommunications.....................................     $ 13,137        $ 33,969      $  38,277     $  136,560
  Information services...................................        2,648          14,650         41,354         41,354
                                                            ------------    ------------    ---------    ------------
     Total net sales.....................................       15,785          48,619         79,631        177,914
Operating income (loss):
  Telecommunications.....................................       (7,288)        (43,698)      (153,139)      (241,054)
  Information services...................................          217          (1,409)        (4,092)        (4,092)
  General corporate......................................       (3,861)        (11,373)       (30,815)       (30,815)
                                                            ------------    ------------    ---------    ------------
     Total operating loss................................      (10,932)        (56,480)      (188,046)      (275,961)
Interest expense.........................................       (7,186)        (36,748)       (77,257)      (152,752)
Interest income..........................................        2,890          10,515         17,577         12,793
Other (expenses) income, net(b)..........................         (866)             --          4,719           (481)
                                                            ------------    ------------    ---------    ------------
Loss from continuing operations..........................      (16,094)        (82,713)      (243,007)      (416,401)
Loss income from discontinued operations.................          237          (1,010)        (6,477)        (6,477)
                                                            ------------    ------------    ---------    ------------
Net loss.................................................      (15,857)        (83,723)      (249,484)      (422,878)
Preferred stock dividends................................           --              --         (5,879)       (45,806)
                                                            ------------    ------------    ---------    ------------
Net loss applicable to common stockholders...............     $(15,857)       $(83,723)     $(255,363)    $ (468,684)
                                                            ------------    ------------    ---------    ------------
                                                            ------------    ------------    ---------    ------------
  Net loss per share from continuing operations..........     $  (0.71)       $  (2.96)     $   (7.49)    $   (13.81)
  Net (loss) income per share from discontinued
     operations..........................................         0.01           (0.04)         (0.19)         (0.19)
                                                            ------------    ------------    ---------    ------------
  Net loss per common share outstanding..................     $  (0.70)       $  (3.00)     $   (7.68)    $   (14.00)
                                                            ------------    ------------    ---------    ------------
                                                            ------------    ------------    ---------    ------------
Weighted average common shares outstanding...............       22,770          27,911         33,249         33,469
OTHER FINANCIAL DATA:
Ratio of earnings from continuing operations to combined
  fixed charges and preferred stock dividends(c).........           --              --             --             --
Capital Expenditures(d)..................................     $  8,123        $ 47,842      $ 222,300     $  222,300

                                                                                          AS OF DECEMBER 31, 1997
                                                                                         -------------------------
                                                                                          ACTUAL      PRO FORMA(E)
                                                                                         ---------    ------------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.....................................   $ 419,262     $  956,775
Property and equipment, net...........................................................     284,835        293,499
Total assets..........................................................................     976,401      1,619,251
Current portion of long-term debt and capital lease obligations.......................       7,234          7,234
Long-term debt and capital lease obligations, less current portion....................     790,292      1,240,292
Exchangeable Redeemable Preferred Stock...............................................     175,553        175,553
Convertible Redeemable Preferred Stock................................................          --        200,000
Common and preferred stock and additional paid-in capital.............................     256,126        248,976
Stockholders' equity (deficit)........................................................    (118,392)      (124,542)

------------------
(a) Gives effect to (i) a private placement of $100.0 million of units, consisting of 6% Series A Cumulative Convertible Preferred Stock ('Series A Preferred Stock') and warrants ('Warrants'), completed in February 1997 ('February 1997 Preferred Stock Placement'), (ii) a private placement in March 1997 ('March 1997 Debt Placement') of $100.0 million 14 1/2% Senior Deferred Interest Notes Due 2005 of the Company ('1997 Senior Notes') and $200.0 million 12 1/2% Guaranteed Senior Secured Notes Due 2004 ('WEC Notes') of WinStar Equipment Corp., a wholly owned subsidiary of the Company ('WEC'), (iii) a private placement in August 1997 ('August 1997 Debt Placement') by WinStar Equipment II Corp., a wholly owned subsidiary of the Company ('WEC II'), of $50.0 million aggregate principal amount of its 12 1/2% Guaranteed Senior Secured Notes Due 2004 (the 'WEC II Notes'), (iv) a private placement in October 1997 ('October 1997 Debt Placement') of $100.0 million 15% Senior Subordinated Deferred Interest Notes Due 2007 of the Company ('1997 Senior Subordinated Notes' and, together with the 1997 Senior Notes, WEC Notes and WEC II Notes, the '1997 Notes'), (v) the US ONE Asset Acquisition, (vi) the December 1997 Preferred Stock Placement of $175.0 million Series C Preferred Stock, including $25.3 million of dividends on the Series C Preferred Stock in the year ended December 31, 1997, (vii) the Midcom Asset Acquisition, (viii) the 1998 Debt Placement, and (ix) the 1998 Preferred Stock Placement, each as if they occurred as of January 1, 1997. The transactions set forth in clauses (i) through (ix) are referred to herein collectively as the 'Pro Forma Transactions.' Interest expense has been (A) increased to include approximately $81.3 million of interest on such debt and amortization of debt offering costs and other related fees in the year ended December 31, 1997, but not to include interest income earned on additional available cash and (B) reduced by approximately $5.8 million for the year ended December 31, 1997 to reflect the repayment of approximately $62.3 million borrowed in connection with the US ONE Asset Acquisition and repaid from the proceeds of the December 1997 Preferred Stock Placement. Depreciation expense has been adjusted to include approximately $5.1 million for the year ended December 31, 1997 of depreciation on certain of the assets acquired in the US ONE Asset Acquisition, assuming straight line depreciation over the expected useful lives of the assets which will ultimately be placed in service. Preferred Stock dividends have been adjusted to include approximately $14.0 million of dividends on the Series D Preferred Stock (assuming the dividends are paid in Dividend Shares).

(b) The year ended December 31, 1997 includes a deferred income tax benefit of $2.5 million.

(c) For the ten months ended December 31, 1995, and the years ended December 31, 1996 and 1997, earnings from continuing operations were insufficient to cover combined fixed charges and dividends on the Company's Series A and Series C Preferred Stock by approximately $16.3 million, $83.0 million and $255.6 million, respectively. On a pro forma basis, giving effect to the Pro Forma Transactions, earnings from continuing operations were insufficient to cover combined fixed charges and dividends on preferred stock by $468.9 million for the year ended December 31, 1997. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expended or capitalized, and that portion of rent expense that the Company believes to be representative of interest.

(d)  Excludes Midcom capital expenditures for the year ended December 31, 1997.

(e) Gives effect to the Pro Forma Transactions as if each had occurred on December 31, 1997.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any of such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (a) the Company's ability to service its debt or to obtain financing for the buildout of its telecommunications network; (b) the Company's ability to attract and retain a sufficient revenue-generating customer base; (c) competitive pressures in the telecommunications industry; and (d) general economic conditions. For further information and other factors which could affect the financial results of the Company and such forward-looking statements, see 'Risk Factors.'

                                  RISK FACTORS

     The New Preferred Stock offered hereby has the same terms and conditions as the Old Preferred Stock and, accordingly, involves a high degree of risk. Each prospective investor should carefully consider the following risk factors relating to both the Old Preferred Stock and the New Preferred Stock.

HISTORICAL AND PROJECTED NET AND OPERATING LOSSES

     The Company has historically incurred significant and growing operating losses and net losses and significant negative EBITDA. EBITDA consists of loss before interest, income taxes, depreciation and amortization and other income and expense. The Company historically has had net losses and negative EBITDA, including net losses and negative EBITDA of approximately $15.9 million and $9.9 million, respectively, for the ten months ended December 31, 1995, $83.7 million and $52.0 million, respectively, for the year ended December 31, 1996 and $249.5 million and $158.3 million, respectively, for the year ended December 31, 1997. After giving effect to the Pro Forma Transactions, the Company would have a net loss and negative EBITDA of $422.9 million and $219.2 million, respectively, for the year ended December 31, 1997.

     As a result of increased expenses, principally relating to an increase in the number of employees in connection with the rollout of the Company's telecommunications services and expenses relating to the servicing of its debt, there will continue to be substantial increases in the Company's net loss and operating loss and the Company will continue to have significant negative EBITDA. There can be no assurance that the Company will ever achieve (or if achieved, maintain) operating income, profitability or positive EBITDA or that the Company and its subsidiaries will have sufficient financial resources to make principal and interest payments on their outstanding debt or to redeem the Company's outstanding preferred stock or to make cash dividend payments thereon.

GOVERNMENT REGULATION

     The telecommunications services business is highly regulated at the federal, state and local levels. In addition, the regulatory environment is subject to continual changes as a result of new legislation, the regulations adopted from time to time by the applicable regulatory authorities and litigation. The Company's competitive position is affected by this regulatory environment directly in terms of the services it is able to offer, the rates, terms and conditions of those services, and the rates, terms and conditions of necessary underlying services it must secure from other telecommunications providers. The Company's competitive position is also affected indirectly in terms of such regulatory environment's effect on companies that offer competing services. The Company is not able to predict the extent to which current laws and regulations or any changes therein may affect its business. However, as in any regulated industry, changes in law, regulations and interpretations could have a significant adverse impact on the ability of the Company to operate and achieve its business objectives.

COMPETITION

     The Company is subject to intense competition in each of the areas in which it operates. Many of the Company's competitors have longer-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company.

     Telecommunications Markets.  The voice and data telecommunications markets

(including the Internet access and frame relay data markets) are intensely competitive and currently are dominated by the ILECs and the IXCs. These entities have long-standing relationships with their customers, have the ability to subsidize competitive services with revenues from a variety of other services and benefit from existing state and federal regulations that currently favor the ILECs and IXCs over the Company in certain respects. In addition to competition from the established carriers, the Company also faces competition from a growing number of new market entrants, such as other CLECs and dedicated data transmission service providers. Further, sales of the Company's Carrier Services are typically made to other telecommunications providers that may compete with the Company. The Company also may face competition in the provision of local telecommunications services from cable companies, electric utilities and ILECs operating outside their current local service areas. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which have accelerated, could give rise to significant new or stronger competitors.

The Company also faces competition from other entities which offer, or are licensed to offer, 38 GHz services and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum (including 2 GHz, 4.6 GHz, 18 GHz, 24 GHz, 28 GHz, 31 GHz and 47 GHz), as well as from providers using proposed global broadband satellite systems or unlicensed wireless services.

     As competition increases in the local telecommunications market, the Company anticipates that general pricing competition and pressures will increase significantly. The Company has not obtained significant market share in any of the areas where it offers its services, nor does it expect to do so given the size of its telecommunications services markets, the intense competition therein and the diversity of customer requirements. There can be no assurance that the Company will be able to compete effectively in any of its markets.

     New Media Business. The industry in which the Company's new media subsidiary competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media subsidiary competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing production and distribution channels. There can be no assurance that the Company will be able to compete successfully in the emerging new media industry.

RISKS RELATED TO STRATEGY

     The Company is pursuing an accelerated strategy to expand its presence in the local telecommunications services market in the metropolitan areas in which it has Wireless Licenses and to develop and obtain the facilities necessary to provide its own switched services. The Company has limited experience providing local telecommunications services, and there can be no assurance that the Company's strategy will be successful. In addition, local telecommunications service providers in the United States never have utilized 38 GHz wireless-based systems as a significant segment of their service facilities, and there can be no assurance that the Company will be successful in implementing its Wireless Fiber-based system. The Company's strategy is subject to risks relating to the receipt of necessary regulatory approvals, the negotiation and implementation of resale agreements with other local service providers, the negotiation and implementation of interconnection agreements with ILECs and other providers, the failure of ILECs and other providers to honor interconnection agreements and their FCC-mandated obligations, the ability of third-party equipment providers and installation and maintenance contractors to meet the Company's buildout schedule, the recruitment of additional personnel in a timely manner, so as to be able to attract and service new customers but not incur excessive personnel costs in advance of the rollout, the Company's ability to attract and retain new customers through delivery of high-quality services, the potential adverse reaction to the Company's services by the Company's carrier customers, which may view the Company as a competitor, and the Company's ability to manage the simultaneous implementation of its plan in multiple markets. In addition, the Company is subject to the risk of unforeseen problems inherent in being a relatively new entrant in a rapidly evolving industry.

     Much of the Company's telecommunications revenues in prior years has been derived from the resale of long distance services to residential customers. As part of its strategy, the Company is marketing its long distance services to businesses and is no longer actively marketing such services to residential customers. As a result, revenues from the provision of long distance services to residential customers have substantially declined and are expected to continue to substantially decline through attrition of the Company's long distance residential customer base.

     The Company's strategy requires significant capital investment related to the purchase and installation of numerous switches and the interconnection of these facilities to customers' buildings and local networks of other providers, including the installation of Wireless Fiber links and the buildout of other facility infrastructure in advance of generating material revenues.

     As the Company continues to build its telecommunications operations, it will continue to experience negative operating margins while it develops its facilities. After initial rollout of its CLEC services in a particular city, the Company expects operating margins for such operations to improve only when and if: (i) sales efforts result in sufficient volumes of traffic; (ii) the Company has installed a switch and a sufficient number of Wireless Fiber links so that a substantial portion of the Company's traffic in that city can be originated and terminated over the Company's Wireless Fiber facilities instead of ILEC or other CLEC facilities; and (iii) higher margin-enhanced services are sought by, provided to and accepted by customers. While the Company believes that the unbundling and resale of ILEC services and the implementation of local telephone number portability (which will permit customers to retain their telephone numbers when switching carriers), which are mandated by the

Telecommunications Act, will reduce the Company's costs of providing local exchange services and facilitate the marketing of such services, there can be no assurance that the Company's telecommunications operations will become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the ILECs and other CLECs.

UNCERTAINTY OF MARKET ACCEPTANCE OF WIRELESS FIBER SERVICES

     The Company has been marketing its Wireless Fiber services since December 1994. The Company has not obtained a significant market share in any of the licensed areas where it offers Wireless Fiber services. The provision of wireless telecommunications services over 38 GHz represents an emerging sector of the telecommunications industry and the demand for and acceptance of Wireless Fiber services are subject to a high level of uncertainty. There can be no assurance that substantial markets will develop for wireless local telecommunications services delivered over 38 GHz or that, even if such markets develop, the Company will be able to succeed in positioning itself as a provider of such services or provide such services profitably. The Company's success in providing wireless broadband services is subject to a number of factors beyond the Company's control. These factors include, without limitation, historical perceptions of the unreliability and lack of security of previous microwave radio technologies, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area and changes in the federal and state regulatory schemes affecting the operations of telecommunications service providers in general and wireless broadband systems in particular (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations). In addition, the extent of the potential demand for wireless broadband services in the Company's target markets cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations.

CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS

     The telecommunications industry has been characterized by rapid technological change, changing end-user requirements, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet these evolving industry standards. The extent to which competitors using existing or currently undeployed methods of delivery of local telecommunications services will compete with the Company's Wireless Fiber services cannot be anticipated. There can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render 38 GHz-based (and other spectrum-based) systems less profitable or less viable. For example, there are several existing technologies that may be able to allow the transmission of high bandwidth traffic over existing copper lines or unlicensed spectrum. There can be no assurance that the Company will have sufficient resources to make the Investments necessary to acquire new technologies or to introduce new services that could compete with future technologies or that equipment held by the Company in inventory will not be rendered obsolete, any of which would have an adverse effect on the operations and financial condition of the Company.

ABILITY TO SERVICE SUBSTANTIAL INDEBTEDNESS AND TO COVER FIXED CHARGES; REFINANCING RISK

     At December 31, 1997, after giving effect to the Pro Forma Transactions, the Company would have had, on a consolidated basis, approximately $1,382.8 million of indebtedness, including capitalized lease obligations and trade payables. The Company also had outstanding, at December 31, 1997, $175.0 million stated value of Series C Preferred Stock. The accrual of interest on the Deferred Interest Notes and on the 1997 Notes, the accrual of dividends on the Series C Preferred Stock and the accretion of original issue discount on the Convertible Notes and the Company's 14% Senior Discount Notes due 2005 (the '1995 Senior Notes' and, together with the Convertible Notes, the '1995 Notes') will significantly increase the Company's liabilities and obligations (except to the extent that the Convertible Notes are converted into Common Stock). The Company may also need to incur additional indebtedness in the future. Although the Offering Indentures and the respective Indentures pursuant to which the 1995 Notes and 1997 Notes were issued (collectively, the 'Indentures') and the Certificate of Designations governing the Series C Preferred Stock (the 'Series C Certificate of Designations') place certain limitations on the incurrence of additional indebtedness by the Company and its subsidiaries, under certain circumstances permitted by the Company's debt instruments, such additional indebtedness could be substantial. Additionally, the Indentures do not limit the amount of indebtedness that may be incurred by the Company's new media and consumer products subsidiaries or other Unrestricted Subsidiaries.

SIGNIFICANT CAPITAL REQUIREMENTS

     The expansion of the Company's telecommunications operations and the continued funding of operating expenses will require substantial capital investment. Additionally, as part of its strategy, the Company may seek to acquire complementary assets or businesses (including additional spectrum licenses, by auction or otherwise), which also could require substantial capital investment. The Company's decision to accelerate the development of its CLEC operations in response to the Telecommunications Act has substantially increased the Company's near-term capital expenditure requirements. Under its current plans to expand to 40 markets by the end of 1999, the Company plans to spend approximately $300.0 million in each of 1998 and 1999 for capital equipment, which may require the Company to seek additional financing from financial institutions or equipment vendors or in the financial markets. The Company anticipates, based on current plans and assumptions relating to its operations, that the estimated net proceeds from the Offerings, together with existing financial resources and additional equipment and accounts receivable financing arrangements that the Company intends to seek, will be sufficient to fund the Company's operations and capital requirements for approximately 18 to 30 months from the date on which the Offerings were consummated. In the event that the Company's assumptions change or prove to be inaccurate, the Company consummates any acquisitions of significant businesses or assets (including spectrum licenses other than those won by the Company in the FCC's recently completed auction of 28 GHz Local Multipoint Distribution Service licenses ('LMDS Licenses')), the Company accelerates its plan and enters markets more rapidly, or the Company fails to secure additional equipment financing arrangements, the Company may be required to seek additional sources of capital sooner than currently anticipated. Sources of additional capital may include public and private equity and debt financing, sales of nonstrategic assets and other financing arrangements. There can be no assurance that additional financing will be available or, if available, that the Company will be able to obtain it on acceptable terms. Failure to obtain additional financing, if needed, could result in the delay or abandonment of some or all of the Company's development and expansion plans, which would have a material adverse effect on the Company's business and the ability of the Company and its subsidiaries to make principal and interest payments on their debt, and dividend payments on their Preferred Stock, including the Exchangeable Preferred Stock.

RISKS ASSOCIATED WITH RAPID EXPANSION AND ACQUISITIONS

     The Company is pursuing a strategy of aggressive and rapid growth, including the accelerated rollout of its telecommunications services, acquisitions of businesses and assets, including additional spectrum licenses, and the hiring of additional management, technical and marketing personnel, all of which will result in higher capital expenditures and operating expenses. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company, the value of the Company's securities, including the Exchangeable Preferred Stock offered hereby, and the ability of the Company and its subsidiaries to make principal and interest payments on their Preferred Stock, and dividend payments on their outstanding equity, including the Exchangeable Preferred Stock, as required. As part of its strategy, the Company may acquire complementary assets or businesses. The pursuit of acquisition opportunities will place significant demands on the time and attention of the Company's senior management and will involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with the Company's existing operations. Employees and customers of acquired businesses may sever their relationship with such businesses during or after the acquisition. There can be no assurance that the Company will be able to successfully consummate any other acquisitions or integrate any business or assets which it may acquire into its operations.

     Recently, the Company consummated the US ONE Asset Acquisition, the GoodNet Acquisition and the Midcom Asset Acquisition. There can be no assurance that the acquired assets can be effectively integrated into the Company's operations or that the Company will realize the benefits it expects to achieve through these acquisitions. Two of the sellers, Midcom and US ONE, were in bankruptcy at the time of acquisition and there can be no assurance that the Company will be able to exploit these assets with more success than previous managements. Moreover, a portion of Midcom's customers and independent sales agents have elected not to continue with the Company. In addition, the conversion of Midcom customers and carrier identification codes to the Company's system is subject to regulation by the FCC, and the assignment of Midcom's customers may be subject to approval by government regulators. In the event that the FCC determines that, despite specific bankruptcy court approval, the Company engaged in improper practices in converting such customers and codes, the FCC may impose substantial penalties on the Company.

ABILITY TO PAY DIVIDENDS ON AND REDEEM THE EXCHANGEABLE PREFERRED STOCK AND ISSUE EXCHANGE DEBENTURES

     The ability of the Company to pay any dividends is subject to applicable provisions of state law, and its ability to pay cash dividends is subject to the terms of the Indentures and any other indebtedness of the Company then outstanding. The terms of the Indentures currently prohibit the Company from paying cash dividends on any preferred stock, including the Exchangeable Preferred Stock offered hereby and the Series A Preferred Stock. The ability of the Company in the future to pay cash dividends on the Exchangeable Preferred Stock or the Series A Preferred Stock will depend on its meeting certain financial criteria, which in turn will require significant improvements in the Company's EBITDA and consolidated net worth. There can be no assurance that the Company will be able to meet such financial criteria in order to pay cash dividends on the Exchangeable Preferred Stock or the Series A Preferred Stock. See 'Description of Certain Indebtedness.' Further, the terms of the Exchangeable Preferred Stock provide that cash payments on the Exchangeable Preferred Stock will not be made by the the Company until all currently outstanding indebtedness of the Company has been repaid. Moreover, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Exchangeable Preferred Stock, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividends at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Exchangeable Preferred Stock.

     In addition, the terms of the Indentures restrict the ability of the Company to redeem or repurchase the Exchangeable Preferred Stock, including pursuant to the covenants described under 'Description of the Exchangeable Preferred Stock--Repurchase of Exchangeable Preferred Stock Upon a Change of Control' and '--Limitation on Asset Sales.' The ability of the Company to redeem or repurchase the Exchangeable Preferred Stock will depend on its meeting certain financial criteria, which in turn will require significant improvements in the Company's EBITDA and consolidated net worth.

     The terms of the Exchangeable Preferred Stock provide that the Company may not issue the Exchange Debentures in exchange for the Exchangeable Preferred Stock until the date on which all obligations under the Indentures have been satisfied. The Company's obligations under the Indentures are not scheduled to be fully satisfied until 2007. There can be no assurance that the Company will be able to retire or refinance such obligations prior to 2007. Furthermore, the ability of the Company to issue the Exchange Debentures is currently limited by the terms of the Indentures.

FINITE INITIAL TERM OF WIRELESS LICENSES; POTENTIAL LICENSE RENEWAL COSTS; FLUCTUATIONS IN THE VALUE OF WIRELESS LICENSES; TRANSFER OF CONTROL

     As described in the FCC's Report and Order and Second Notice of Proposed Rulemaking, released on November 3, 1997 (the '38 GHz Order'), the FCC's policy is to align the expiration dates of all 38 GHz licenses granted such that they mature concurrently on February 1, 2001, and, upon expiration, to renew all such licenses for ten years if the FCC's 'substantial service' buildout requirements have been met. While the Company believes that all of its Wireless Licenses will be renewed based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term. The failure of the Company to meet the buildout requirements and obtain a renewal of its Wireless Licenses would have a material adverse effect on the Company.

     In the 38 GHz Order, the FCC ruled, among other things and in addition to the expiration and renewal policy described above, that (i) it would impose no limits on the accumulation of licenses in the 38 GHz band, (ii) the 39.5-40.0 GHz portion of this band would not be reserved for use by satellite operations,
(iii) licensees should be permitted great flexibility in use of this spectrum, including use for point-to-multipoint and mobile services (subject to the development of inter-licensee and inter-services standards), and (iv) currently unlicensed channels in the 38 GHz band will be auctioned.

     The Company anticipates that the 38 GHz Order, or portions thereof, will be contested by various parties and the outcome of such proceedings is uncertain. Therefore, while the Company views the majority of the FCC's determinations in the 38 GHz Order as favorable to its operations and business plan, there can be no assurance that such rulings will not be repealed or altered as a result of such proceedings. On March 9, 1998, several parties filed petitions for reconsideration (the 'Petitions') of the 38 GHz Order alleging, among other things, that the FCC's February 10, 1998 grants to WinStar of additional channels in 11 markets were in violation of the FCC's processing rules. Such Petitions were made available to the public on March 10, 1998. At least one of these parties has stated its intent to file a separate pleading on this issue. There can be no assurance that the Petitions will not result in such additional channel grants being rescinded.

     The Wireless Licenses are integral assets of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless telecommunications segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses and by valuations placed on such licenses in any current or future auction of spectrum, such as the FCC's auction for spectrum in the 28 GHz spectrum which currently is taking place. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and qualifications of the transferee and requires prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the Wireless Licenses.

     The Company has entered into agreements to acquire a number of additional 38 GHz licenses. The transfer of licenses issued by the FCC, including 38 GHz licenses (as well as a change of control of entities holding licenses), is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, nationality, background and the legal and financial qualifications of the transferee and the satisfaction of certain other regulatory requirements. There can be no assurance that the FCC will approve all or any of the proposed acquisitions.

LINE OF SIGHT; DISTANCE LIMITATIONS IMPOSED BY RAINFALL CONDITIONS IN CERTAIN GEOGRAPHIC AREAS; ROOF RIGHTS

     In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corresponding transceivers of up to five miles (although the Company generally maintains link distances of less than three miles, or shorter distances in certain areas, to meet its internally established performance standards). Weather conditions may necessitate even shorter distances between transceivers to maintain desired transmission quality). The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected the quality or reliability of Wireless Fiber services. The establishment of Wireless Fiber services may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles, additional transceivers are required to establish a chain with links no more than five miles apart or to establish a system of interconnected hub sites. The cost of additional transceivers where required by weather, physical obstacles or distance may render Wireless Fiber uneconomical in certain instances. The Company must obtain roof rights (or rights to access other locations where lines of sight are available) in each building where a transceiver will be placed. The Company seeks to prequalify and obtain roof rights at buildings required to service potential customers in its licensed areas in advance of anticipated orders. There can be no assurance, however, that the Company will be successful in obtaining roof rights necessary to expand its Wireless Fiber services in its potential markets or in obtaining any construction, zoning, franchises or other governmental permits that may be necessary for the Company to provide Wireless Fiber service to its customers in its markets at reasonable costs or on favorable terms, or at all. The Company's prequalification activities may require the payment of option fees to the owners of buildings that are being prequalified. There can be no assurance that the Company will receive orders for Wireless Fiber services which allow the Company to utilize roof rights it obtains.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

     The Indentures and the Series C Certificate of Designations impose significant operating and financial restrictions on the Company, affecting, and in certain cases limiting, among other activities, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations, the value of the Company's securities and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, and dividend payments on their outstanding Preferred Stock, including the Exchangeable Preferred Stock.

RANKING OF THE EXCHANGEABLE PREFERRED STOCK

     The Company's obligations with respect to the Exchangeable Preferred Stock do not constitute indebtedness for borrowed money and rank junior in right of payment to all present and future indebtedness and other payment obligations of the Company and its subsidiaries and all future Senior Stock. Further, the claims of creditors of the Company's subsidiaries will be effectively senior to all payments, including dividends and redemption, on the Exchangeable Preferred Stock. As of December 31, 1997, after giving effect to the Pro Forma Transactions, the Company would have had, on a consolidated basis, approximately $1,382.8 million of indebtedness (including capitalized lease obligations and approximately $373.2 million of outstanding indebtedness and other liabilities, including trade payables, of the Company's subsidiaries), all of which would have been senior in right of payment to the Exchangeable Preferred Stock. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchangeable Preferred Stock only after all indebtedness of the Company and all Senior Stock, if any, has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchangeable Preferred Stock then outstanding. See 'Description of the Exchangeable Preferred Stock--Ranking.'

SUBORDINATION OF THE EXCHANGE DEBENTURES

     The payment of principal, premium, if any, and interest on or any other amounts owing in respect of, the Exchange Debentures, if issued in exchange for the Exchangeable Preferred Stock, will be subordinated to the prior payment in full of all existing and future Senior Indebtedness, and will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of December 31, 1997, after giving effect to the Pro Forma Transactions, the Company would have had, on an unconsolidated basis, approximately $570.0 million of Senior Indebtedness, and the Company's subsidiaries would have had approximately $117.1 million of outstanding liabilities (other than liabilities guaranteed by the Company). The Certificate of Designation and the Exchange Indenture permit the incurrence by the Company and its subsidiaries of additional indebtedness. In addition, the Company may not pay principal of, premium, if any, or interest on or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if (i) the obligations with respect to Senior Indebtedness are not paid when due or (ii) other events of default have occurred and the lenders elect to prohibit the Company from making payments with respect to the Exchange Debentures. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures then outstanding. See 'Description of the Exchange Debentures-- Ranking.'

EFFECT OF SUBSTANTIAL ADDITIONAL INDEBTEDNESS ON THE COMPANY'S ABILITY TO MAKE PAYMENTS ON THE EXCHANGEABLE PREFERRED STOCK
     The Indentures and the Certificate of Designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the buildout of its telecommunications networks and operations. Further, the proceeds raised by the Company in the December 1997 Preferred Stock Placement have, in certain instances, increased the amount of indebtedness the Company may incur under the terms of the Indentures. All additional indebtedness of the Company will rank senior in right of payment to any payment obligations with respect to the Exchangeable Preferred Stock. The debt service requirements of any additional indebtedness would make it more difficult for the Company to pay cash obligations with respect to the Exchangeable Preferred Stock, including obligations to redeem the Exchangeable Preferred Stock.

CERTAIN TAX CONSIDERATIONS

     Distributions on the Exchangeable Preferred Stock will be taxable for U.S. Federal income tax purposes as ordinary dividend income (and eligible for the dividends-received deduction for certain U.S. corporate holders) only to the extent paid out of current or accumulated earnings and profits of the Company as determined for U.S. Federal income tax purposes and otherwise will be treated in the manner described under 'Certain U.S. Federal Income Tax Consequences--Exchangeable Preferred Stock and Exchange Debentures--Distributions in General.' However, the Company does not currently have any current or accumulated earnings and profits and cannot accurately predict at what point it will have current or accumulated earnings and profits. In the absence of current or accumulated earnings and profits of the Company, it is anticipated that distributions on the Exchangeable Preferred Stock will constitute tax-free returns of capital to the extent of the holder's tax basis in the Exchangeable Preferred Stock and thereafter capital gain, and will not be eligible for the dividends-received deduction. The exchange of Exchangeable

Preferred Stock for Exchange Debentures will be treated as a redemption giving rise to a dividend in the amount of the issue price unless such exchange (i) terminates such holder's equity interest in the Company (taking into account stock that is actually or constructively owned by the holder); or (ii) is not 'essentially equivalent to a dividend.' To the extent that the exchange of Exchangeable Preferred Stock for Exchange Debentures does not give rise to a dividend, such exchange shall be treated as a sale or other taxable exchange of the Exchangeable Preferred Stock, and such sale or exchange may be eligible for installment sale treatment, unless either the Exchangeable Preferred Stock or Exchange Debentures is readily tradeable in an established securities market. See 'Certain U.S. Federal Income Tax Consequences.'

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGEABLE PREFERRED STOCK

     The Exchangeable Preferred Stock is a new class of security for which there is currently no market. The Company does not intend to apply for listing of the Exchangeable Preferred Stock or, if issued, the Exchange Debentures issued in exchange therefor pursuant to the Registration Statement on any securities exchange or to seek approval for quotation through any automated quotation system. The Exchangeable Preferred Stock is eligible for trading in the PORTAL Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchangeable Preferred Stock, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Registration Statement or the Shelf Registration Statement. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchangeable Preferred Stock or the Exchange Debentures (collectively, the 'Securities'). If a market for and of the Securities were to develop, such Securities may trade at prices that may be higher or lower than the initial offering price of the Exchangeable Preferred Stock depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as the Securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Securities. There can be no assurance that, if a market for any of the Securities were to develop, such a market would not be subject to similar disruptions. Such disruptions may materially and adversely affect such liquidity and trading independent of the financial performance of, and prospects for, the Company.

CONSEQUENCES FOR NON-TENDERING HOLDERS OF THE OLD PREFERRED STOCK

     After Exchange Offer is consummated, the Company will not be required to register shares of the Old Preferred Stock not tendered and accepted in the Exchange Offer. In such event, holders of any such shares of Old Preferred Stock seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the consummation of the Exchange Offer, holders of shares of Old Preferred Stock not tendered in the Exchange Offer may not be entitled to the contingent increase in interest rate provided for in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement.

DEPENDENCE ON THIRD PARTIES FOR SERVICE AND MARKETING; POSSIBLE SERVICE INTERRUPTIONS AND EQUIPMENT FAILURES

     The Company's long distance resale business is dependent on utilizing the facilities of major IXCs to carry its customers' long distance telephone calls and, in many instances, especially during initial market penetrations, the Company's CLEC business will be dependent on the facilities of the ILECs and other local exchange service providers to carry its customers' local telephone calls. The Company has agreements with MCI, Sprint and others that provide it with access to such carriers' networks and has entered or is entering into interconnect agreements with various ILECs, and other CLECs, to access their local exchange facilities. Although the Company believes that it currently has sufficient access to long distance networks and will be able to obtain sufficient access to local exchange facilities, any increase in the rates or access fees charged by the owners of such facilities or their unwillingness to provide access to such facilities to the Company, as well as potential reticence of the ILECs to honor appropriate provisioning and service intervals with respect to interconnection arrangements, could materially adversely affect the Company's operations. Failure to obtain continuing access to such networks and facilities could require the Company to significantly curtail or cease its operations and could have an adverse effect on the value of the Company's securities, including the Exchangeable Preferred Stock, and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, and dividend payments on their Preferred Stock, including the Exchangeable Preferred Stock. Further, the Company's CLEC operations will rely to some extent upon network elements which the ILECs must provide pursuant to the Telecommunications Act and the Interconnection Order. These facilities often use copper wire for 'last mile' access to end users. To the extent that the Company relies upon ILEC facilities that use copper wire, the Company may not be able to offer potential customers the benefits of Wireless Fiber with respect to high transmission capacity and quality. In addition, the Company's operations require that the networks leased by it, and any facilities which may be developed by the Company, operate on a continuous basis. It is not unusual for networks and switching facilities to experience periodic service interruptions and equipment failures. It is therefore possible that the networks and facilities utilized by the Company may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation.

     The Company utilizes, in certain cases, third parties for marketing its Wireless Fiber services and maintaining its operational systems. The Company has entered into master service agreements with other telecommunications providers that allow those companies to utilize and resell the Company's Wireless Fiber services to their own customers. The Company also has an agreement with Lucent to provide field service for, and network monitoring of, the Company's Wireless Fiber facilities and another agreement with Lucent for the purchase by the Company of telecommunications switches and related equipment. The failure of any of these third parties to perform under their respective agreements or the loss of any of these agreements could have a material adverse effect on the Company's results of operations and its ability to service its customers. The Company has approached a number of major telecommunications service providers to solicit interest in entering into a multi-year, multi-region network transaction in which the Company would build and maintain a co-exclusive network utilizing Wireless Fiber for providing access to their customer base. Although there can be no assurance that such a transaction will be entered into, the Company believes that such a transaction would be attractive to a number of these providers and is in various stages of discussions with them.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Preferred Stock was sold by the Company in the December 1997 Preferred Stock Placement to the Initial Purchasers who, in turn, sold such Old Preferred Stock to certain qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the December 1997 Preferred Stock Placement, the Company entered into the Registration Rights Agreement, pursuant to which the Company is obligated to use its best efforts to consummate the Exchange Offer of the New Preferred Stock for the Old Preferred Stock pursuant to an effective Registration Statement by June 15, 1998.

     Pursuant to the Registration Rights Agreement, the Company is required to file a shelf registration statement ('Shelf Registration Statement') for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Preferred Stock if: (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer; (ii) the Exchange Offer is not consummated by June 15, 1998; (iii) any Initial Purchaser so requests with respect to the Old Preferred Stock not eligible to be exchanged for New Preferred Stock in the Exchange Offer and held by it following consummation of the Exchange Offer; or (iv) any holder of Old Preferred Stock (other than an exchanging dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Old Preferred Stock (other than an exchanging dealer) that participates in the Exchange Offer, such holder does not receive freely tradeable New Preferred Stock on the date of the exchange. The Company is required to use its best efforts to keep the Shelf Registration Statement continuously effective for a period of two years from the date of its effectiveness or such shorter period that will terminate when all the Old Preferred Stock covered by the shelf registration statement has been sold pursuant thereto or is eligible for sale under Rule 144(k) under the Securities Act.

TERMS OF THE EXCHANGE OFFER

     The Company offers to exchange, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the same number and aggregate liquidation preference of New Preferred Stock for the Old Preferred Stock tendered for exchange. The terms of the New Preferred Stock are substantially identical in all material respects (e.g., aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Stock, except that the New Preferred Stock has been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Stock. The New Preferred Stock, like the Old Preferred Stock, is governed by the Certificate of Designation. See 'Description of the Exchangeable Preferred Stock.' The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange.

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock (except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock.

     By tendering in the Exchange Offer, each holder of Old Preferred Stock will represent to the Company, as the case may be, that, among other things: (i) the New Preferred Stock acquired pursuant to the Exchange Offer is being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is such holder; (ii) neither the holder of Old Preferred Stock nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock; and (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Preferred Stock for its own account in exchange for Old Preferred Stock. Neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Preferred Stock.

     Following the consummation of the Exchange Offer, holders of shares of Old Preferred Stock that have not been tendered will no longer have certain registration rights and the Old Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Preferred Stock could be adversely affected.

EXPIRATION DATE

     The term 'Expiration Date' shall mean 5:00 p.m., New York City time, on

June 15, 1998 unless the Company in its sole discretion extends the Exchange Offer, in which case the term 'Expiration Date' shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Preferred Stock previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Preferred Stock for the Old Preferred Stock will be the first New York Stock Exchange trading day following the Expiration Date.

     The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Preferred Stock if any of the events set forth below under '--Conditions to the Exchange Offer' shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Preferred Stock, whether before or after any tender of the Old Preferred Stock.

PROCEDURES FOR TENDERING

     The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

     Shares of Old Preferred Stock may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with: (i) the certificate or certificates representing the shares of Old Preferred Stock being tendered and any required signature guarantees; (ii) a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of the Old Preferred Stock, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below; or (iii) the completion of the procedures for guaranteed delivery set forth below. See 'Guaranteed Delivery Procedures.'

     If shares of the New Preferred Stock (and any untendered shares of Old Preferred Stock) are to be issued in the name of the registered holder and the registered holder has signed the Letter of Transmittal the holder's signature need not be guaranteed. In any other case, the tendered shares of Old Preferred Stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (an 'Eligible Institution'). If shares of the New Preferred Stock (and any untendered shares of Old Preferred Stock) are to be delivered to an address other than that of the registered holder appearing on the register for the Old Preferred Stock, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. Each broker-dealer that receives shares of New Preferred Stock for its own account in exchange for shares of Old Preferred Stock, where such shares of Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock.

     THE METHOD OF DELIVERY OF OLD PREFERRED STOCK, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE, NO LETTERS OF TRANSMITTAL OR OLD PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, shares of the Old Preferred Stock or a Book-Entry Confirmation, and all other required documents are received by the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Preferred Stock will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of Issuer's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any shares of Old Preferred Stock. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. If any shares of Old Preferred Stock received by the Exchange Agent are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if shares of Old Preferred Stock are submitted in a amount greater than the number of shares of Old Preferred Stock being tendered by such tendering holder, such unaccepted or non-exchanged shares of Old Preferred Stock will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion, to the extent permitted (a) purchase or make offers for any shares of Old Preferred Stock that remain outstanding subsequent to the Expiration Date and (b) to the extent pertained by applicable law, purchase shares of Old Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Preferred Stock ('Transferor') exchanges, assigns and transfers the Old Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Preferred Stock and to acquire the New Preferred Stock issuable upon the exchange of such tendered shares of Old Preferred Stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered shares of Old Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Preferred Stock or transfer ownership of such Old Preferred Stock on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading '--Purpose and Effect of the Exchange Offer.'

WITHDRAWAL OF TENDERS

     Tenders of Old Preferred Stock pursuant to the Exchange Offer are irrevocable, except that Old Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the holder named in the Letter of Transmittal as having tendered Old Preferred Stock to be withdrawn, the certificate numbers and designation of Old Preferred Stock to be withdrawn, the principal amount of Old Preferred Stock delivered for exchange, a statement that such holder is withdrawing his election to have such Old Preferred Stock exchanged, and the name of the registered holder of such Old Preferred Stock, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to The Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn Old Preferred Stock promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Preferred Stock or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

ACCEPTANCE OF OLD PREFERRED STOCK; DELIVERY OF NEW PREFERRED STOCK


     Upon terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of Old Preferred Stock which are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Old Preferred Stock for the purpose of causing the Old Preferred Stock to be assigned, transferred and exchanged for New Preferred Stock. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Preferred Stock in exchange for Old Preferred Stock will be made by the Exchange Agent after acceptance of the tendered Old Preferred Stock by the Company and promptly following the Expiration Date. Any Old Preferred Stock not accepted for exchange by the Company for any reason will be returned without expense to the tendering holders (or, in the case of Old Preferred Stock tendered by book-entry transfer, by crediting an account maintained with the Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated. See '-- Conditions to the Exchange Offer.'

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Preferred Stock by causing the Book-Entry Transfer Facility to transfer the Old Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Preferred Stock and (i) whose Old Preferred Stock is not immediately available or (ii) who cannot deliver their Old Preferred Stock, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, must tender their Old Preferred Stock and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery (a 'Notice of Guaranteed Delivery') (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Preferred Stock, the certificate number or numbers of such Old Preferred Stock and the aggregate liquidation preference of the Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Preferred Stock (or a confirmation of electronic delivery or book-entry delivery into the Exchange Agent's account at the Depository) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Preferred Stock in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depository), must be received by the Exchange Agent within five business days after the Expiration Date. Any holder of Old Preferred Stock who wishes to tender its Old Preferred Stock pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Preferred Stock in exchange for any properly tendered Old Preferred Stock not theretofore accepted and may terminate the Exchange Offer, or, at their option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal the consummation of the Exchange Offer, or

          (b) there shall occur a change in the current interpretation by the staff of the Commission which, in the Company's sole judgment, might materially impair The Company's ability to proceed with the Exchange Offer.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Preferred Stock upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Preferred Stock).

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company if it is legally permitted to do so, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     U.S. Trust has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Mail (registered or certified mail recommended):

                     Continental Stock Transfer & Trust Company
                     2 Broadway 19th Floor
                     New York, New York 10004

     By Overnight Courier:

                     Continental Stock Transfer & Trust Company
                     2 Broadway 19th Floor
                     New York, New York 10004
                     Attn: Corporate Trust Operations Department

     By Hand Delivery:

                     Continental Stock Transfer & Trust Company
                     2 Broadway 19th Floor
                     New York, New York 10004
                     Attn: Corporate Trust Services

     By Facsimile (for Eligible Institutions only):

                     (212) 420-6152
                     Confirm by telephone (800) 548-6565

FEES AND EXPENSES

     The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Preferred Stock and in handling or forwarding tenders for exchange.

     The expenses to be incurred by the Company in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Transfer Agent and accounting and legal fees, will be paid by the Company. The Company will not, however, pay the costs incurred by a holder in delivering its Old Preferred Stock to the Exchange Agent, underwriting fees, or Commissions or transfer taxes.

ACCOUNTING TREATMENT


     The New Preferred Stock will be recorded at the same carrying value as the Old Preferred Stock as reflected in the Company's accounting records on the date of the exchange because the exchange of the Old Preferred Stock for the New Preferred Stock is the completion of the selling process contemplated in the issuance of the Old Preferred Stock. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Preferred Stock will be amortized over the term of the New Preferred Stock.

OTHER MATTERS

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by The Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the Company since the dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Preferred Stock in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, The Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Preferred Stock in such jurisdiction.

     As a result of the making of the Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Agreement. Holders of the Old Preferred Stock who do not tender their Old Preferred Stock in the Exchange Offer will continue to hold such Old Preferred Stock and will be entitled to all the rights and limitations applicable thereto under the Indenture except for certain rights under the Registration Agreement and except that certain of the Old Preferred Stock may not be entitled to the contingent increase in interest rate provided for in the Old Preferred Stock. All untendered Old Preferred Stock will continue to be subject to the restrictions on transfer set forth in the Indenture and the Old Preferred Stock. To the extent that Old Preferred Stock are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Preferred Stock could be adversely affected.

     The Company will not receive any cash proceeds from the issuance of the New Preferred Stock offered hereby. In consideration for issuing the New Preferred Stock as contemplated in this Prospectus, the Company will receive in exchange Old Preferred Stock, in like principal amount, the terms of which are identical to the New Preferred Stock except that such New Preferred Stock will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Preferred Stock surrendered in exchange for New Preferred Stock will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Preferred Stock will not result in a change in the indebtedness of the Company.

                DESCRIPTION OF THE EXCHANGEABLE PREFERRED STOCK

     The following is a summary of certain provisions of the Certificate of Designation and the Exchangeable Preferred Stock (which encompasses both the New Preferred Stock and Old Preferred Stock, as such securities have substantially identical terms). A copy of the Certificate of Designation and the form of Exchangeable Preferred Stock is available upon request to the Company at the address set forth under 'Available Information.' The following summary of certain provisions of the Certificate of Designation does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Certificate of Designation. The definitions of certain capitalized terms used but not defined in the following summary are set forth under 'Description of the Exchange Debentures--Certain Definitions.' Other capitalized terms used but not defined herein and not otherwise defined under 'Description of the Exchange Debentures--Certain Definitions' are defined in the Certificate of Designation.

GENERAL

     The holders of the Exchangeable Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of the Company of any class. The Exchangeable Preferred Stock is eligible for trading in the PORTAL Market. Subject to certain conditions, the Exchangeable Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any scheduled Dividend Payment Date on or after the date all obligations under each of the Specified Indentures shall have been satisfied in full (the 'Specified Debt Satisfaction Date'). When issued, the Exchangeable Preferred Stock will be validly issued, fully paid and nonassessable.

RANKING

     The Exchangeable Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) senior to all classes of common stock and to the Company's Series A Preferred Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as 'Junior Stock'); (ii) subject to certain conditions, on a parity with each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as 'Parity Stock'); and (iii) subject to certain conditions, junior to each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as 'Senior Stock').

     While any shares of Exchangeable Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock (i) that ranks senior to the Exchangeable Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or (ii) that is on a parity with the Exchangeable Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up and that has a mandatory redemption earlier, or an average life less, than that of the Exchangeable Preferred Stock, in each case without the consent of the holders of at least 66 2/3% of the outstanding shares of Exchangeable Preferred Stock. However, without the consent of any holder of Exchangeable Preferred Stock, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of a stock that ranks on a parity with, or junior to, the Exchangeable Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (subject, in the case of Parity Stock, to the preceding sentence). See '--Voting Rights.'

DIVIDENDS

     The Exchangeable Preferred Stock accumulates cumulative preferential dividends from December 22, 1997, at the rate of 14 1/4% per annum on the Accumulated Amount with respect to the Exchangeable Preferred Stock compounded semi-annually on each SemiAnnual Dividend Accrual Date, but, except as described in the second following sentence, dividends on the Exchangeable Preferred Stock will not be payable in cash. Until such time as the Accumulated Amount becomes a fixed and final amount pursuant to the first proviso to the definition of 'Accumulated Amount,' the dividends accruing on the Exchangeable Preferred Stock will be deemed paid by the periodic adjustments provided for in such definition. Commencing on the first June 15 or December 15 (each a 'Dividend Payment Date') which is at least six months after the later of December 15, 2002 and the Specified Debt Satisfaction Date (the 'Cash Payment Date'), dividends will be payable in cash in respect of the Exchangeable Preferred Stock at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Dividend Payment Date preceding the Cash Payment Date. Thereafter, dividends on the Exchangeable Preferred Stock will be payable semiannually in arrears on each Dividend Payment Date or, if any such date is not a Business Day, on the next succeeding Business Day, to the holders of record of the Exchangeable Preferred Stock as of the next preceding June 1 and December 1. Dividends payable on the Exchangeable Preferred Stock will be computed on a basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain Federal income tax considerations relevant to the Exchangeable Preferred Stock, see 'Certain U.S. Federal Income Tax Consequences.'

     Notwithstanding anything herein to the contrary, if the Specified Debt Satisfaction Date shall not have occurred before December 15, 2002, the rate otherwise applicable to the Exchangeable Preferred Stock shall be increased by 150 basis points from December 15, 2002, until the Dividend Payment Date falling on or after the Specified Debt Satisfaction Date.


     Dividends on the Exchangeable Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation will provide that the Company will, subject to the terms of any indebtedness of the Company existing on the Issue Date, take all actions required or permitted under the Delaware General Corporation Law (the 'DGCL') to permit the payment of dividends on the Exchangeable Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL.

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Exchangeable Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Exchangeable Preferred Stock.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends with respect to the Exchangeable Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Exchangeable Preferred Stock and any Parity Stock.

     No dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the Exchangeable Preferred Stock for all prior dividend periods; provided, however, if accrued dividends on the Exchangeable Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Exchangeable Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Exchangeable Preferred Stock and such Parity Stock.

     Notwithstanding anything herein to the contrary, the Company may declare and pay dividends on Parity Stock or Junior Stock which are payable solely in additional shares of or by the increase in the liquidation value of Parity Stock or Junior Stock, as applicable, or repurchase, redeem or otherwise acquire Junior Stock in exchange for Junior Stock and Parity Stock in exchange for Parity Stock or Junior Stock.

     The Company's ability to pay dividends with respect to the Exchangeable Preferred Stock is limited by the terms of the Company's outstanding indebtedness. See 'Risk Factors--Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and Issue Exchange Debentures.'


OPTIONAL REDEMPTION

     The Exchangeable Preferred Stock will not be redeemable at the option of the Company prior to December 15, 2002. Thereafter, the Exchangeable Preferred Stock will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as percentages of the Accumulated Amount thereof), plus accumulated and unpaid dividends, if any (including an amount in cash equal to a prorated dividend for any partial dividend period), on such Accumulated Amount if redeemed during the 12-month period commencing on December 15 of the years set forth below:


                                                                REDEMPTION
PERIOD                                                            PRICE
-------------------------------------------------------------   ----------
2002.........................................................    107.125%
2003.........................................................    105.344
2004.........................................................    103.563
2005.........................................................    101.781
2006 and thereafter..........................................    100.000

     In the case of any partial optional redemption, selection of the Exchangeable Preferred Stock for redemption will be made by the Company in compliance with the requirements of the principal national securities exchange, if any, on which the Exchangeable Preferred Stock is listed, or if the Exchangeable Preferred Stock is not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Company, in its sole discretion, shall deem fair and appropriate; provided, however, that the Company may redeem all of the shares held by holders of fewer than 100 shares (or all of the shares held by holders who would hold less than 100 shares as a result of such redemption) as may be determined by the Company.

     The Company's ability to redeem the Exchangeable Preferred Stock at its option is limited by the terms of the Company's outstanding indebtedness. The Company may not be able to redeem the Exchangeable Preferred Stock at its option unless it simultaneously redeems or repays such indebtedness. See 'Risk Factors--Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and to Issue Exchange Debentures.'

MANDATORY REDEMPTION

     On December 15, 2007, the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Exchangeable Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Exchangeable Preferred Stock. The Certificate of Designation will provide that the Company will take all actions required or permitted under Delaware law to permit such redemption.

EXCHANGE

     The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date following the Specified Debt Satisfaction Date, exchange the Exchangeable Preferred Stock, in whole, but not in part, for the Exchange Debentures; provided, however, that (i) on the date of such exchange (the 'Exchange Date') there are no accumulated and unpaid dividends on the Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) the Company shall have delivered to the Transfer Agent under the Exchange Indenture an opinion of counsel with respect to the due authorization and issuance of the Exchange Debentures.

     Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 Accumulated Amount of Exchange Debentures for each $1.00 Accumulated Amount of Exchangeable Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder; provided, however, that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of Exchangeable Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Exchangeable Preferred Stock, and all rights of the holders of Exchangeable Preferred Stock (except the right to receive the Exchange Debentures and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures as of the Exchange Date. See 'Description of the Exchange Debentures.'

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, an amount equal to the Liquidation Preference per share of Exchangeable Preferred Stock held by such holder, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Stock are not paid in full, the holders of the Exchangeable Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.


     The Certificate of Designation will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Exchangeable Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of such shares of Exchangeable Preferred Stock.

VOTING RIGHTS

     The holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as provided in the Certificate of Designation, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

     The Certificate of Designation will provide that if (i) dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive); (ii) the Company fails to redeem the Exchangeable Preferred Stock on December 15, 2007, or fails to otherwise discharge any redemption or repurchase obligation with respect to the Exchangeable Preferred Stock; (iii) a breach or violation of any of the provisions described under the caption '--Certain Covenants' occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding; or (iv) the Company fails to pay at final maturity (giving effect to any applicable grace period) the principal amount of any Indebtedness of the Company or any Significant Subsidiary or the final maturity of any such Indebtedness is accelerated because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million, then the holders of the outstanding shares of Exchangeable Preferred Stock, voting together as a class with the holders of any other series of Preferred Stock upon which like rights have been conferred and are exercisable, will be entitled to elect to serve on the Board of Directors the lesser of (x) two additional members to the Board of Directors or (y) that number of directors constituting at least 25% of the members of the Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased by such number. Such voting rights of the Exchangeable Preferred Stock will continue until such time as, in the case of a dividend default, all dividends in arrears on the Exchangeable Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of a majority of the shares of Exchangeable Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph (subject to the right of holders of any other preferred stock to elect such directors) shall terminate. Each such event described in clauses (i) through (iv) above is referred to herein as a 'Voting Rights Triggering Event.'

     The Certificate of Designation will also provide that, except as expressly set forth above under 'Ranking,' (a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Exchangeable Preferred Stock, or (b) the increase or decrease in the amount of authorized

Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

REPURCHASE OF EXCHANGEABLE PREFERRED STOCK UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all the Exchangeable Preferred Stock then outstanding, at a purchase price equal to 101% of the Accumulated Amount of the Exchangeable Preferred Stock on the date of purchase, plus accrued and unpaid dividends (if any) on such Accumulated Amount to the date of purchase. Prior to the mailing of the notice to holders of Exchangeable Preferred Stock commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Exchangeable Preferred Stock pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit repurchase of the Exchangeable Preferred Stock. The Company shall first comply with the covenant in the preceding sentence before it shall repurchase Exchangeable Preferred Stock pursuant to the 'Repurchase of Exchangeable Preferred Stock Upon a Change of Control' covenant.

     The Certificate of Designation prohibits the Company from repurchasing any Exchangeable Preferred Stock so long as any indebtedness of the Company contractually prohibits such repurchase. However, if the Company is unable to repay or cause repayment of all of its indebtedness that would prohibit a repurchase of the Exchangeable Preferred Stock or is unable to obtain the consents of the holders of indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Exchangeable Preferred Stock or otherwise fails to purchase any Exchangeable Preferred Stock validly tendered, then the Company will have breached this covenant. This breach will constitute a Voting Rights Triggering Event under the Certificate of Designation if it continues for a period of 30 consecutive days after written notice is given to the Company by the holders of at least 25% in aggregate amount of the Exchangeable Preferred Stock outstanding. In addition, the failure by the Company to repurchase Exchangeable Preferred Stock at the conclusion of the Offer to Purchase will constitute a breach of this covenant without any waiting period or notice requirements.

     There can be no assurance that the Company, WEC and/or WEC II will have sufficient funds available at the time of a Change of Control to make any payment required by the foregoing covenant (as well as any similar covenant that may be contained in other securities of the Company, WEC and WEC II which might be outstanding at the time). The above covenant requiring the Company to repurchase the Exchangeable Preferred Stock will, unless the consents referred to above are obtained, require the Company, WEC and WEC II to repay all indebtedness then outstanding which by its terms would prohibit such Exchangeable Preferred Stock repurchase, either prior to or concurrently with such Exchangeable Preferred Stock repurchase.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness are contained in the covenant described under '--Certain Covenants--Limitation on Indebtedness.' Such restrictions can only be waived with the consent of the holders of a majority of the outstanding shares of the Exchangeable Preferred Stock. Except for the limitations contained in such covenants, however, the Certificate of Designation will not contain any covenants or provisions that may afford holders of the Exchangeable Preferred Stock protection in the event of a highly leveraged transaction.

CERTAIN COVENANTS

  Limitation on Indebtedness

     The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than Indebtedness existing on the Issue Date); provided, however, that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company outstanding at any time in an aggregate principal amount not to exceed $125 million, less any amount of Indebtedness Incurred pursuant to this clause (i) and permanently repaid as provided under '--Limitation on Asset Sales' below; (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i),
(ii), (v), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance or refund Indebtedness that would be pari passu with, or subordinated in right of payment to, the Exchange Debentures (when issued) shall only be permitted under this clause (iii) if (A) in case the Indebtedness to be refinanced is pari passu with the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Exchange Debentures, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Exchange Debentures at least to the extent that the Indebtedness to be refinanced is subordinated to the Exchange Debentures and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided further, however, that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Company pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business,
(B) under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by the Company from and after October 23, 1995, from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash), including the Exchangeable Preferred Stock, provided, however, that such Indebtedness (x) does not mature prior to the Stated Maturity of the Exchange Debentures and has an Average Life longer than the Exchange Debentures and (y) is pari passu with or subordinated to the Exchange Debentures; (vi) Indebtedness of any Restricted Subsidiary Incurred pursuant to any credit agreement of such Restricted Subsidiary in effect on the Issue Date (and refinancings thereof), up to the amount of the commitment under such credit agreement on the Issue Date; (vii) Indebtedness to the extent such Indebtedness is secured by Liens which are purchase money or other Liens upon equipment or inventory acquired or held by the Company or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to the Company to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the equipment or inventory acquired; (viii) Indebtedness of any Restricted Subsidiary not to exceed, at any one time outstanding, 80% of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with

GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); provided, however, that such Indebtedness is not Guaranteed by the Company or any of its Restricted Subsidiaries; (ix) Indebtedness of the Company, to the extent the proceeds thereof are immediately used to purchase 1995 Notes or 1997 Notes tendered in an offer to purchase made as a result of a Change of Control; and (x) the Exchange Debentures.

     For purposes of determining any particular amount of Indebtedness under this 'Limitation on Indebtedness' covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this 'Limitation on Indebtedness' covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     The Company will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

     The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness which restricts the Company's ability to pay cash dividends on, or to redeem on December 15, 2007, the Exchangeable Preferred Stock in accordance with its terms.

  Limitation on Senior Subordinated Indebtedness

     The Company will not (i) Incur any Indebtedness, other than the Exchange Debentures, that is expressly made subordinated in right of payment to any Senior Indebtedness of the Company unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding is expressly made pari passu with, or subordinate in right of payment to, the Exchange Debentures pursuant to provisions substantially similar to those contained in Article Ten of the Exchange Indenture; provided, however, that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Indebtedness or (ii) Incur any Indebtedness secured by a Lien if such Indebtedness is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the Exchange Debentures equally and ratably with such secured Indebtedness for so long as such secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than (a) dividends or distributions in respect of the Exchangeable Preferred Stock or (b) dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) other than such Capital Stock held by the Company or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries);
(ii) repurchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (other than the Exchangeable Preferred Stock) of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than any Wholly Owned Restricted Subsidiaries of the Company; (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Exchange Debentures; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively 'Restricted Payments') if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default shall have occurred and be continuing, (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the 'Limitation on Indebtedness' covenant, or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Deemed Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Deemed Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to '--SEC Reports and Reports to Holders' plus (2) the aggregate Net Cash Proceeds received by the Company after the Deemed Closing Date from the issuance and sale permitted by the Certificate of Designation of its Capital Stock (other than Junior Stock or Redeemable Stock), including the Exchangeable Preferred Stock, to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the 1997 Senior Notes, 1997 Senior Subordinated Notes and the Exchange Debentures), plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and other than reductions in Investments made pursuant to clauses
(vi) or (vii) of the second paragraph of this '--Limitation on Restricted Payments' covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of 'Investments'), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Exchange Debentures, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause
(iii) of the second paragraph of the covenant described under '--Limitation on Indebtedness'; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock or options, warrants or other rights to purchase such Capital Stock (in each case other than Redeemable Stock) of the Company; (iv) the making of any other Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of shares of the Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of the Company; (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Certificate of Designation applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;
(vi) Investments, not to exceed $15.0 million at any one time outstanding; (vii) Investments, not to exceed $15.0 million at any one time outstanding, in entities, substantially all of the assets of which consist of Telecommunications Assets; (viii) cash payments in lieu of the issuance of fractional shares of Common Stock upon conversion (including mandatory conversion) of the Convertible Notes as provided for in the Convertible Notes Indenture; (ix) cash payments in lieu of the issuance of fractional shares of Common Stock of the Company upon conversion of any class of Preferred Stock of the Company; provided, however, that this exception shall not be available with respect to more than two such conversions with respect to any such class of Preferred Stock by any given Affiliate of the Company; and (x) Investments in entities that directly (or indirectly through subsidiaries) own licenses granted by the FCC or any other governmental entity with authority to grant telecommunications licenses; provided, however, that, in each case the Company or a Restricted Subsidiary shall, at the time of making such Investment, have an active role in the management or operation of such entity and in the provision of telecommunications services by such entity; provided, however, that, except in the case of clauses (i) and (iii) of this paragraph, no Voting Rights Triggering Event shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board of Directors. Any Investment made pursuant to clause (vi) or (vii) of this paragraph shall be deemed to be no longer outstanding (and repaid in full) if and when the Person in which such Investment is made becomes a Restricted Subsidiary of the Company.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof)), and the Net Cash Proceeds from any issuance and sale of Capital Stock referred to in clauses (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of Indebtedness that is pari passu with the Exchange Debentures or Preferred Stock that is on a parity with the Exchangeable Preferred Stock then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant only to the extent such proceeds are not so used for such redemption, repurchase or other acquisition.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary; (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary; (iii) make loans or advances to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary; or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

     The foregoing provisions shall not prohibit any encumbrances or restrictions (i) existing on the Issue Date in the Certificate Designation or any other agreement in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders of Exchangeable Preferred Stock than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this 'Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries' covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Certificate of Designation or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this 'Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries' covenant shall prevent the Company or any Restricted Subsidiary from (i) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or (ii) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.09 of the 1997 Senior Notes Indenture as in effect on the Deemed Closing Date.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
  Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, other than the Telecommunications Subsidiaries, if within six months of each such issuance or sale, the Company or such Restricted Subsidiary applies an amount not less than the Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the 'Limitation on Asset Sales' covenant described below.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ('Guaranteed Indebtedness'), unless (i) such Restricted Subsidiary simultaneously executes and delivers (a) a written agreement and (b) a supplemental indenture to the Exchange Indenture providing for a Guarantee (a 'Subsidiary Guarantee') of payment of the Exchangeable Preferred Stock and the Exchange Debentures, respectively, by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Exchange Debentures then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Exchange Debentures then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Exchange Debentures.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted

Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary obtains a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited under '--Limitation on Restricted Payments' (other than pursuant to clause (iv) of the definition of 'Permitted Investment' or clause (vi) of the second paragraph of such covenant). Notwithstanding the foregoing, any transaction covered by the first paragraph of this 'Limitation on Transactions with Shareholders and Affiliates' covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $250,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or its Restricted

Subsidiaries from one or more Asset Sales occurring on or after the Deemed Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of the Company that is not subordinated to the Exchange Debentures, or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this 'Limitation on Asset Sales' covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute 'Excess Proceeds.'

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this 'Limitation on Asset Sales' covenant totals at least $10.0 million, the Company must commence, not later than the 15th Business Day after the first day of such month, and consummate an Offer to Purchase from the holders of the Exchangeable Preferred Stock on a pro rata basis a number of shares of Exchangeable Preferred Stock having an aggregate Accumulated Amount equal to the Excess Proceeds on such date, at a purchase price per share of Exchangeable Preferred Stock equal to 101% of such Accumulated Amount on such date of purchase, plus accrued and unpaid dividends (if any) on such Accumulated Amount to the date of purchase; provided, however, that no Offer to Purchase shall be required to be commenced with respect to the Exchangeable Preferred Stock until the Business Day following the payment date with respect to the offer(s) to purchase any 1997 Notes and need not be commenced if the Excess Proceeds remaining after application to the 1997 Notes purchased in such Offer to Purchase applicable thereto are less than $10.0 million; provided further, however, that (i) no Exchangeable Preferred Stock may be purchased under this 'Limitation on Asset Sales' covenant unless the Company shall have purchased all 1997 Notes tendered pursuant to the offer(s) to purchase applicable thereto and (ii) no Exchangeable Preferred Stock shall be required to be purchased under this covenant to the extent, and for so long as, such purchase is prohibited under any indebtedness of the Company. The Company's existing indebtedness contains, and future indebtedness of the Company is likely to contain, restrictions on the ability of the Company to make an Offer to Purchase the Exchangeable Preferred Stock pursuant to this covenant. See 'Risk Factors--Ability to Pay Dividends On and Redeem the Exchangeable Preferred Stock and to Issue Exchange Debentures.'

SEC REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is required to file reports with the SEC, if any shares of Exchangeable Preferred Stock are outstanding, the Company shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act. See 'Available Information.' The Company shall supply each Holder of Exchangeable Preferred Stock, without cost to such Holders, copies of such reports or other information.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the Certificate of Designation, the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided, however, that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume all of the obligations of the Company on the Exchangeable Preferred Stock and under the Certificate of Designation; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchangeable Preferred Stock, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchangeable Preferred Stock, could Incur at least $1.00 of Indebtedness under the first paragraph of the covenant described under '--Covenants--Limitation on Indebtedness;' and (v) the Company delivers to each Holder of Exchangeable Preferred Stock an Officers' Certificate (attaching the arithmetical computations to demonstrate compliance with clauses
(iii) and, if applicable, (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

BOOK-ENTRY, DELIVERY AND FORM

     The Exchangeable Preferred Stock sold will be issued in the form of a Global Security. The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the 'Depositary') and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Security may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Security directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

     Shares of Exchangeable Preferred Stock that are issued as described below under 'Certificated Exchangeable Preferred Stock' will be issued in definitive form. Upon the transfer of Exchangeable Preferred Stock in definitive form, such Exchangeable Preferred Stock will, unless the Global Security has previously been exchanged for Exchangeable Preferred Stock in definitive form, be exchanged for an interest in the Global Security representing the Liquidation Preference of Exchangeable Preferred Stock being transferred.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and 'a clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ('participants') and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Security, the Depositary will credit, on its book-entry registration and transfer system, the Liquidation Preference of the Exchangeable Preferred Stock represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Exchangeable Preferred Stock. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Security other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Security.

     So long as the Depositary, or its nominee, is the registered holder and owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchangeable Preferred Stock for all purposes of such Exchangeable Preferred Stock and the Certificate of Designation. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Exchangeable Preferred Stock represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchangeable Preferred Stock in definitive form and will not be considered to be the owners or holders of any Exchangeable Preferred Stock under the Global Security. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Security desires to take any action that the Depositary, as the holder of the Global Security, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment in respect of dividends and redemption payments on Exchangeable Preferred Stock represented by the Global Security registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security.

     The Company expects that the Depositary or its nominee, upon receipt of any payment in respect of dividends and redemption payments on the Global Security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Security for any Exchangeable Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Security owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Exchangeable Preferred Stock in definitive form, the Global Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Transfer Agent nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGEABLE PREFERRED STOCK

     The Exchangeable Preferred Stock represented by the Global Security is exchangeable for certificated Exchangeable Preferred Stock in definitive form of like tenor as such Exchangeable Preferred Stock if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Security and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act,
(ii) the Company in its discretion at any time determines not to have all of the Exchangeable Preferred Stock represented by the Global Security or (iii) any Voting Rights Triggering Event occurs. Any Exchangeable Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchangeable Preferred Stock issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under 'Notice to Investors' (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Exchangeable Preferred Stock, to the provisions of such legend.

                     DESCRIPTION OF THE EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be issued under an indenture to be entered into at the time of issuance of the Exchange Debentures (the 'Exchange Indenture'), between WinStar Communications, Inc. (for purposes of this Description of the Exchange Debentures, the 'Company') and such qualified trust company as shall be selected by the Company, as Transfer Agent (in such capacity, the 'Transfer Agent'). The following is a summary of certain provisions of the Exchange Indenture and the Exchange Debentures. A copy of the Exchange Indenture and the form of Exchange Debentures are available upon request to the Company at the address set forth under 'Available Information.' The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The terms of the Specified Indentures limit the Company's ability to issue the Exchange Debentures. See 'Risk Factors--Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and Issue Exchange Debentures.'

     Although for United States federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, may be recognized by a Holder of Exchange Debentures as such discount is amortized from the date of issuance of the Exchange Debentures, Holders of Exchange Debentures will not receive any cash payments on the Exchange Debentures until the Cash Payment Date. For a description of certain tax matters related to an investment in the Exchange Debentures, see 'Certain U.S. Federal Income Tax Consequences.'

     The Exchange Debentures will be unsecured senior subordinated obligations of the Company, limited in aggregate Accumulated Amount to the Accumulated Amount of the Exchangeable Preferred Stock. The Exchange Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 (other than as described in 'Description of the Exchangeable Preferred Stock--Exchange'). The Exchange Debentures may be exchanged or transferred at the office or agency of the Company in the Borough of Manhattan, The City of New York.

     The Exchange Debentures will mature on December 15, 2007. Until the Cash Payment Date, interest on the Exchange Debentures will accrue at a rate of 14 1/4% of the Accumulated Amount per annum and will be compounded semiannually on each Interest Payment Date, but, except as described in the second following sentence, interest on the Exchange Debentures, will not be payable in cash. Until such time as the Accumulated Amount becomes a fixed and final amount pursuant to the first proviso to the definition of 'Accumulated Amount,' the interest accruing on the Exchange Debentures will be deemed paid by the periodic adjustments provided for in such definition. Commencing on the first Interest Payment Date following the later of the Exchange Date or the Cash Payment Date, interest will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Exchange Date. Thereupon, cash interest will be payable semiannually to Holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date of June 15 and December 15 of each year. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

OPTIONAL REDEMPTION

     The Exchange Debentures will not be redeemable at the option of the Company prior to December 15, 2002. Thereafter, the Exchange Debentures will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the Accumulated Amount of the Exchange Debentures), plus accrued and unpaid interest, if any, on such Accumulated Amount to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:


                                                                REDEMPTION
PERIOD                                                            PRICE
-------------------------------------------------------------   ----------
2002.........................................................     107.125%
2003.........................................................     105.344
2004.........................................................     103.563
2005.........................................................     101.781
2006 and thereafter..........................................     100.000

     In the case of any partial optional redemption, selection of the Exchange Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or if the Exchange Debentures are not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Trustee, in its sole discretion, shall deem fair and appropriate; provided, however, that no Exchange Debenture of $1,000 in principal amount or less shall be redeemed in part. If any Exchange Debenture is to be redeemed in part only, the notice of redemption relating to such Exchange Debenture shall state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Debenture.

     The Company's ability to redeem the Exchange Debentures at its option is limited by the terms of the Company's outstanding indebtedness. The Company may not be able to redeem the Exchange Debentures at its option unless it simultaneously redeems or repays such other indebtedness. See 'Risk Factors--Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and Issue Exchange Debentures.'

RANKING

     The indebtedness evidenced by the Exchange Debentures will represent unsecured senior subordinated obligations of the Company. The payment of the Senior Subordinated Obligations will, to the extent set forth in the Exchange Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Indebtedness of the Company. As of the Issue Date, there will be no indebtedness of the Company outstanding that would rank pari passu with or junior to the Exchange Debentures, except for the Convertible Notes and the 1997 Senior Subordinated Notes, which would rank pari passu with the Exchange Debentures. See 'Risk Factors--Substantial Indebtedness; Ability to Service Indebtedness and to Cover Fixed Charges' and '--Subordination of the Exchange Debentures.'

     'Senior Subordinated Obligations' is defined in the Exchange Indenture to mean any principal of, premium, if any, or interest on the Exchange Debentures payable pursuant to the terms of the Exchange Debentures or upon acceleration, to the extent relating to the purchase of Exchange Debentures or amounts corresponding to such principal, premium, if any, or interest on the Exchange

Debentures.

     As of December 31, 1997, after giving effect to the Pro Forma Transactions, the Company would have had outstanding, on a consolidated basis, approximately $1,382.8 million of indebtedness, $570.0 million of which would have been Senior Indebtedness (which would rank senior to the Exchange Debentures).

     The Company is a holding company. Substantially all the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Exchange Debentures. The Exchange Debentures, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. As of December 31, 1997, after giving effect to the Pro Forma Transactions, the total liabilities of the Company's subsidiaries would have been approximately $373.2 million, including trade payables. Although the Certificate of Designation and the Exchange Indenture limit the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company's subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Certificate of Designation and the Exchange

Indenture do not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Certificate of Designation and the Exchange Indenture.

     To the extent any payment of Senior Indebtedness of the Company (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness of the Company or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness of the Company is declared to be fraudulent, invalid or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness of the Company for all purposes of the Exchange Indenture as if such declaration, invalidity or setting aside had not occurred. Upon any payment of distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness of the Company (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders of the Exchange Debentures or the Trustee, on behalf of the Holders of the Exchange Debentures, shall be entitled to receive any payment by the Company on account of Senior Subordinated Obligations, or any payment to acquire any of the Exchange Debentures for cash, property or securities, or any distribution with respect to the Exchange Debentures of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company of any Exchange Debentures upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Exchange Debentures or the Trustee, on behalf of the Holders of the Exchange Debentures, would be entitled, but for the subordination provisions of the Exchange Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders of the Exchange Debentures or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness of the Company (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness of the Company held by such holders) or their representatives as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provisions therefor to or for the holders of such Senior Indebtedness.

     No direct or indirect payment by or on behalf of the Company of Senior Subordinated Obligations, whether pursuant to the terms of the Exchange Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness of the Company, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations may be made by or on behalf of the Company upon or in respect of the Exchange Debentures for a period (a 'Payment Blockage Period') commencing on the date of receipt of such notice and ending 159 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Senior Subordinated Exchange Debentures Trustee for such trustee of, or other representative for, such holders). Not more than one Payment Blockage Period may be commenced with respect to the Exchange Debentures during any period of 360 consecutive days. Notwithstanding anything in the Exchange Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to any event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Company initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors or the Company who are not holders of Senior Indebtedness of the Company may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than Holders of Exchange Debentures.

     'Senior Indebtedness' as defined under the Exchange Indenture means the following obligations of the Company, whether outstanding on the Issue Date or thereafter Incurred: (i) all Indebtedness and all other monetary obligations of the Company under the 1995 Senior Exchange Debentures, the 1997 Senior Exchange Debentures and the Equipment Note Guarantees, (ii) all other Indebtedness of the Company (other than the 1997 Senior Subordinated Notes, Exchange Debentures and the Convertible Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Exchange Debentures and (iii) all fees, expenses and indemnities payable in connection with the 1995 Senior Notes, the 1997 Senior Notes and the Equipment Note Guarantees (including any agreements pursuant to which the 1995 Senior Notes, the 1997 Senior Notes or the Equipment Note Guarantees were issued); provided, however, that the term 'Senior Indebtedness' as defined in the Exchange Indenture shall not include (a) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to a Subsidiary of the Company or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company, to the extent not permitted pursuant to the covenants described under '--Covenants--Limitation on Indebtedness' or '--Covenants--Limitation on Senior Subordinated Indebtedness,' (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness to any employee of the Company or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company or (g) any trade payables of the Company. Senior Indebtedness of the Company will also include interest accruing subsequent to events of bankruptcy of the Company and its Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

     'Designated Senior Indebtedness' as defined under the Exchange Indenture means the 1995 Senior Notes, the 1997 Senior Notes, the Equipment Note Guarantees and any Indebtedness constituting Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount of at least $25.0 million and that is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as 'Designated Senior Indebtedness.'

     The Exchange Indenture will specifically provide that the Exchange

Debentures will rank pari passu with the Convertible Notes and the 1997 Senior Subordinated Notes.

BOOK-ENTRY, DELIVERY AND FORM

     If at the time the Exchange Debentures are issued, the Exchangeable Preferred Stock is represented by a Global Security, the Exchange Debentures will be issued in the form of a global note (the 'Global Note'). The Global Note will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

     Exchange Debentures that are issued as described below under 'Certificated Exchange Debentures' will be issued in definitive form. Upon the transfer of an Exchange Debenture in definitive form, such Exchange Debenture will, unless the Global Note has previously been exchanged for Exchange Debentures in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Exchange Debentures being transferred.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and 'a clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ('participants') and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Exchange Debentures represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depositary, or its nominee, is the registered holder and owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchange Debentures for all purposes of such Exchange Debentures and the Exchange Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Exchange Debentures represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Debentures in definitive form and will not be considered to be the owners or holders of any Exchange Debentures under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Exchange Debentures represented by the Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Exchange Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Exchange Debentures in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the

Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE DEBENTURES

     The Exchange Debentures represented by the Global Note are exchangeable for certificated Exchange Debentures in definitive form of like tenor as such Exchange Debentures in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note and a successor is not promptly appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Exchange Debentures represented by the Global Note or (iii) a default entitling the holders of the Exchange Debentures to accelerate the maturity thereof has occurred and is continuing. Any Exchange Debenture that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Debentures issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under 'Transfer Restrictions' (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Exchange Debentures, to the provisions of such legend.

SAME-DAY PAYMENT

     The Exchange Indenture will require that payments in respect of Exchange Debentures (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

REPURCHASE OF EXCHANGE DEBENTURES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all the Exchange Debentures then outstanding, at a purchase price equal to 101% of the Accumulated Amount of the Exchange Debentures, plus accrued and unpaid interest (if any) on such Accumulated Amount to the date of purchase. Prior to the mailing of the notice to Holders of Exchange Debentures commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company covenants to
(i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Exchange Debentures pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit repurchase of the Exchange Debentures. The Company shall first comply with the covenant in the preceding sentence before it shall repurchase Exchange Debentures pursuant to the 'Repurchase of Exchange Debentures Upon a Change of Control' covenant.

     Under the terms of the Exchange Indenture, the Company may not repurchase any Exchange Debentures or any other subordinated obligations, including the Convertible Notes and the 1997 Senior Subordinated Notes, pursuant to this covenant until it has (i) repurchased all of the 1995 Senior Notes, the 1997

Senior Notes and (ii) caused each of WEC or WEC II to repurchase all Equipment Notes and WEC II Equipment Notes, respectively, tendered pursuant to any offer to purchase as a result of such Change of Control. However, if the Company is unable to repay or cause repayment of all of its indebtedness that would prohibit a repurchase of the Exchange Debentures or is unable to obtain the consents of the holders of indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Exchange Debentures or otherwise fails to purchase any Exchange Debentures validly tendered, then the Company will have breached such covenant. This breach will constitute an Event of Default under the Exchange Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the holders of at least 25% in aggregate amount of the Exchange Debentures outstanding. In addition, the failure by the Company to repurchase Exchange Debentures at the conclusion of the Offer to Purchase will constitute a breach of this covenant without any waiting period or notice requirements.

     There can be no assurance that the Company, WEC and WEC II have sufficient funds available at the time of a Change of Control to make any payment required by the foregoing covenant (as well as any similar covenant that may be contained in other securities of the Company, WEC and WEC II which might be outstanding at the time). The above covenant requiring the Company to repurchase the Exchange Debentures will, unless the consents referred to above are obtained, require the Company, WEC and WEC II to repay all indebtedness then outstanding which by its terms would prohibit such Exchange Debentures repurchase, either prior to or concurrently with such Exchange Debentures repurchase.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness are contained in the covenant described under '--Certain Covenants--Limitation on Indebtedness.' Such restrictions can only be waived with the consent of the holders of a majority of the outstanding shares of the Exchange Debentures. Except for the limitations contained in such covenants, however, the Exchange Indenture will not contain any covenants or provisions that may afford Holders of the Exchange Debentures protection in the event of a highly leveraged transaction.

CERTAIN COVENANTS

     The Exchange Indenture will contain covenants including, among others, the following:

  Limitation on Indebtedness


     The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than Indebtedness existing on the Issue Date); provided, however, that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company outstanding at any time in an aggregate principal amount not to exceed $125 million, less any amount of Indebtedness Incurred pursuant to this clause (i) and permanently repaid as provided under '--Limitation on Asset Sales' below; (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i),
(ii), (v), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance or refund the Exchange Debentures or Indebtedness that is pari passu with, or subordinated in right of payment to, the Exchange Debentures shall only be permitted under this clause (iii) if (A) in case the Exchange Debentures are refinanced in part or the Indebtedness to be refinanced is pari passu with the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Exchange Debentures, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Exchange Debentures at least to the extent that the Indebtedness to be refinanced is subordinated to the Exchange Debentures and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided further, however, that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Company pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business,
(B) under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by the Company from and after October 23, 1995, from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash), including the Exchangeable Preferred Stock, provided, however, that such Indebtedness (x) does not mature prior to the Stated Maturity of the Exchange Debentures and has an Average Life longer than the Exchange Debentures and (y) is pari passu with or subordinated to the Exchange Debentures; (vi) Indebtedness of any Restricted Subsidiary Incurred pursuant to any credit agreement of such Restricted Subsidiary in effect on the Issue Date (and refinancings thereof), up to the amount of the commitment under such credit agreement on the Issue Date; (vii) Indebtedness to the extent such Indebtedness is secured by Liens which are purchase money or other Liens upon equipment or inventory acquired or held by the Company or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to the Company to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the equipment or inventory acquired; (viii) Indebtedness of any Restricted Subsidiary not to exceed, at any one time outstanding, 80% of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); provided, however, that such Indebtedness is not Guaranteed by the Company or any of its Restricted Subsidiaries; (ix) Indebtedness of the Company, to the extent the proceeds thereof are immediately used to purchase 1995 Notes or 1997 Notes tendered in an offer to purchase made as a result of a Change in Control; and (x) the Exchange Debentures.

     For purposes of determining any particular amount of Indebtedness under this 'Limitation on Indebtedness' covenant, Guarantees, Liens or Obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this 'Limitation on Indebtedness' covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     The Company will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.


  Limitation on Senior Subordinated Indebtedness

     The Company will not (i) Incur any Indebtedness, other than the Exchange Debentures, that is expressly made subordinated in right of payment to any Senior Indebtedness of the Company unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding is expressly made pari passu with, or subordinate in right of payment to, the Exchange Debentures pursuant to provisions substantially similar to those contained in Article Ten of the Exchange Indenture; provided, however, that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Indebtedness or (ii) Incur any Indebtedness secured by a Lien if such Indebtedness is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the Exchange Debentures equally and ratably with such secured Indebtedness for so long as such secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the 'Limitation on Indebtedness' covenant, or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Deemed Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Deemed Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to '--SEC Reports and Reports to Holders' plus (2) the aggregate Net Cash Proceeds received by the Company after the Deemed Closing Date from the issuance and sale permitted by the Exchange Indenture of its Capital Stock (other than Redeemable Stock), including the Exchangeable Preferred Stock, to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the 1997 Senior Notes, 1997 Senior Subordinated Notes and the Exchange Debentures), plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and other than reductions in Investments made pursuant to clauses (vi) or (vii) of the second paragraph of this '--Limitation on Restricted Payments' covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of 'Investments'), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Exchange Debentures, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred, under clause
(iii) of the second paragraph of the covenant described under '--Limitation on Indebtedness;' (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock or options, warrants or other rights to purchase such Capital Stock (in each case other than Redeemable Stock) of the Company; (iv) the making of any other Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of shares of the Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of the Company; (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Certificate of Designation applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(vi) Investments, not to exceed $15.0 million at any one time outstanding; (vii) Investments, not to exceed $15.0 million at any one time outstanding, in entities, substantially all of the assets of which consist of Telecommunications Assets; (viii) cash payments in lieu of the issuance of fractional shares of Common Stock upon conversion (including mandatory conversion) of the Convertible Notes as provided for in the Convertible Notes Indenture; (ix) cash payments in lieu of the issuance of fractional shares of Common Stock of the Company upon conversion of any class of Preferred Stock of the Company; provided, however, that this exception shall not be available with respect to more than two such conversions with respect to any such class of Preferred Stock by any given Affiliate of the Company; and (x) Investments in entities that directly (or indirectly through subsidiaries) own licenses granted by the FCC or any other governmental entity with authority to grant telecommunications licenses; provided, however, that, in each case the Company or a Restricted Subsidiary shall, at the time of making such Investment, have an active role in the management or operation of such entity and in the provision of telecommunications services by such entity; provided, however, that, except in the case of clauses (i) and (iii) of this paragraph, no Voting Rights Triggering

Event shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board of Directors. Any Investment made pursuant to clause (vi) or (vii) of this paragraph shall be deemed to be no longer outstanding (and repaid in full) if and when the Person in which such Investment is made becomes a Restricted Subsidiary of the Company.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof), and the Net Cash Proceeds from any issuance and sale of Capital Stock referred to in clauses (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Exchange Debentures or Indebtedness that is pari passu with the Exchange Debentures then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary; (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary; (iii) make loans or advances to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary; or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

     The foregoing provisions shall not prohibit any encumbrances or restrictions (i) existing on the Issue Date in the Exchange Debenture or any other agreement in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders of Exchange Debentures than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this 'Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries' covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Exchange Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this 'Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries' covenant shall prevent the Company or any Restricted Subsidiary from (i) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or (ii) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.09 of the 1997 Senior Notes Indenture as in effect on the Deemed Closing Date.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
  Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, other than the Telecommunications Subsidiaries, if within six months of each such issuance or sale, the Company or such Restricted Subsidiary applies an amount not less than the Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the 'Limitation on Asset Sales' covenant described below.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ('Guaranteed Indebtedness'), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Exchange Indenture providing for a Guarantee (a 'Subsidiary Guarantee') of payment of the Exchange Debentures by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is
(A) pari passu with the Exchange Debentures then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Exchange Debentures then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Exchange Debentures.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited under '--Limitation on Restricted Payments' (other than pursuant to clause (iv) of the definition of 'Permitted Investment' or clause (vi) of the second paragraph of such covenant). Notwithstanding the foregoing, any transaction covered by the first paragraph of this 'Limitation on Transactions with Shareholders and Affiliates' covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $250,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or
(B) above.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Deemed Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this 'Limitation on Asset Sales' covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute 'Excess Proceeds.'

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this 'Limitation on Asset Sales' covenant totals at least $10.0 million, the Company must commence, not later than the 15th Business Day after the first day of such month, and consummate an Offer to Purchase from the holders of the Exchange Debentures on a pro rata basis an aggregate principal amount of Exchange Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Accumulated Amount of such Exchange Debentures on such date of purchase, plus accrued and unpaid interest (if any) on such Accumulated Amount to the date of purchase; provided, however, that no Offer to Purchase shall be required to be commenced with respect to the Accumulated Amount of such

Exchange Debentures until the Business Day following the payment date with respect to the offer(s) to purchase any 1997 Notes and need not be commenced if the Excess Proceeds remaining after application to the 1997 Notes purchased in such Offer(s) to Purchase applicable thereto are less than $10.0 million provided further, however, that no Exchange Debentures may be purchased under this 'Limitation on Asset Sales' covenant unless the Company shall have purchased all 1997 Notes tendered pursuant to the offer(s) to purchase applicable thereto. Because of similar requirements in the Indentures governing the 1995 Notes and the 1997 Notes, the Company may not have Excess Proceeds from an Asset Sale to be able to comply with the foregoing requirements. In addition, the terms of the Company's existing indebtedness, including the 1997 Notes, restrict the ability of the Company to prepay or repurchase the Exchange Debentures in accordance with this covenant. See 'Risk Factors--Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and to Issue Exchange Debentures.'

SEC REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is required to file reports with the SEC, if any Exchange Debentures are outstanding, the Company shall file with the SEC, all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act. See 'Available Information.' The Company shall supply the Trustee and each Holder of Exchange Debentures, without cost to the Trustee or such Holders, copies of such reports or other information.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the Exchange Indenture, the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided, however, that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on the Exchange Debentures and under the Exchange Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchange Debentures, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchange Debentures, could Incur at least $1.00 of Indebtedness under the first paragraph of the covenant described under '--Covenants-- Limitation on Indebtedness;' and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetical computations to demonstrate compliance with clauses (iii) and, if applicable, (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

EVENTS OF DEFAULT

     The following events will be defined as 'Events of Default' in the Exchange
Indenture: (i) default in the payment of the principal of (or premium, if any, on) any Exchange Debenture when the same becomes due and payable, upon acceleration, redemption or otherwise, whether or not such payment is prohibited pursuant to the provisions described above under 'Ranking'; (ii) default in the payment of interest on any Exchange Debenture when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited pursuant to the provisions described above under 'Ranking'; (iii) the Company defaults in the performance of or breaches any other covenant or agreement of the Company contained in the Exchange Indenture or under the Exchange Debentures and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or the Holders of 25% or more in aggregate principal amount of the Exchange Debentures; (iv) there occurs with respect to any issue or issues of Indebtedness of the Company, or any Significant Subsidiary having an outstanding principal amount of $25.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (v) any final judgment or order (not covered by insurance) for the payment of money in excess of $25.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (vi) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (c) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (vii) the Company or any Significant Subsidiary (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (c) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(vi) or (vii) above that occurs with respect to the Company) occurs and is continuing under the Exchange Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Debentures, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Exchange Debentures to be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (iv) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (vi) or (vii) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Exchange Debentures then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Exchange Debentures, by written notice to the Company and to the Trustee, may waive all past Defaults and rescind and annul such declaration of acceleration and its consequences if (A) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Exchange Debentures that have become due solely by such declaration of acceleration, have been cured or waived and (B) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     The Holders of at least a majority in aggregate principal amount of the outstanding Exchange Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Exchange Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any directions received from Holders of Exchange Debentures. A Holder may not pursue any remedy with respect to the Exchange Indenture or the Exchange Debentures unless: (i) the Holder given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Exchange Debentures make a written request to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures do not give the Trustee a direction that is inconsistent with such written request. However, such limitations do not apply to the right of any Holder of an Exchange Debenture to receive payment of the principal of, premium, if any, or interest on, such Exchange Debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Exchange Debentures, which right shall not be impaired or affected without the consent of the Holder.

     The Exchange Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries' performance under the Exchange Indenture and that, to the best knowledge of such officer, the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Exchange Indenture.

DEFEASANCE

     Defeasance and Discharge. The Exchange Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Exchange Debentures on the 123rd day after the deposit referred to below, and the provisions of the Exchange Indenture will no longer be in effect with respect to the Exchange Debentures (except for, among other matters, certain obligations to register the transfer or exchange of the Exchange Debentures, to replace stolen, lost or mutilated Exchange Debentures, to maintain paying agencies and to hold monies for payment in trust), if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Debentures on the Stated Maturity of such payments or upon earlier redemption, in each case in accordance with the terms of the Exchange Indenture and the Exchange Debentures, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders of Exchange Debentures will not recognize income, gain, or loss for federal income tax purposes as a result of the Company's exercise of its option under this 'Defeasance' provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect or a change in applicable Federal income tax law after the Issue Date or (y) a ruling directed to the Trustee received from the Internal Revenue Serve to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, and (D) if at such time the Exchange Debentures are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of

Counsel to the effect that the Exchange Debentures will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Exchange Indenture will further provide that its provisions will no longer be in effect with respect to clauses (iii) and (iv) under 'Consolidation, Merger and Sale of Assets' and all the covenants described herein under 'Covenants,' clause
(iii) under '--Events of Default' with respect to such covenants and clauses
(iii) and (iv) under 'Consolidation, Merger and Sale of Assets' and clauses (iv) and (v) under '--Events of Default' shall be deemed not to be Events of Default, the provisions described under '--Ranking' with respect to the assets held by the Trustee referred to below shall not apply, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Debentures on the Stated Maturity of such payments or upon earlier optional redemption, in each case in accordance with the terms of the Exchange Indenture and the Exchange Debentures, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Exchange Indenture as described in the immediately preceding paragraph and the Exchange Debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S.

Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Exchange Debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Exchange Debentures at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the 'defeasance trust') with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions.

MODIFICATION AND WAIVER

     Modifications and amendments of the Exchange Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture, (ii) reduce the principal amount of, or premium, if any, or interest on, any Exchange Debentures, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Exchange Debentures, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Exchange Debenture, (v) reduce the above-stated percentage of outstanding Exchange Debentures the consent of whose Holders is necessary to modify or amend the Exchange Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Exchange Debentures or (vii) reduce the percentage or aggregate principal amount of outstanding Exchange Debentures the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Exchange Indenture or for waiver of certain defaults.

     Without the consent of any Holder of the Exchange Debentures, the Company and the Trustee may modify or amend the Exchange Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor company of the Company's obligations under the Exchange Indenture, to comply with the requirements of the Trust Indenture Act, to appoint a successor Trustee or to make any change that, in the opinion of the Board of Directors of the Company evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder of the Exchange Debentures.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Exchange Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the Exchange Debentures or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Exchange Indenture, or in any of the Exchange Debentures or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof in such capacity. Each Holder, by accepting the Exchange Debentures, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Exchange Indenture will provide that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Exchange Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Exchange Indenture and provisions of the Trust Indenture Act incorporated by reference therein will contain limitations on the rights of the Trustee, should it become a creditor of the Company to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

     The Exchange Indenture will provide that it and the Exchange Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     The following definitions are applicable to the descriptions of both the Exchangeable Preferred Stock and the Exchange Debentures.

     '1995 Notes' means the 1995 Senior Notes and the Convertible Notes.

     '1997 Notes' means the 1997 Senior Notes, the 1997 Senior Subordinated Notes and the Equipment Notes.

     '1995 Senior Notes' means the 14% Senior Discount Notes due 2005 of the Company.

     '1997 Senior Notes' means the 14 1/2% Senior Deferred Interest Notes Due 2005 of the Company.

     '1997 Senior Subordinated Notes' means the 15% Senior Subordinated Deferred Interest Notes Due 2007 of the Company.

     '1997 Senior Subordinated Notes Indenture' means the Indenture dated as of October 1, 1997, between the Company and the Trustee pursuant to which the 1997 Senior Subordinated Notes were issued.

     'Accumulated Amount' means, with respect to Exchangeable Preferred Stock,

as of any date (the 'Specified Date'), the amount provided below with respect to each $1,000 Initial Liquidation Preference thereof.

          (i) If the Specified Date occurs on one of the following dates (each, a 'SemiAnnual Dividend Accrual Date'), the Accumulated Amount will equal the amount set forth below for such SemiAnnual Dividend Accrual Date:

SEMIANNUAL DIVIDEND ACCRUAL DATE                       ACCUMULATED AMOUNT
----------------------------------------------------   ------------------
June 15, 1998.......................................       $1,068.387
December 15, 1998...................................        1,144.509
June 15, 1999.......................................        1,226.055
December 15, 1999...................................        1,313.412
June 15, 2000.......................................        1,406.992
December 15, 2000...................................        1,507.241
June 15, 2001.......................................        1,614.632
December 15, 2001...................................        1,729.674
June 15, 2002.......................................        1,852.913
December 15, 2002...................................        1,984.933
June 15, 2003.......................................        2,141.247
December 15, 2003...................................        2,309.870
June 15, 2004.......................................        2,491.772
December 15, 2004...................................        2,687.999
June 15, 2005.......................................        2,899.679
December 15, 2005...................................        3,128.029
June 15, 2006.......................................        3,374.361
December 15, 2006...................................        3,640.092
June 15, 2007.......................................        3,926.750
December 15, 2007...................................        4,235.981

          (ii) if the Specified Date occurs before the first SemiAnnual Dividend Accrual Date, the Accumulated Amount will equal the sum of (A) the Initial Liquidation Preference and (B) an amount equal to the product of (1) the Accumulated Amount for the first SemiAnnual Dividend Accrual Date less the Initial Liquidation Preference multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first SemiAnnual Dividend Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two SemiAnnual Dividend Accrual Dates, the Accumulated Amount will equal the sum of (A) the Accumulated Amount for the SemiAnnual Dividend Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (1) the Accumulated Amount for the immediately following SemiAnnual Dividend Accrual Date less the Accumulated Amount for the immediately preceding SemiAnnual Dividend Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding SemiAnnual Dividend Accrual Date to the Specified Date, using a 360-day year or twelve 30-day months, and the denominator of which is 180;

     or

          (iv) if the Specified Date occurs after the last SemiAnnual Dividend Accrual Date, the Accumulated Amount will equal the Accumulated Amount as of the last SemiAnnual Dividend Accrual Rate;

provided, however, that at all times on and after the Dividend Payment Date immediately preceding the Cash Payment Date, the Accumulated Amount shall equal the Accumulated Amount as of such Dividend Payment Date; and provided, further, that if the rate applicable to the Exchangeable Preferred Stock shall have been increased as a result of a Registration Default (as defined under 'Exchange Offer; Registration Rights'), the Accumulated Amount shall be recalculated as if dividends with respect to the Exchangeable Preferred Stock had been accruing at a rate of 14 3/4% from the date of such Registration Default to but excluding the date all Registration Defaults have been cured.

     'Accumulated Amount' means, with respect to Exchangeable Debentures, as of any Specified Date, the amount provided below for each $1,000 principal amount thereof.

          (i) If the Specified Date occurs on one of the following dates (each, a 'SemiAnnual Interest Accrual Date'), the Accumulated Amount will equal the amount set forth below for such SemiAnnual Interest Accrual Date:

SEMIANNUAL DIVIDEND ACCRUAL DATE                       ACCUMULATED AMOUNT
----------------------------------------------------   ------------------
June 15, 1998.......................................       $1,068.387
December 15, 1998...................................        1,144.509
June 15, 1999.......................................        1,226.055
December 15, 1999...................................        1,313.412
June 15, 2000.......................................        1,406.992
December 15, 2000...................................        1,507.241
June 15, 2001.......................................        1,614.632
December 15, 2001...................................        1,729.674
June 15, 2002.......................................        1,852.913
December 15, 2002...................................        1,984.933
June 15, 2003.......................................        2,141.247
December 15, 2003...................................        2,309.870
June 15, 2004.......................................        2,491.772
December 15, 2004...................................        2,687.999
June 15, 2005.......................................        2,899.679
December 15, 2005...................................        3,128.029
June 15, 2006.......................................        3,374.361
December 15, 2006...................................        3,640.092
June 15, 2007.......................................        3,926.750
December 15, 2007...................................        4,235.981

          (ii) if the Specified Date occurs before the first SemiAnnual Interest

     Accrual Date, the Accumulated Amount will equal the sum of (A) the Initial Liquidation Preference and (B) an amount equal to the product of (1) the Accumulated Amount for the first SemiAnnual Interest Accrual Date less the Initial Liquidation Preference multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first SemiAnnual Interest Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two SemiAnnual Interest Accrual Dates, the Accumulated Amount will equal the sum of (A) the Accumulated Amount for the SemiAnnual Interest Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (1) the Accumulated Amount for the immediately following SemiAnnual Interest Accrual Date less the Accumulated Amount for the immediately preceding SemiAnnual Interest Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding SemiAnnual Interest Accrual Date to the Specified Date, using a 360-day year or twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last SemiAnnual Interest Accrual Date, the Accumulated Amount will equal the Accumulated Amount as of the last SemiAnnual Interest Accrual Date;

provided, however, that at all times on and after the SemiAnnual Interest Accrual Date immediately preceding the Cash Payment Date, the Accumulated Amount shall equal the Accumulated Amount as of such SemiAnnual Interest Accrual Date and provided, further, that if the rate applicable to the Exchange Preferred Stock shall have been increased as a result of a Registration Default, appropriate revisions shall be made so that the Accumulated Amount for the Exchange Debentures shall be increased in the same fashion as that for the Exchangeable Preferred Stock.

     'Adjusted Consolidated Net Income' means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person, including, without limitation, an Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under '--Covenants--Limitation on Restricted Payments' (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted

Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under '--Covenants--Limitation on Restricted Payments', any amount paid as, or accrued for, cash dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     'Adjusted Consolidated Net Tangible Assets' means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than licenses issued by the FCC), all as set forth on the quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently filed with the SEC pursuant to the covenant described under '--SEC Reports and Reports to Holders'; provided, however, that the value of any licenses issued by the FCC shall, in the event of an auction for similar licenses, be equal to the fair market value ascribed thereto in good faith by the Board of Directors and evidenced by a Board Resolution. As used in the Exchange Indenture, references to financial statements of the Company and its Restricted Subsidiaries shall be adjusted to exclude Unrestricted Subsidiaries if the context requires.

     'Affiliate' means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlling,' 'controlled by' and 'under common control with'), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     'Asset Acquisition' means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

     'Asset Sale' means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property or assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Exchange Indenture applicable to mergers, consolidations, and sales of assets of the Company; provided, however, that the following shall not be included within the meaning of 'Asset Sale': (A) sales or other dispositions of inventory, receivables and other current assets; (B) sales or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries and (C) a substantially simultaneous exchange of, or a sale or disposition (other than 85% or more for cash or cash equivalents) by the Company or any of its Restricted Subsidiaries of, licenses issued by the FCC or applications or bids therefor; provided, however, that the consideration received by the Company or any such Restricted Subsidiary in connection with such exchange, sale or disposition shall be equal to the fair market value of licenses so exchanged, sold or disposed of, as determined by the Board of Directors; and (D) except for purposes of the definition of 'Indebtedness to EBITDA Ratio,' any sale or other disposition of securities of an Unrestricted Subsidiary.

     'Average Life' means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     'Board of Directors' means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act with respect to the Exchange Indenture.

     'Board Resolution' means a copy of a resolution, certified by the Secretary or Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     'Business Day' means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

     'Capital Stock' means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Exchange Indenture, including, without limitation, all Common Stock and Preferred Stock.

     'Capitalized Lease' means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and 'Capitalized Lease Obligations' means the discounted present value of the rental obligations under such lease.

     'Change of Control' means such time as (i) a 'person' or 'group' (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act')), other than the Permitted Investor, becomes the ultimate 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis or (ii) individuals who on the Deemed Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Deemed Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     'Common Stock' means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Exchange Indenture, including, without limitation, all series and classes of such common stock.

     'Consolidated EBITDA' means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and
(vi) all other noncash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all noncash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided, however, that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.


     'Consolidated Interest Expense' means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Exchange Debentures and the 1997 Senior Subordinated Notes and the 1997 Notes in the March 1997 Debt Placement and the August 1997 Debt Placement and the Incurrence of the WSAC Loan, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     'Consolidated Net Worth' means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     'Convertible Notes' means the 14% Convertible Senior Subordinated Discount Notes due 2005 of the Company.

     'Convertible Notes Indenture' means the Indenture dated as of October 23, 1995, between the Company and United States Trust Company of New York pursuant to which the Convertible Notes were issued.

     'Currency Agreement' means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Exchange Indenture or becomes a party or a beneficiary thereafter.

     'Deemed Closing Date' means March 18, 1997.

     'Default' means any event that is, or after notice or passage of time or both would be, in the case of Exchangeable Preferred Stock, a Voting Rights Triggering Event and, in the case of the Exchange Debentures, an Event of Default.

     'Equipment Notes' means the $200.0 million of 12 1/2% Guaranteed Senior Secured Notes Due 2004 of WEC and the $50.0 million of 12 1/2% Guaranteed Senior Secured Notes Due 2004 of WEC II.

     'Equipment Note Guarantees' means the Company's Guarantees of the Equipment Notes.

     'fair market value' means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors (whose determination shall be conclusive) and evidenced by a Board Resolution.

     'FCC' means the United States Federal Communications Commission and any state or local telecommunications authority, department, commission or agency (and any successors thereto).

     'GAAP' means generally accepted accounting principles in the United States of America as in effect as of the date of the Exchange Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Exchange Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Certificate of Designation and the Exchange Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Exchange Debentures and the 1997 Senior Subordinated Notes, the WSAC Loan and the 1997 Notes in the March 1997 Debt Placement and the August 1997 Debt Placement and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     'Guarantee' means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term 'Guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Holder' means the Person in whose name, in the case of the Exchangeable Preferred Stock, a share of Exchangeable Preferred Stock is registered on the Transfer Agent's books or, in the case of the Exchange Debentures, an Exchange Debenture is registered on the books of the registrar for the Exchange Debentures.

     'Incur' means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including, with respect to the Company and its Restricted Subsidiaries, an 'Incurrence' of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Company; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     'Indebtedness' means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (whether negotiable or non-negotiable), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (v) all obligations of such Person as lessee under Capitalized Leases,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations that are included in any of clauses (i) through (viii) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is (1) for purposes of determining the Indebtedness to EBITDA Ratio, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (2) for all other purposes, the amount determined in clause (1) on the date such Indebtedness is originally Incurred and (B) Indebtedness shall not include any liability for federal, state, local or other taxes.

     'Indebtedness to EBITDA Ratio' means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis ('Consolidated Indebtedness') as at the date of determination (the 'Transaction Date') to (ii) the Consolidated EBITDA of the Company for the then most recent four full fiscal quarters for which reports have been filed pursuant to '--SEC Reports and Reports to Holders' (such four full fiscal quarter period being referred to herein as the 'Four Quarter Period'); provided, however, that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction
Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the 'Reference Period'), the Company or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Company or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of the Company shall be calculated on a pro forma basis as if such Asset Acquisition and any Incurrence of Indebtedness to finance such Asset Acquisition had taken place on the first day of such Reference Period.

     'Initial Liquidation Preference' per share of Exchangeable Preferred Stock means $1,000.

     'Interest Rate Agreement' means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates in respect of Indebtedness to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Exchange Indenture or becomes a party or a beneficiary hereafter; provided, however, that the notional principal amount thereof does not exceed the principal amount of the Indebtedness of the Company and its Restricted Subsidiaries that bears interest at floating rates.

     'Investment' in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock held by the Company and the Restricted Subsidiaries of any Person that has ceased to be a Restricted Subsidiary by reason of any transaction permitted by clause (iii) of the covenant described under '--Covenants--Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.' For purposes of the definition of 'Unrestricted

Subsidiary' and the covenant described under '--Covenants--Limitation on Restricted Payments,' (i) 'Investment' shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and
(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

     'Issue Date' means the date on which the Exchangeable Preferred Stock is originally issued.

     'Lien' means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     'Liquidation Preference' means the Accumulated Amount of the Exchangeable Preferred Stock from time to time.

     'Net Cash Proceeds' means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable by the Company or any of its subsidiaries as a result thereof.

     'Offer to Purchase' means an offer to purchase Exchangeable Preferred Stock or Exchange Debentures, as applicable, by the Company from the Holders required by the covenant described under '--Repurchase of Exchangeable Preferred Stock upon a Change of Control', '--Repurchase of Exchange Debentures upon a Change of Control' or '--Covenants--Limitation on Asset Sales' and which is commenced by mailing a notice to the Trustee, as applicable, and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all shares of Exchangeable Preferred Stock or all Exchange Debentures validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the Payment Date; (iii) that any shares of Exchangeable Preferred Stock or any Exchange Debentures not tendered will continue to accrue dividends or interest pursuant to their terms; (iv) that, unless the Company defaults in the payment of the purchase price, any shares of Exchangeable Preferred Stock or any Exchange Debentures accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends or interest on and after the Payment Date; (v) that Holders electing to have shares of Exchangeable Preferred Stock or Exchange Debentures purchased pursuant to the Offer to Purchase will be required to surrender the applicable security together with the form entitled 'Option of the Holder to Elect Purchase' on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the number of shares of Exchangeable Preferred Stock or the principal amount of Exchange Debentures delivered for purchase and a statement that such Holder is withdrawing his election to have such securities purchased; and (vii) that Holders whose Exchangeable Preferred

Stock or Exchange Debentures are being purchased only in part will be issued new shares of Exchangeable Preferred Stock or new Exchange Debentures equal in amount (and accrued and unpaid dividends or interest) to the unpurchased portion thereof; provided, however, that each Exchange Debenture purchased and each new Exchange Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis any Exchangeable Preferred Stock or Exchange Debentures or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchangeable Preferred Stock or Exchange Debentures or portions thereof so accepted; and
(iii) deliver, or cause to be delivered, to the Trustee all Exchangeable Preferred Stock or Exchange Debentures or portions thereof so accepted together with an Officers' Certificate specifying the Securities or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of the Exchangeable Preferred Stock or Exchange Debentures so accepted for payment in an amount equal to the purchase price, and, with respect to Exchange Debentures the Trustee shall promptly authenticate and mail to such

Holders a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered; provided, however, that each Exchange Debenture purchased and each new Exchange Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Transfer Agent shall act as the Paying Agent for an Offer to Purchase Exchangeable Preferred Stock and Trustee shall act as the Paying Agent for an Offer to Purchase Exchange Debentures. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Exchangeable Preferred Stock or Exchange Debentures pursuant to an Offer to Purchase.

     'Officer' means, with respect to the Company, (i) the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

     'Officers' Certificate' means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof; provided, however, that any such certificate may be signed by any two of the Officers listed in clause (i) of the definition thereof in lieu of being signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof.

     'Opinion of Counsel' means a written opinion signed by legal counsel who may be an employee of or counsel to the Company.

     'Payment Date' means the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date a notice is mailed pursuant to an Offer to Purchase.

     'Permitted Investment' means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees in a principal amount not to exceed $1.0 million at any one time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments, to the extent that the consideration provided by the Company or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Redeemable Stock) of the Company; (vii) notes payable to the Company that are received by the Company as payment of the purchase price for Capital Stock (other than Redeemable Stock) of the Company; and (viii) acquisitions of a minority equity interest in entities engaged in the telecommunications business; provided, however, that (A) the acquisition of a majority equity interest in such entities is not permitted under U.S. law without FCC consent, (B) the Company or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of FCC consent and (C) in the event that such consent has not been obtained within 18 months of funding such Investment, the Company or one of its Restricted Subsidiaries has the right to sell such minority equity interest in the seller thereof for consideration consisting of the consideration originally paid by the Company and its Restricted Subsidiaries for such minority equity interest.

     'Permitted Investor' means William J. Rouhana, Jr.

     'Person' means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     'Preferred Stock' means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person's preferred or preference stock, whether now outstanding or issued after the Issue Date, including, without limitation, all series and classes of such preferred or preference stock.

     'Redeemable Stock' means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Exchange Debentures, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Exchange Debentures (unless the redemption price is, at the Company's option, without conditions precedent, payable solely in Common Stock (other than Redeemable Stock) of the Company) or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Exchange Debentures; provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an 'asset sale' or 'change of control' occurring prior to the Stated Maturity of the Exchange Debentures shall not constitute Redeemable Stock if the 'asset sale' or 'change of control' provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions '--Repurchase of Exchange Debentures upon a Change of Control' and '--Covenants--Limitation on Asset Sales' and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Securities as are required to be repurchased pursuant to '--Repurchase of Exchange Debentures upon a Change of Control' and '--Covenants--Limitation on Asset Sales.'

     'Restricted Subsidiary' means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     'SEC' means the Securities and Exchange Commission and any successor agency.

     'Significant Subsidiary' means, at any date of determination, any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     'Specified Indentures' means the each of the following; (i) the Convertible Senior Subordinated Discount Notes Indenture dated October 23, 1995, governing the Convertible Notes; (ii) the Senior Discount Notes Indenture dated October 23, 1995 governing the 1995 Senior Notes; (iii) the Senior Deferred Interest Notes Indenture dated as of March 1, 1997, governing the 1997 Senior Notes; (iv) the Guaranteed Senior Secured Notes Indenture dated as of March 1, 1997, governing the 12 1/2% Senior Secured Notes of WEC due 2004; (v) the Guaranteed Senior Secured Notes Indenture dated as of August 1, 1997, governing the 12 1/2% Senior Secured Notes of WEC II due 2004; and (vi) the Senior Subordinated Deferred Interest Notes Indenture dated as of October 1, 1997, governing the 1997 Senior Subordinated Notes.

     'Stated Maturity' means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     'Subsidiary' means, with respect to any Person, any corporation, association or other business entity of which Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     'Telecommunications Assets' means any (i) entity or business substantially all the revenues of which are derived from (a) providing transmission of sound, data or video; (b) the sale or provision of phone cards, '800' services, voice mail, switching, enhanced telecommunications services, telephone directory or telephone number information services or telecommunications network intelligence; or (c) any business ancillary or directly related to the businesses referred to in clause
(a) or (b) above and (ii) any assets used primarily to effect such transmission or provide the products or services referred to in clause (a) or (b) above and any directly related or ancillary assets including, without limitation, licenses and applications, bids and agreements to acquire licenses, or other authority to provide transmission services previously granted, or to be granted, by the FCC.

     'Telecommunications Subsidiary' means (i) WCI Gateway, WinStar Wireless, Inc., WinStar Telecommunications, Inc., WinStar Milliwave, Inc., WinStar Locate, Inc., and WinStar Wireless Fiber Corp. and, in each case, its successors and
(ii) any other Restricted Subsidiary of the Company that holds more than a de minimis amount of Telecommunications Assets.

     'Temporary Cash Investment' means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding deposits or debt which is rated 'A' (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of 'P-1' (or higher) according to Moody's Investors Service, Inc. or 'A-1' (or higher) according to Standard & Poor's Ratings Group; and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least 'A' by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

     'Transaction Date' means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     'Unrestricted Subsidiary' means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), other than a guarantor of the Securities, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided, however, that neither the Company nor its Restricted Subsidiaries has any Guarantee of any Indebtedness of such Subsidiary outstanding at the time of such designation and either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the covenant described under '--Covenants--Limitation on Restricted Payments.' Notwithstanding the foregoing, WinStar New Media Company Inc., Non Fiction Films Inc. and WinStar Global Products, Inc. and their Subsidiaries are Unrestricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under '--Covenants--Limitation on Indebtedness' and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Anything to the contrary contained in the Exchange Indenture notwithstanding, no Telecommunications Subsidiary may be designated an Unrestricted Subsidiary.

     'U.S. Government Obligations' means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Exchange Debentures, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

     'Voting Stock' means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     'WEC' means WinStar Equipment Corp. and its successors.

     'WEC II' means WinStar Equipment II Corp. and its successors.

     'WSAC' means WinStar Switch Acquisition Corp. and its successors.

     'WSAC Credit Agreement' means the Credit Agreement dated as of October 17, 1997, among WSAC, the Lenders named therein, Credit Suisse First Boston, as documentation agent, and Salomon Brothers Inc, as syndication agent and collateral and administrative agent, as in effect from time to time.

     'WSAC Loan' means all Indebtedness and other obligations of WSAC arising in connection with the WSAC Credit Agreement.

     'WCI Gateway' means WinStar Gateway Network, Inc. and its successors.

     'Wholly Owned' means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

                       DESCRIPTION OF OTHER CAPITAL STOCK

COMMON STOCK

     The authorized capital stock of the Company includes 200,000,000 shares of Common Stock, $.01 par value. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although the Company has no present intention of paying any dividends, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of preferred shares.

     Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

     The Company's Certificate of Incorporation, as amended, provides for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year; provides that directors may be removed with or without cause and only by at least a majority of the capital stock of the Company entitled to vote thereon; and further requires an affirmative vote of the holders of at least two-thirds of the capital stock of the Company entitled to vote thereon to alter, amend or repeal the provisions relating to the classification of, and the removal of members from, the Board of Directors. Nominations for the Board of Directors may be made by the Company Board or by any stockholder entitled to vote for the election of directors. A stockholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as director only if written notice of such stockholder's intent to make such nomination is given to the Company's Secretary not later than sixty days in advance of such meeting. The Company's Certificate of Incorporation and By-Laws do not provide for cumulative voting rights which means that holders of more than one-half of the outstanding voting rights, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. A special meeting of stockholders of the Company may be called by the request of the holders of at least 10% of the outstanding capital stock of the Company entitled to vote generally in all matters.

     The registrar and the transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

OTHER PREFERRED STOCK

     The authorized capital stock of the Company includes 15,000,000 shares of 'blank check' preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock (and the ability of the Board of Directors to do so without stockholder approval), while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

  Series A Preferred Stock and Warrants

     In February 1997, the Company and a wholly-owned subsidiary sold in the February 1997 Preferred Stock Placement an aggregate of 4,000,000 shares of the Company's Series A Preferred Stock ('Series A Preferred Stock') and warrants to purchase 1,600,000 shares of the Company's Common Stock (the 'Warrants') for an aggregate purchase price of $100.0 million.

     Each share of Series A Preferred Stock has a stated value of $25 ('Stated Value') and entitles the holder thereof to receive from the Company dividends at a rate per annum equal to 6% of the Stated Value. Dividends accrue and are cumulative from the date of issuance and are payable in arrears quarterly as of March 31, June 30, September 30 and December 31 of each year. The Company may, at its election, pay such dividends in cash or through the issuance of additional shares of Series A Preferred Stock.

     The shares of Series A Preferred Stock are convertible into that number of shares of Common Stock derived by dividing the aggregate Stated Value of the Series A Preferred Stock being converted by $25 (subject to adjustment). On February 11, 2002, any Series A Preferred Stock still outstanding shall be automatically converted into shares of Common Stock, unless the Company elects to pay cash therefor in an amount equal to the Stated Value plus all accrued and unpaid dividends thereon (the 'Liquidation Preference'). Unless paid for in cash, such conversion will be effected by delivery of shares of Common Stock having a value, based upon the closing bid prices for the Common Stock for the 20 consecutive trading days ending one trading day prior to such conversion date, equal to the Liquidation Preference.

     The Warrants entitle the holders thereof to purchase an aggregate of 1,600,000 shares of Common Stock for $25 per share (subject to adjustment) at any time until February 11, 2002. The Company may accelerate the expiration date at any time after February 11, 2000 if the Common Stock trades at $40 or more for a period of 20 consecutive days.

     The Company and the purchasers of the Series A Preferred Stock also entered into a Registration Rights Agreement, dated February 6, 1997 (the 'Preferred Stock Registration Rights Agreement'), pursuant to which the Company currently maintains an effective registration statement under the Securities Act, registering (i) the resale of the Series A Preferred Stock and Warrants and (ii) the issuance by the Company of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants.


     As of April 30, 1998, after giving effect to conversions of Series A Preferred Stock into Common Stock and the issuance of shares of Series A Preferred Stock as dividends, there were 3,910,466 shares of Series A Preferred Stock outstanding.

  Rights to Purchase Series B Preferred Stock

     The following is a summary of the Rights Agreement dated as of July 2, 1997 (the 'Rights Plan'), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, which was adopted by the Board of Directors of the Company on July 2, 1997. This summary of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the provisions of the Rights Plan.

     Under the Rights Plan, holders of Common Stock of the Company received, as a dividend, preferred stock purchase rights (the 'Rights') at the rate of one Right for each share of Common Stock held as of the close of business on July 14, 1997. One Right will also attach to each share of Common Stock issued thereafter. Currently the Rights are not separate from the Common Stock and are not exercisable, and the Rights will only separate from the Common Stock and become exercisable if a person or group acquires 10% or more of the Company's outstanding Common Stock (an 'Acquiring Person') or launches a tender or exchange offer that would result in ownership of 10% or more the Company's outstanding Common Stock. Each Right that is not owned by an Acquiring Person entitles the holder of the Right to buy one one-thousandth of one share (a 'Unit') of Series B Preferred Stock which will be issued by the Company. If any person becomes an Acquiring Person, or if an Acquiring Person engages in certain transactions involving conflicts of interest or in a business combination in which the Company's Common Stock remains outstanding, then the Rights Plan provides that each Right, other than any Right held by the Acquiring Person, entitles the holder to purchase, for $70, Units with a market value of $140. However, if the Company is involved in a business combination in which the Company itself is not the survivor, or if the Company sells 50% or more of its assets or earning power to another person, then the Rights Plan provides that each Right entitled the holder to purchase, for $70, shares of the common stock of the Acquiring Person's ultimate parent having a market value of $140.

     At any time until ten days following the date on which a person acquires 10% or more of the Company's Common Stock, the Company may redeem all (but not less than all) of the Rights for $0.0001 per Right. The

Rights expire in July 2002. The Series B Preferred Stock will have dividend and liquidation preferences over the Common Stock of the Company, but junior to any other series of preferred stock of the Company.

     In January 1998, a stockholder suit, purporting to be a class action, was commenced against the Company, its directors (and certain former directors) and one non-director officer in the Delaware Chancery Court seeking, among other things, to invalidate certain portions of the Rights Plan and to recover unspecified damages and attorneys' fees. The complaint alleges that certain provisions of the Rights Plan, particularly the so-called 'Continuing Directors' provision are not permitted under the Delaware General Corporation Law and the

Company's Certificate of Incorporation. The Company believes that these allegations are without merit and that the Rights Plan was properly adopted and is valid in its entirety. The Company is reviewing its available alternatives with regard to responding to this action.

  Series D Preferred Stock

     On March 17, 1998, the Company and one of its subsidiaries sold an aggregate of $200.0 million of the Company's Series D Preferred Stock in the 1998 Preferred Stock Placement. Dividends at the rate of 7% per annum on the Series D Preferred Stock are cumulative from the date of issuance and are payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 1998, out of funds legally available therefor. Dividends shall be, at the option of the Company, payable (i) in cash or (ii) through the issuance of shares of Common Stock. The Series D Preferred Stock is convertible at any time after the issue date, at the option of the holders thereof, into shares of Common Stock at a rate (subject to adjustment in certain events) of 1.0079 shares of Common Stock (the 'Conversion Common Stock') for each share of Series D Preferred Stock, equivalent to a conversion price of $49.61 for each share of Common Stock.

     The Series D Preferred Stock is not redeemable prior to March 20, 2001. On or after such date, the Series D Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, at specified redemption prices plus accrued and unpaid dividends. The Series D Preferred Stock is subject to mandatory redemption on March 15, 2010, at a redemption price of $50.00 per share plus accrued and unpaid dividends. Upon the occurrence of a Change in Control (as defined in the Certificate of Designations governing the Series D Preferred Stock), the Company will be obligated to adjust the conversion price as provided in the Certificate of Designations relating to the Series D Preferred Stock.

STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder unless prior to the date the stockholder became an interested stockholder the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or unless one of two exceptions to the prohibitions are satisfied: (i) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans) or (ii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock, excluding the stock owned by the interested stockholder. A 'business combination' includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An 'interested stockholder' is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. It is possible that these provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

INDEBTEDNESS

  DEBT PLACEMENTS

  1995 Debt Placement

     In October 1995, the Company issued an aggregate of $225.0 million of 1995 Notes in the 1995 Debt Placement. The 1995 Notes will not accrue interest prior to October 15, 2000, nor pay cash interest prior to April 15, 2001; however, the principal value of the 1995 Notes has accreted since issuance and, at October 15, 2000, the 1995 Senior Notes and the Convertible Notes will have aggregate principal amounts of $294.2 million and $147.1 million, respectively. From and after October 15, 2000, the 1995 Notes will accrue interest at the rate of 14% per annum, payable semiannually in cash commencing April 15, 2001. The 1995 Notes mature on October 15, 2005.

     The Convertible Notes are convertible, at any time, at the option of the holder, into that number of shares of Common Stock derived by dividing the principal amount of the Convertible Notes being converted by $20.625 (subject to adjustment). In addition, if the closing sale price of the Common Stock on the Nasdaq National Market during any twelve-month period from October 15, 1995 through October 15, 1999 (each a 'Market Criteria Period') has exceeded the Market Criteria (as defined in the Indenture governing the Convertible Notes) and a registration statement with respect to Common Stock issuable upon conversion of the Convertible Notes ('Conversion Shares') is effective and available, all of the Convertible Notes automatically will be converted into Conversion Shares at the close of business on the last day of the Market Criteria Period. The Company has caused to be declared effective, and continues to maintain the effectiveness of, a registration statement registering the issuance or resale of the Conversion Shares.

  1997 Debt Placements

     In March 1997, the Company and WEC issued an aggregate of $300.0 million of notes in the March 1997 Debt Placement, consisting of (i) $100.0 million of the 1997 Senior Notes, ranking pari passu with the 1995 Senior Notes, and (ii) $200.0 million of the WEC Notes. In order to provide additional future liquidity to the Company, the Company also obtained a $150.0 million facility ('Facility'). In August 1997, WEC II issued, pursuant to the Facility, $50.0 million of the WEC II Equipment Notes. In October 1997, the Company utilized the remaining $100.0 million available under the Facility, issuing an aggregate of $100.0 million principal amount of 1997 Senior Subordinated Notes in the October 1997 Debt Placement.


     The WEC Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at the redemption prices set forth herein. If by March 18, 1999, the Company has not applied the $200.0 million of proceeds from the sale of the WEC Notes to fund the acquisition costs of Designated Equipment (as defined), the Company is required to redeem the WEC Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.5% of such principal amount, plus accrued interest, if any, to the date of redemption.

     The WEC II Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC II Notes mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at certain prices. If by August 8, 1999, the Company has not applied the $50.0 million of proceeds from the sale of the WEC II Notes to fund the acquisition costs of Designated Equipment, the Company is required to redeem the WEC II Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.5% of such principal amount, plus accrued interest, if any, to the date of redemption.

     The obligations of WEC and WEC II under the WEC Notes and the WEC II Notes are unconditionally guaranteed by the Company and are secured by a security interest in the equipment and other property purchased by WEC and WEC II, as the case may be, with the proceeds thereof. The 1997 Senior Notes are unsecured, senior indebtedness of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and are senior in right of payment to all existing and future subordinated indebtedness of the Company, including the Notes. Until October 15, 2000, interest on the 1997 Senior Notes will accrue and compound semiannually at a rate of 14 1/2%, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the Indenture relating to the 1997 Senior Notes) of the 1997 Senior Notes as of October 15, 2000 will be payable semiannually in cash on April 15 and October 15 of each year commencing April 15, 2001. The 1997 Senior Notes mature on October 15, 2005 and are redeemable on or after October 15, 2000, at the option of the Company, in whole or in part, at certain prices.

     The 1997 Senior Subordinated Notes are unsecured, senior subordinated obligations of the Company, rank pari passu in right of payment with the Notes and Convertible Notes and are junior in right of payment to all existing and future senior indebtedness of the Company. The 1997 Senior Subordinated Notes bear interest at a rate of 15% per annum, and payable on March 1 and September 1, commencing September 1, 2002. Until March 1, 2002, interest on the 1997 Senior Subordinated Notes will accrue and be compounded semiannually on each SemiAnnual Interest Accrual Date (as defined in the Indenture relating to the 1997 Senior Subordinated Notes), but will not be payable in cash. Interest on the Accumulated Amount (as defined in the Indenture relating to the 1997 Senior Subordinated Notes) of the 1997 Senior Subordinated Notes as of March 1, 2002 will be payable semiannually commencing September 1, 2002. The 1997 Senior

Subordinated Notes will mature on March 1, 2007 and are redeemable on or after March 1, 2002, at the option of the Company, in whole or in part, at certain prices.

  Indentures

     The Indentures relating to the 1995 Notes and 1997 Notes contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of their capital stock; make investments or certain other restricted payments; sell assets; issue or sell stock of such subsidiaries; enter into transactions with stockholders or affiliates; acquire assets or businesses not constituting 'telecommunications assets' (as defined in the Indentures relating to the 1995 Notes); or consolidate, merge or sell all or substantially all of their assets. The covenants contained in the Indentures are subject to exceptions and the Company's new media and consumer products subsidiaries are not subject to many of the covenants contained therein, although the Company's ability to make additional investments in such subsidiaries is limited.

  Equipment Lease Financings and Credit Lines

     The Company's subsidiaries have entered into, and will continue to seek, financing arrangements with respect to equipment, including telecommunications switches, radios and other related equipment. In September 1995, the Company's wholly owned subsidiary, WinStar Wireless, Inc. ('WinStar Wireless'), entered into an equipment lease financing arrangement pursuant to which the lessor has made available $7.0 million in equipment financing. The Company's subsidiary, WinStar Telecommunications, Inc., consummated a $4.3 million sale/leaseback of its New York City switch in December 1996 and a $3.8 million sale/leaseback of its Los Angeles switch in April 1997 and borrowed approximately $3.3 million from a third party lender in connection with its purchase of its Chicago switch in March 1997. In May 1997, WinStar Wireless consummated a $10.0 million sale/leaseback of 38 GHz radios.

     In January 1998, WinStar New Media and certain of its subsidiaries (the 'Guarantors') entered into a Loan, Security and Guaranty Agreement (the 'ING Loan Agreement') with ING (U.S.) Capital Corporation, as Agent and Lender. Under the ING Loan Agreement, WinStar New Media may borrow up to $15.0 million outstanding at any one time, either in the form of revolving loans or by the issuance of letters of credit. All of WinStar New Media's obligations under the ING Loan Agreement are guaranteed by the Guarantors and are secured by substantially all of the assets of WinStar New Media and the Guarantors, including the capital stock of the Guarantors. This facility matures and all outstanding loans are payable in full on January 26, 2001.

     In February 1998, Global Products entered into a Second Amended and Restated Loan and Security Agreement (the 'Loan Agreement') with Century Business Credit Corporation ('Century') pursuant to which Century has agreed to make a $12.0 million revolving credit facility, including a letter of credit facility, available to Global Products until February 26, 2000. The Loan Agreement amends and restates a loan agreement providing for a $6.0 million credit facility from Century established in 1994 which was assigned (including all security interests and the guaranty given by the Company) to IBJ Schroder Bank & Trust Company in 1996 and reassigned to Century.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of the material U.S. Federal income tax considerations applicable to the exchange of Old Preferred Stock for New Preferred Stock, and applicable to holders of the Exchangeable Preferred Stock in general. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service (the 'IRS') and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion does not deal with all aspects of U.S. Federal income taxation that may be relevant to particular investors in light of their personal investment circumstances (for example, to persons holding the Exchangeable Preferred Stock as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss U.S. Federal income tax considerations applicable to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, taxpayers subject to the alternative minimum tax or non U.S. holders). In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor. The discussion assumes that investors are U.S. Holders (as defined below) that will hold the Exchangeable Preferred Stock as capital assets within the meaning of Section 1221 of the Code. EACH POTENTIAL INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of Exchangeable Preferred Stock that is (i) a citizen or resident (as defined in Section 7701(b) (1) of the Code) of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate or trust described in
Section 7701 (a) (30) of the Code, or (iv) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis (a 'U.S. Holder').

THE EXCHANGE OFFER

     The exchange of Old Preferred Stock for New Preferred Stock will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by a holder on the exchange. Immediately after the exchange, a holder's adjusted tax basis in the New Preferred Stock will be the same as the holder's adjusted basis in the Old Preferred Stock immediately before the exchange. A holder will be considered to have held the New Preferred Stock from the time the holder originally acquired the Old Preferred Stock. Dividends on each share of New Preferred Stock will accrue from the last

Dividend Payment Date on the Old
Preferred Stock. No additional dividends will be paid on the Old Preferred Stock tendered and accepted for exchange.

EXCHANGEABLE PREFERRED STOCK AND EXCHANGE DEBENTURES

  Distributions in General

     Distributions with respect to the Exchangeable Preferred Stock will be treated as dividends (taxable as ordinary income) to the extent of the current and accumulated earnings and profits of the Company. To the extent that the amount of a distribution with respect to the Exchangeable Preferred Stock exceeds the current and accumulated earnings and profits of the Company, it will be treated first as a tax-free return of capital to the extent of the holder's basis in the Exchangeable Preferred Stock, and thereafter as capital gain from the sale of the Exchangeable Preferred Stock (taxable as described below under 'Sale, Redemption or Other Taxable

Disposition of Exchangeable Preferred Stock'). The Company does not currently have any current or accumulated earnings and profits, and cannot accurately predict when it will have earnings and profits.

     A holder that is a corporation otherwise entitled to the dividends-received deduction as provided in Section 243 of the Code will be entitled to that deduction (generally at a 70% rate) with respect to amounts treated as dividends on the Exchangeable Preferred Stock but will not be entitled to that deduction with respect to amounts treated as a return of capital or capital gain. In addition, the benefit of a dividends-received deduction may be reduced by the corporate alternative minimum tax. In determining entitlement to the dividends-received deduction, corporate holders should also consider the provisions of Sections 246(c), 246A and 1059 of the Code and Treasury Regulations promulgated thereunder, and IRS rulings and administrative pronouncements relating to such Code provisions. Under current law as amended by certain legislation recently enacted by Congress (the 'New Legislation'),
Section 246(c) of the Code disallows the dividends-received deduction in its entirety if the holder does not hold the stock for at least a 90 day continuous period beginning 45 days prior to the date such holder becomes entitled to receive each dividend on the stock. The New Legislation also requires immediate recognition of gain under Section 1059 of the Code to the extent that the non-taxed portion of a dividend exceeds a corporate shareholder's tax basis in the Exchangeable Preferred Stock, rather than deferring such gain until the sale of such Exchangeable Preferred Stock. The New Legislation also increases the holding period of Exchangeable Preferred Stock required for purposes of the dividends-received deduction. Section 246(c)(4) of the Code provides that a holder may not count toward this minimum holding period any period in which the holder (i) has, among other things, an option to sell Exchangeable Preferred Stock which it owns, (ii) is under a contractual obligation to sell Exchangeable Preferred Stock which it owns, (iii) has made (and not closed) a short sale of substantially identical stock or securities, or (iv) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Section 246A of the Code contains the 'debt-financed portfolio stock' rules, under which the dividends-received deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in the Exchangeable Preferred Stock.

  Excessive Redemption Price

     Under Section 305 of the Code and Treasury Regulations authorized thereunder, if the redemption price of Exchangeable Preferred Stock exceeds its issue price (i.e., its fair market value at its date of original issue) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distributions described above under 'Distributions in General.' A holder of such Exchangeable Preferred Stock is required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield. It is anticipated that the mandatory redemption price of the Exchangeable Preferred Stock will not exceed such Exchangeable Preferred Stock issue price by more than a de minimis amount.

  Sale, Redemption or other Taxable Disposition of the Exchangeable Preferred Stock

     Upon a sale or other taxable disposition (but not including on exchange of Exchangeable Preferred Stock for Exchange Debentures or other redemption), a holder generally will recognize capital gain or loss for U.S. Federal income tax purposes (except to the extent of cash payments received on the disposition that are attributable to accrued dividends, which will be treated in the same manner as distributions described above under 'Distributions in General') in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received upon such sale or other taxable disposition and (ii) the holder's adjusted tax basis in the Exchangeable Preferred Stock being disposed. Under New Legislation, any gain or loss on the sale, exchange or retirement of the Exchangeable Preferred Stock held by individual taxpayers for (i) one year or less shall be treated as short-term capital gain or loss, (ii) more than one year but not more than 18 months shall be subject to a maximum tax rate of 28 percent, (iii) more than 18 months shall be subject to a maximum tax rate of 20 percent and (iv) beginning in the year 2006, the Exchangeable Preferred Stock acquired after the year 2000 and held for at least five years shall be taxed at a maximum rate of 18 percent.

     A holder's initial tax basis in the Exchangeable Preferred Stock generally will be the price such holder paid for such Exchangeable Preferred Stock.

     Gain or loss recognized by a holder on a redemption of the Exchangeable Preferred Stock would be treated as a sale or exchange and therefore qualify for the treatment described above if, taking into account stock that is actually or constructively owned under the constructive ownership rules of Section 318 of the Code by such holder, either (i) the holder's interest in the stock of the Company is completely terminated as a result of the redemption or (ii) the redemption is 'not essentially equivalent to a dividend.' Under Section 318 of the Code, a person generally will be treated as the owner of stock of the Company owned by certain related parties or certain entities in which the person owns an interest and stock that a holder could acquire through exercise of an option. Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event requires a 'meaningful reduction' in such holder's equity interest in the Company. A holder of the Exchangeable Preferred Stock who sells some or all of the stock of the Company owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of stock of the Company may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

     If none of the above conditions is satisfied, the entire amount of the cash (or property) received on a redemption will be treated as a distribution (without offset by the holder's tax basis in the redeemed shares), which will be treated in the same manner as distributions described above under 'Distributions in General.' In such case, the holder's basis in the redeemed the Exchangeable Preferred Stock would be transferred to the holder's remaining shares of the Company stock (if any). If the holder does not retain any shares of the Company stock, such basis may be entirely lost.

     A redemption of Exchangeable Preferred Stock for Exchange Debentures will be subject to the same general rules as a redemption for cash, as described above, except that the amount of the redemption proceeds will be determined based upon the issue price of the Exchange Debentures. The issue price of such Exchange Debentures generally will be the fair market value of such Exchange Debentures on their issue date, provided that such Exchange Debentures are traded on an established securities market within thirty days either prior to or following such issue date. If the Exchangeable Preferred Stock, but not the Exchange Debentures issued therefor, is traded on an established securities market within either thirty days prior to or following the issue date of the Exchange Debentures, then the issue price of such Exchange Debentures will be the fair market value of the Exchangeable Preferred Stock exchanged therefor. In the event that neither the Exchangeable Preferred Stock nor the Exchange Debentures is traded on an established securities market within the applicable period, the issue price of the Exchange Debentures will be their stated principal amount--generally their face value--unless the Exchange Debentures do not bear 'adequate stated interest' within the meaning of Section 1274 of the Code, in which case the issue price of such Exchange Debentures generally will be an amount equal to the sum of the present values of all payments due under the Exchange Debentures, determined using a discount rate equal to the applicable Federal rate ('AFR') (discussed further under 'Applicable High-Yield Discount Obligation' below). Additionally, any gain recognized on a redemption of Exchangeable Preferred Stock for Exchange Debentures may be eligible for deferral under the installment sale method, subject to a $5 million dollar limitation and provided that neither the Exchangeable Preferred Stock nor the Exchange Debentures are readily tradeable on an established securities market. The Company does not anticipate that either the Exchangeable Preferred Stock or the Exchange Debentures will be readily tradeable on an established securities market.

TAXATION OF THE EXCHANGE DEBENTURES

  Interest on the Exchange Debentures

     With respect to any Exchange Debenture issued after December 15, 2002, a holder of an Exchange Debenture will be required to report stated interest earned on the Exchange Debenture as ordinary interest income for U.S. Federal income tax purposes in accordance with such holder's method of tax accounting.

  Original Issue Discount

     Some or all of the Exchange Debentures may be considered issued with original issue discount for U.S. Federal income tax purposes. In general, original issue discount on the Exchange Debentures, defined as the excess of 'stated redemption price at maturity' over 'issue price,' must be included in a holder's gross income in advance of the receipt of cash representing that income (regardless of whether the holder is a cash or accrual method taxpayer).

     The 'issue price' of an Exchange Debenture will depend on whether the Exchange Debenture or the Exchangeable Preferred Stock is traded on an established securities market as discussed above under 'Sale, Redemption or Other Taxable Disposition of Exchangeable Preferred Stock.' The 'stated redemption price at maturity' of the Exchange Debentures will equal their principal amount at maturity plus, in the case of an Exchange Debenture issued on or prior to December 15, 2002, the aggregate amount of the stated interest payable on such Exchange Debentures.

     The Company will report annually to the IRS and to record holders of the Exchange Debentures information with respect to original issue discount accruing during the calendar year.

     A holder of an Exchange Debenture will be required to include in gross income for U.S. Federal income tax purposes the sum of the 'daily portions' of original issue discount with respect to the Exchange Debenture for each day of the taxable year during which such holder holds the Exchange Debenture. The daily portions of original issue discount with respect to an Exchange Debenture are determined by allocating to each day in an 'accrual period' a ratable portion of the original issue discount allocable to such accrual period. Accrual periods with respect to an Exchange Debenture may be any set of periods (which may be of varying lengths) selected by a holder provided that (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Exchange Debenture occurs on either the first or final day of an accrual period.

     The amount of original issue discount allocable to each accrual period equals the amount determined by multiplying the 'adjusted issue price' of the Exchange Debenture at the beginning of the accrual period by the yield to maturity of the Exchange Debenture (i.e., the discount rate that, when applied to all payments under the Exchange Debenture, including payments of stated interest or principal, results in a present value equal to the issue price). The 'adjusted issue price' at the beginning of any accrual period is the issue price of the Exchange Debenture, plus the amount of original issue discount taken into account for all prior accrual periods, minus the amount of all cash payments previously made on the Exchange Debenture (including payments of stated interest). This constant yield method of determining the amount of original issue discount included in income for any period generally will require a holder of an Exchange Debenture to include increasing amounts of original issue discount in income in successive accrual periods. The holder will not be required to recognize as additional income payments of stated interest to the extent such payments are already taken into account as original issue discount.

  Bond Premium

     If the holder's basis in the Exchange Debentures exceeds the amount payable at the maturity date, such excess will be deductible by the holder of the Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures under a yield-to-maturity formula if the holder has already made an election under Section 171 of the Code. An election under Section 171 of the Code is (i) available only if the Exchange Debentures are held as capital assets, (ii) is revocable only with the consent of the IRS and (iii) applies to all obligations owned or subsequently acquired by the holder on or after the first day of the taxable year in which such election applies. To the extent that the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced. Current Treasury Regulations under Section 171 of the Code provide that the amortizable bond premium will offset interest income on the Exchange Debentures and will not be treated as a separate deduction item. However, Proposed Regulations under Section 171 of the Code would conform the treatment of amortizable bond premium to the treatment of original issue discount.

  Sale or Redemption

     A holder generally will recognize taxable gain or loss upon the sale, exchange, retirement or other taxable disposition of an Exchange Debenture equal to the difference between the amount realized upon such disposition (other than amounts attributable to stated interest not included in the stated redemption price at maturity of such Exchange Debentures) and its adjusted tax basis in the Exchange Debenture. A holder's adjusted tax basis in an Exchange Debenture will equal the issue price of such Exchange Debentures, increased by accrued original issue discount previously included in the holder's gross income with respect to the Exchange Debenture, and decreased by any cash payments (including payments of stated interest) made with respect thereto.

  Applicable High-Yield Discount Obligation

     The original issue discount on any obligation that constitutes an 'applicable high yield discount obligation' is not deductible until paid. An 'applicable high yield discount obligation' is any debt instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the AFR (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points and (iii) has 'significant original issue discount.' The AFR is an interest rate announced monthly by the IRS, that is based on the yield of debt obligations issued by the U.S. Treasury. A debt instrument generally has 'significant original issue discount' if the aggregate amount (including original issue discount) that would be includable in gross income with respect to the debt instrument for periods before the close of any accrual period that ends more than five years after the date of issue exceeds the sum of
(i) the aggregate amount of interest to be paid on the instrument before the close of such accrual period and (ii) the product of the issue price of the instrument and its yield to maturity. Moreover, if the debt instrument's yield to maturity exceeds the AFR plus six percentage points, a ratable portion of the issuing corporation's deduction for original issue discount (the 'Disqualified Original Issue Discount') (based on the portion of the yield to maturity that exceeds the applicable Federal rate plus six percentage points) will be denied. For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified Original Issue Discount will be treated as a dividend to the extent it would have been so treated had such amount been distributed by the Company with respect to its stock. Whether the Exchange Debentures will constitute applicable high yield debt obligations will depend upon the facts and circumstances existing at the time of their issuance.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting and backup withholding may apply to certain non-corporate holders with respect to payments by the Company of dividends on the Exchangeable Preferred Stock or payments of interest on the Exchange Debentures. Such payments will be subject to backup withholding at a rate of 31 percent unless the beneficial owner of such security supplies the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. In addition, if the Exchangeable Preferred Stock or Exchange Debentures are sold to (or through) a 'broker,' the broker may be required to withhold 31 percent of the entire sales price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (it) the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient. The term 'broker' as defined by Treasury Regulations includes all persons who, in the ordinary course of their business, stand ready to effect sales made by others.

     Any amount withheld under backup withholding rules from a payment to a holder is allowable as a credit against the holder's U.S. Federal income tax, which may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but does not do so in the proper manner.

     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PURCHASER OF THE EXCHANGEABLE PREFERRED STOCK OR HOLDER OF EXCHANGE DEBENTURES SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock (except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock.

     The Company will not receive any proceeds from any sale of New Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Preferred Stock. Any broker-dealer that resells New Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by, acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offer (including the reasonable fees and disbursements of one counsel for the holders of the Exchangeable Preferred Stock) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchangeable Preferred Stock (including certain broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

     Each holder of the Old Preferred Stock who wishes to exchange its Old Preferred Stock for New Preferred Stock in the Exchange Offer will be required to make certain representations to the Company as set forth in 'The Exchange Offer--Terms and Conditions of the Letter of Transmittal.' The Company has not entered into any arrangement or understanding with any person to distribute the New Preferred Stock to be received in the Exchange Offer and, as of the Expiration Date, to the best of the Company's information and belief, each person participating in the Exchange Offer will be acquiring the New Preferred Stock in its ordinary course of business and will not have any arrangement or understanding with any person to participate in the distribution of the New Preferred Stock to be received in the Exchange Offer.

                                 LEGAL MATTERS

     The validity of the New Preferred Stock and the Exchange Debentures will be passed upon for WinStar Communications, Inc. by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller are holders of shares of the Common Stock of WinStar Communications, Inc.

                                   EXPERTS

     The consolidated financial statements of (i) the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and December 31, 1997, and the ten months ended December 31, 1995, and (ii) Midcom as of and for the year ended December 31, 1997, each of which is incorporated by reference into this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon. The financial statements of Midcom Communications, Inc. as of December 31, 1995 and December 31, 1996 and for each of the three years in the period ended December 31, 1996, incorporated by reference into this Prospectus, have been audited by Ernst & Young LLP, independent auditors, to the extent for the periods indicated in their report thereon.

                          INDEX TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Unaudited Pro Forma Condensed Consolidated Financial Statements............................................    F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997...........................    F-3
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet..........................................    F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations, Year Ended December 31, 1997...........    F-5
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations................................    F-6

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 gives effect to the February 1997 Preferred Stock Placement, the issuance of the March 1997 Notes in the March 1997 Debt Placement, the WEC II Equipment Notes issued in the August 1997 Debt Placement, the Senior Subordinated Notes issued in the October 1997 Debt Placement, the US ONE Asset Acquisition and Financing, the issuance of the Exchangeable Preferred Stock in the December 1997 Exchangeable Preferred Stock Placement (the 'Financing Transactions'), the Midcom Asset Purchase, the Preferred Stock Placement and the 1998 Debt Placement (collectively, the 'Pro Forma Transactions') as if they occurred as of January 1, 1997.

     The following unaudited pro forma condensed consolidated balance sheet as of December 31, 1997 gives effect to the Midcom Asset Purchase, the Preferred Stock Placement and the 1998 Debt Placement (collectively, the 'Pro Forma Transactions') as if they had occurred on December 31, 1997.

     The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Pro Forma Transactions in fact occurred on such date or to project the Company's results of operations or financial condition for any future period or date.

     These pro forma financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements.

     The Pro Forma Financial Information gives effect to the Pro Forma Transactions, including the Midcom Asset Acquisition, and relies upon the historical financial statements of Midcom (which are incorporated by reference into this Prospectus). Midcom's financial statements for the year ended December 31, 1997 (and, consequently, the Pro Forma Financial Information) include Midcom's operations during the 10-month period in 1997 prior to Midcom's bankruptcy filing in November 1997 and, therefore, do not accurately reflect the state of the business actually acquired by the Company in January 1998. See Note A to the Midcom Consolidated Financial Statements. In addition, one of the significant assets acquired by the Company in the acquisition was Midcom's customer base, all of whom now must be notified by the Company of the transfer of their accounts to the Company and have the option to replace the Company as their service provider. Although the Company expects that a significant number of customers will elect to terminate their service and move to other carriers, the Pro Forma Financial Information does not give effect to the loss of any Midcom customers. Moreover, the Pro Forma Financial Information does not purport to represent what the Company's results of operations or financial condition would actually have been had the Midcom Asset Acquisition in fact occurred on January 1, 1997 or to project the Company's results of operations or financial condition for any future period or date. Although the Company believes the assets it acquired from Midcom were purchased on attractive terms, the Company believes that investors in any of the Securities offered hereby should not place any reliance on the pro forma operating results contained in the Pro Forma Financial Statements as they relate to Midcom.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               ADJUSTMENTS
                                                                                  PRO FORMA      FOR THE
                                                                                   FOR THE   PREFERRED STOCK
                                         THE                     ADJUSTMENTS       MIDCOM     PLACEMENT AND
                                      COMPANY,     MIDCOM,     FOR THE MIDCOM       ASSET     THE 1998 DEBT
                                     HISTORICAL   HISTORICAL  ASSET ACQUISITION   ACQUISITION    PLACEMENT       PRO FORMA
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
               ASSETS
Current assets
  Cash and cash equivalents.........  $ 402,359    $  2,285       $ (92,000)(a)   $310,359      $ 192,850(b)    $  939,872
                                                                     (2,285)(a)                   436,663(c)
  Short term investments............     16,903                                     16,903                          16,903
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
    Cash, cash equivalents and short
      term investments..............    419,262       2,285         (94,285)       327,262        629,513          956,775
  Accounts receivable, net..........     30,328      20,661                         50,989                          50,989
  Inventories.......................     10,296                                     10,296                          10,296
  Prepaid expenses and other current
    assets..........................      8,985       6,125                         15,110                          15,110
  Net assets of discontinued
    operations......................      2,105                                      2,105                           2,105
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
      Total current assets..........    470,976      29,071         (94,285)       405,762        629,513        1,035,275
Property and equipment, net.........    284,835      25,331         (16,667)(a)    293,499                         293,499
Licenses, net.......................    174,763                                    174,763                         174,763
Intangible assets, net..............     14,293       4,481          51,388(a)      70,162                          70,162
Deferred financing costs............     27,463                                     27,463         13,337(c)        40,800
Other assets........................      4,071         681                          4,752                           4,752
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
      Total assets..................  $ 976,401    $ 59,564       $ (59,564)      $976,401      $ 642,850       $1,619,251
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
          LIABILITIES AND
        STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long term
    debt ...........................  $     386    $              $               $    386      $               $      386
  Notes payable.....................                 32,332         (32,332)(a)
  Accounts payable and accrued
    expenses........................     97,714       9,402          (9,402)(a)     97,714                          97,714
  Current portion of capitalized
    lease obligations...............      6,848      15,263         (15,263)(a)      6,848                           6,848
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
      Total current liabilities.....    104,948      56,997         (56,997)       104,948             --          104,948
Capitalized lease obligations, less

  current portion...................     21,823                                     21,823                          21,823
Long-term debt, less current
  portion...........................    768,469                                    768,469        450,000(c)     1,218,469
Liabilities subject to compromise...                175,886        (175,886)(a)
Deferred income taxes...............     24,000                                     24,000                          24,000
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
      Total liabilities.............    919,240     232,883        (232,883)       919,240        450,000        1,369,240
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
Exchangeable redeemable preferred
  stock.............................    175,553                                    175,553                         175,553
Cumulative Convertible Redeemable
  preferred stock...................                                                              200,000(b)       200,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock...................         39                                         39                              39
  Common stock, $.01 par value;
    authorized 200,000 shares,
    issued and outstanding 34,610
    shares, 34,610 pro forma issued
    and outstanding shares and
    34,610 pro forma as adjusted
    issued and outstanding shares...        346      67,548         (67,548)(a)        346                             346
  Additional paid-in capital........    255,741                                    255,741         (7,150)(b)      248,591
  Deferred compensation.............                 (1,192)          1,192(a)
  Accumulated deficit...............   (374,518)   (239,675)        239,675(a)    (374,518 )                      (374,518 )
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
      Total stockholders' equity....   (118,392)   (173,319)        173,319       (118,392 )       (7,150)        (125,542 )
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
      Total liabilities and
         stockholders' equity.......  $ 976,401    $ 59,564       $ (59,564)      $976,401      $ 642,850       $1,619,251
                                     -----------  ----------  -----------------   ---------  ---------------    -----------
                                     -----------  ----------  -----------------   ---------  ---------------    -----------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

     The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma condensed consolidated financial statements. It is therefore possible that the entries presented below will not be the amounts actually recorded.

     BALANCE SHEET AT DECEMBER 31, 1997

                                                                                                 (IN THOUSANDS)
(a) To record the Midcom Asset Purchase as follows:
Cash purchase price...........................................................................     $  (92,000)
Eliminate cash retained by the seller.........................................................         (2,285)
Eliminate property and equipment retained by the seller.......................................        (16,667)
Excess of purchase price over seller's historical basis.......................................         51,388
                                                                                                 --------------
     Total Asset Adjustments..................................................................     $  (59,564)
                                                                                                 --------------
                                                                                                 --------------
ELIMINATE LIABILITIES RETAINED BY THE SELLER AS FOLLOWS:
Notes payable.................................................................................     $  (32,332)
Accounts payable and accrued expenses.........................................................         (9,402)
Liabilities subject to compromise.............................................................       (175,886)
Current portion of capitalized lease obligations..............................................        (15,263)
ELIMINATION OF HISTORICAL EQUITY ACCOUNTS AS FOLLOWS:
Common stock of Midcom........................................................................        (67,548)
Deferred compensation of Midcom...............................................................          1,192
Accumulated deficit of Midcom.................................................................        239,675
                                                                                                 --------------
     Total Liability and Equity Adjustments...................................................     $  (59,564)
                                                                                                 --------------
                                                                                                 --------------

     (b) To record the issuance of the Preferred Stock Placement and related fees and expenses.

     (c) To record the issuance of the 1998 Debt Placement and the related fees and expenses.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                ADJUSTMENTS
                                                                      THE         FOR THE
                                                                   COMPANY,      PRO FORMA      PRO FORMA FOR THE       MIDCOM,
                                                                  HISTORICAL    FINANCINGS    FINANCING TRANSACTIONS   HISTORICAL
                                                                  -----------   -----------   ----------------------   ----------
Operating revenues
  Telecommunications services...................................   $  38,277     $                  $   38,277         $   98,283
  Information services .........................................      41,354                            41,354
                                                                  -----------   -----------         ----------         ----------
Total operating revenues........................................      79,631                            79,631             98,283
                                                                  -----------   -----------         ----------         ----------
Operating expenses
  Cost of services and products.................................      81,017                            81,017             72,440
  Selling, general and administrative expenses..................     156,959                           156,959             86,004
  Depreciation and amortization.................................      29,701         5,062(a)           34,763             17,168
                                                                  -----------   -----------         ----------         ----------
Total operating expenses........................................     267,677         5,062             272,739            175,612
                                                                  -----------   -----------         ----------         ----------
  Operating loss................................................    (188,046)       (5,062)           (193,108)           (77,329)
Other expense
  Interest expense..............................................     (77,257)      (25,905)(a)         (103,162)           (9,929)
  Interest income...............................................      17,577                            17,577                 --
  Reorganization items..........................................                                                          (11,310)
  Other income (expense)........................................       2,219                             2,219             (5,200)
                                                                  -----------   -----------         ----------         ----------
Loss from continuing operations before income tax benefit.......    (245,507)      (30,967)           (276,474)          (103,768)
Income tax benefit..............................................       2,500                             2,500
                                                                  -----------   -----------         ----------         ----------
Loss from continuing operations.................................    (243,007)      (30,967)           (273,974)          (103,768)
Loss from discontinued operations...............................      (6,477)                           (6,477)
                                                                  -----------   -----------         ----------         ----------
Net loss........................................................    (249,484)      (30,967)           (280,451)          (103,768)
Less preferred stock dividends..................................      (5,879)      (25,927)(a)          (31,806)
                                                                  -----------   -----------         ----------         ----------
Net loss applicable to common stockholders......................   $(255,363)    $ (56,894)         $ (312,257)        $ (103,768)
                                                                  -----------   -----------         ----------         ----------
                                                                  -----------   -----------         ----------         ----------
Loss applicable to common stock per share from continuing
  operations....................................................   $   (7.49)                       $    (9.20)
Loss per share from discontinued operations.....................       (0.19)                            (0.19)
                                                                  -----------                       ----------
Net loss applicable to common stock per share...................   $   (7.68)                       $    (9.39)
                                                                  -----------                       ----------
                                                                  -----------                       ----------
Weighted average shares outstanding ............................      33,249                            33,249
                                                                  -----------                       ----------

                                                                  -----------                       ----------

                                                                                                ADJUSTMENTS
                                                                                                  FOR THE
                                                                  ADJUSTMENTS    PRO FORMA       PREFERRED
                                                                    FOR THE       FOR THE     STOCK PLACEMENT
                                                                    MIDCOM        MIDCOM          AND THE
                                                                     ASSET         ASSET           1998
                                                                  ACQUISITION   ACQUISITION   DEBT PLACEMENT    PRO FORMA
                                                                  -----------   -----------   ---------------   ---------
Operating revenues
  Telecommunications services...................................   $             $ 136,560       $              $136,560
  Information services .........................................                    41,354                        41,354
                                                                  -----------   -----------   ---------------   ---------
Total operating revenues........................................          --       177,914                       177,914
                                                                  -----------   -----------   ---------------   ---------
Operating expenses
  Cost of services and products.................................                   153,457                       153,457
  Selling, general and administrative expenses..................         714(b)    243,677                       243,677
  Depreciation and amortization.................................       5,139(b)     56,741                        56,741
                                                                        (329)(b)
                                                                  -----------   -----------   ---------------   ---------
Total operating expenses........................................       5,524       453,875                       453,875
                                                                  -----------   -----------   ---------------   ---------
  Operating loss................................................      (5,524)     (275,961)                     (275,961 )
Other expense
  Interest expense..............................................       9,929(b)   (103,162)        (49,590)(d)  (152,752 )
  Interest income...............................................      (4,784)(b)     12,793                       12,793
  Reorganization items..........................................      11,310(b)         --
  Other income (expense)........................................                    (2,981)                       (2,981 )
                                                                  -----------   -----------   ---------------   ---------
Loss from continuing operations before income tax benefit.......      10,931      (369,311)        (49,590)     (418,901 )
Income tax benefit..............................................                     2,500                         2,500
                                                                  -----------   -----------   ---------------   ---------
Loss from continuing operations.................................      10,931      (366,811)        (49,590)     (416,401 )
Loss from discontinued operations...............................                    (6,477)                       (6,477 )
                                                                  -----------   -----------   ---------------   ---------
Net loss........................................................      10,931      (373,288)        (45,590)     (422,878 )
Less preferred stock dividends..................................                   (31,806)        (14,000)(c)   (45,806 )
                                                                  -----------   -----------   ---------------   ---------
Net loss applicable to common stockholders......................   $  10,931     $(405,094)      $ (63,590)     (468,684 )
                                                                  -----------   -----------   ---------------   ---------
                                                                  -----------   -----------   ---------------   ---------
Loss applicable to common stock per share from continuing
  operations....................................................                 $  (11.99)                     $ (13.81 )
Loss per share from discontinued operations.....................                     (0.19)                        (0.19 )
                                                                                -----------                     ---------
Net loss applicable to common stock per share...................                 $  (12.18)                     $ (14.00 )
                                                                                -----------                     ---------
                                                                                -----------                     ---------
Weighted average shares outstanding ............................                    33,249             220        33,469
                                                                                -----------   ---------------   ---------

                                                                                -----------   ---------------   ---------

                                      F-5

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997
     (a) To record the Financing Transactions as if they occurred as of January 1, 1997, including preferred stock dividends and amortization of debt offering costs and other related fees, but not to include interest income earned on unused cash, as follows:

         Preferred Stock dividends on the Preferred Stock issued by the Company in the February 1997 Preferred Stock Placement ($654).
         Interest expense on the debt issued in the March 1997 Debt Placement
           ($8,476).
         Interest expense on the debt issued in the August 1997 Debt Placement
           ($4,018).
         Interest expense on the Senior Subordinated Notes issued in the October
           1997 Debt Placement ($12,336).
         Depreciation expense on the assets acquired in the US ONE Asset
           Acquisition, ($5,062) and the interest expense on the related financing ($6,877).
         Preferred Stock dividends on the Exchangeable Redeemable Preferred
           Stock issued in the December 1997 Preferred Stock Placement
           ($25,273).
         Eliminate the pro forma interest expense ($6,877) related to the US ONE
           Asset Financing and to record the interest expense ($1,075) related to the write-off of the related financing fees.

     (b) To record the MIDCOM Asset Acquisition as follows:
         Amortization of the excess of the purchase price over Seller's historical basis of the assets acquired in the Midcom Asset Acquisition over ten years ($5,139).
         Eliminate the interest expense recorded on the Midcom debt, which was not assumed in the Midcom Asset Acquisition ($9,929).
         Eliminate interest income on the purchase price of the Midcom
           Acquisition, as if the Midcom Acquisition had occurred as of January 1, 1997 ($4,784).
         Eliminate depreciation expense ($329) related to the Midcom assets not purchased by the Company and to record rental expense ($714) for the Midcom assets leased by the Company.
         Eliminate Reorganization items related to the Midcom bankruptcy
           ($11,310).

     (c) To reflect Preferred Stock dividends (assuming the dividends are paid in Common Stock) as if the Preferred Stock Placement had been completed as of January 1, 1997.

     (d) To record interest expense on the 1998 Debt Placement, including amortization of debt offering costs and other related fees, as if the Notes issued in the 1998 Debt Placement, were issued as of January 1, 1997, but not to include interest income earned on available cash.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

     Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

    'Section 145. Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.'

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
------    ----------------------------------------------------------------------------------------------------------

  5.1       --  Opinion of Graubard Mollen & Miller
 12.1       --  Ratio of Earnings to Combined Fix Charges and Preferred Stock Dividends
 23.1       --  Consent of Grant Thornton LLP
 23.2       --  Consent of Grant Thornton LLP
 23.3       --  Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1)
 23.4       --  Consent of Ernst & Young LLP
 99.1       --  Form of Letter of Transmittal for Exchange of Preferred Stock

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL

OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 9TH DAY OF MAY, 1998.

                                          WINSTAR COMMUNICATIONS, INC.

                                     By:
                                          ______________________________________
                                                   William J. Rouhana, Jr.
                                             Chairman of the Board of Directors
                                                and Chief Executive Officer

                SIGNATURE                                         TITLE                             DATE
------------------------------------------  -------------------------------------------------   -------------

                                            Chairman of the Board of Directors and Chief          May 9, 1998
------------------------------------------  Executive Officer (and principal executive
         William J. Rouhana, Jr.            officer)

         /s/         *                      President, Chief Operating Officer and Director       May 9, 1998
------------------------------------------
              Nathan Kantor

         /s/         *                      Vice Chairman of the Board of Directors               May 9, 1998
------------------------------------------
             Steven G. Chrust

         /s/         *                      Executive Vice President and Chief Financial          May 9, 1998
------------------------------------------  Officer (and principal accounting officer)
            Charles T. Dickson

         /s/         *                      Director                                              May 9, 1998
------------------------------------------
            Bert W. Wasserman

         /s/         *                      Director                                              May 9, 1998
------------------------------------------
         William J. vanden Heuvel

         /s/         *                      Director                                              May 9, 1998
------------------------------------------
             Steven B. Magyar

         /s/         *                      Director                                              May 9, 1998
------------------------------------------
              James I. Cash

------------------
* By Power of Attorney.

                                 EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
------------  ------------------------------------------------------------------------------------------------------

     5.1      Opinion of Graubard Mollen & Miller

    12.1      Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

    23.1      Consent of Grant Thornton LLP

    23.2      Consent of Grant Thornton LLP

    23.3      Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1)

    23.4      Consent of Ernst & Young LLP